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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (Date of earliest event reported): OCTOBER 22, 1999



                         WEATHERFORD INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


                      DELAWARE                         1-13086                            04-2515019
             (State or of Incorporation)        (Commission File No.)        (I.R.S. Employer Identification No.)


            515 POST OAK BLVD., SUITE 600
                   HOUSTON, TEXAS                                                            77027
      (Address of Principal Executive Offices)                                            (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 693-4000


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                                     PAGE 1
                       EXHIBIT INDEX APPEARS ON PAGE 101

ITEM 5.  OTHER EVENTS.

THIRD QUARTER RESULTS

         On October 25, 1999, we announced our results for the three and nine months ended September 30, 1999. Income from continuing operations for the three and nine months ended September 30, 1999, was $3.0 million and $8.7 million, compared to $22.2 million and $92.7 million for the three and nine month periods ended September 30, 1998, excluding merger and other charges. Revenues for the three and nine months ended September 30, 1999, were $323.6 million and $867.6 million, compared to $322.3 million and $1,061.9 million for the three and nine months ended September 30, 1998.

         We recorded a net loss of $11.1 million or $0.11 per share for the quarter ended September 30, 1999, compared to net income of $42.8 million or $0.44 per share for the quarter ended September 30, 1998. Our results for the third quarter of 1999 include a $14.1 million loss for the discontinued operations of our Grant Prideco drilling products division which we are intending to spinoff to our stockholders. Results for the quarter ended September 30, 1998, included $20.5 million net income from the operations of Grant Prideco.

         Results for 1999 reflected the downturn in the industry. Although market conditions continued to remain depressed for most of the third quarter of 1999, we did realize the first improvement on a quarter on quarter basis in profitability in over a year. The improvement was primarily attributable to our artificial lift systems segment, which is the most sensitive to oil prices. Our compression services businesses also improved due to increased international revenues. For a discussion of current market trends and their impact on our businesses, please see "Restated Financial Statements --
Section A, Part 1: General and Market Trends" below.

         As noted above, the results of our Grant Prideco division are reflected in our results as a discontinued operation in light of our decision to spinoff that division to our stockholders. The spinoff is subject to our receipt of a favorable private letter ruling from the Internal Revenue Service on certain aspects of the spinoff and the registration of the Grant Prideco common stock under the Securities Exchange Act of 1934. A registration statement for the registration of Grant Prideco's common stock under the Exchange Act was filed on October 22, 1999. A request for the private letter ruling was filed with the Internal Revenue Service in July 1999 and that request is in the process of being reviewed by the Internal Revenue Service. We currently expect that the spinoff of our Grant Prideco drilling products
division will occur during the first quarter of 2000.   Restated financial
information reflecting the historical operations of Grant Prideco as discontinued is set forth below in this report.

         A press release discussing our results for the third quarter is being filed with this report as Exhibit 99.1 and is hereby incorporated herein by reference.

GRANT PRIDECO SPINOFF; DISCONTINUED OPERATIONS

         Our Board of Directors recently approved the spinoff by us of our Grant Prideco drilling products division. Following that approval, a Registration Statement on Form 10 was filed with the Securities and Exchange Commission on October 22, 1999, by our Grant Prideco, Inc. subsidiary.
The Registration Statement includes a preliminary information statement, the final version of which will be distributed to our stockholders. The information statement includes information regarding the proposed spinoff, Grant Prideco and matters regarding the relationship between Grant Prideco and us following the spinoff.

RESTATED FINANCIAL STATEMENTS

         As a result of the recent approval by our Board of Directors of the spinoff of our Grant Prideco drilling products division and the related filing by Grant Prideco of its registration statement on Form 10 with the Securities and Exchange Commission, we have reclassified the historical operations of this division as a discontinued operation.

         We have restated our historical financial statements for (1) the years 1996, 1997 and 1998, (2) the three months ended March 31, 1998, and 1999, and
(3) the three and six month periods ended June 30, 1998, and 1999, in light of the reclassification of Grant Prideco as a discontinued operation. We have also revised our historical Management's Discussion and Analysis of Financial Condition and Results of Operations for each of those periods. In addition, we have prepared restated pro forma financial information for our recent acquisition of Dailey International Inc. to give effect to the reclassification of our Grant Prideco drilling products division as a discontinued operation.

         The restated financial information described above is presented in this filing as follows:

         Section A        Management's Discussion and Analysis of Financial
                          Condition and Results of Operations

                          Part 1: General and Market Trends
                          Part 2: Results of Operations for the years 1998,
                                  1997 and 1996
                          Part 3: Results of Operations for the three months
                                  ended March 31, 1999, and 1998
                          Part 4: Results of Operations for the three and six
                                  months ended June 30, 1999, and 1998
                          Part 5: Liquidity and Capital Resources
                          Part 6: Exposures, New Accounting Pronouncements and
                                  Year 2000 Matters
                          Part 7: Forward-Looking Statements

         Section B        Selected Financial Data for the years ended December
                          31, 1994, through 1998

         Section C        Quantitative and Qualitative Market Risk Disclosure

         Section D        Financial Statements

                          Part 1: Restated Audited Historical Financial
                                  Statements and Financial Statement Schedules for the years ended December 31, 1998, 1997 and 1996
                          Part 2: Restated Unaudited Historical Financial
                                  Statements for the three months ended March
                                  31, 1999, and 1998
                          Part 3: Restated Unaudited Historical Financial
                                  Statements for the three and six months ended June 30, 1999, and 1998

         Section E        Restated Unaudited Pro Forma Financial Statements for
                          the Dailey International Inc. Acquisition

SECTION A    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This section presents Weatherford's Restated Management's Discussion and Analysis of Financial Condition and Results of Operations previously included in Weatherford's Annual Report on Form 10-K for the year ended December 31, 1998 and Weatherford's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

PART 1:      GENERAL AND MARKET TRENDS

GENERAL

         Our business is conducted through three business segments: (1) Completion and Oilfield Services, (2) Artificial Lift Systems and (3) Compression Services. We have also historically operated a Drilling Products segment that manufactured and sold drill pipe and other drill stem products and premium tubulars and connections. In October 1999, our Board of Directors approved the spinoff by us of our Drilling Products segment. We have reclassified the historical operations of this segment as a discontinued operation in light of the anticipated spinoff of the segment.

         The spinoff of our Drilling Products segment is proposed to be effected through a distribution by us to our stockholders of one share of stock of our Grant Prideco, Inc. subsidiary for each two shares of our common stock held by our stockholders. The spinoff is subject to our receipt of a favorable private letter ruling from the Internal Revenue Service on certain aspects of the spinoff. A request for the private letter ruling was filed with the Internal Revenue Service in July 1999 and that request is in the process of being reviewed by the Internal Revenue Service. We currently expect that the spinoff of our Grant Prideco drilling products division will occur during the first quarter of 2000.

   The following is a discussion of our results of operations for the last three years. This discussion should be read in conjunction with our restated financial statements that are included with this report.

   Our discussion of our results and financial condition includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions, you should refer to our Part 7 below entitled "Forward-Looking Statements."

MARKET TRENDS AND OUTLOOK

   Our businesses serve the oil and gas industry. Certain of our products and services, such as well installation services and our well completion services, are dependent on the North American and worldwide level of exploration and development activity. Other products and services, such as our artificial lift systems and compression services, are dependent on oil and gas production activity. We currently estimate that between 35% and 45% of our continuing operations are reliant on drilling activity, with the remainder related to production activity.

   The oil and gas industry has been subject to extreme volatility in recent years due to significant changes in the demand, supply and pricing of oil and natural gas. In 1997 through early 1998, we experienced a strong increase in the demand for our products and services due to a worldwide increase in the demand for oil and shortages of equipment and people to service this demand. This increase in demand was most strongly felt in our Completion and Oilfield Services segment and our Artificial Lift Systems segment. Our Completion and Oilfield Services segment experienced record sales and profits both internationally and in the North American markets. Our Artificial Lift Systems segment benefitted from high levels of Canadian exploration and production, in particular in the heavy oil regions of Canada. During this period, we and our industry operated at levels that had not been experienced since the early 1980's and many of our businesses operated at near full capacity.

   Beginning in late 1997, the price of oil began to fall. This decline in the price was attributable to a number of factors. The most significant of the factors were:

   o A drop in demand due to the downturn in the Asian and other developing economies;

   o An excess supply of oil due to increased production by most of the oil exporting countries;

   o  Concerns over future production from Iraq; and

   o  The impact of prior exploration efforts and large reserve discoveries.

   Initially, the effects of the decline were felt only in isolated markets, such as the Canadian and California heavy oil markets, where drilling and production activity is more sensitive to the price of oil. Drilling and completion activity in other North American regions then began to decline due to the greater sensitivity of North American production to prices. By late 1998, demand had fallen substantially as our customers' exploration, development and production activities internationally also dropped in reaction to sharply lower oil prices.

   During 1998, the price of oil ranged from a high of $17.62 per barrel of West Texas Intermediate crude to a low of $10.44 per barrel of West Texas Intermediate crude. The North American rig count also fell from a high of 1,508 rigs to a low in 1998 of 854. The international rig count, which typically trails the domestic rig count by a number of months, fell in 1998 from a high of 819 to a low of 671. In 1999, the price of oil hit a low of $11.07 per barrel and the North American and international rig counts reached historical lows of 534 and 556, respectively.

   The downturn in the industry that began in 1998 led our customers to substantially curtail their exploration and drilling activity during the second half of 1998 and most of 1999. This reduction in activity resulted in substantially lower purchases and rentals of equipment manufactured and sold by us for the exploration and completion of wells. Our field services, such as fishing and rental, and our sales of artificial lift and other production equipment and services were also materially impacted by the fall in demand. We were also impacted by an unprecedented wave of mergers and consolidations among our customers due to the market conditions. Our customers also canceled, delayed and rebid many projects to reduce their costs in light of market conditions. In certain markets in the United States and Canada we believe activity fell by more than 70%.

   Although market conditions have adversely affected our businesses and their results in 1999, we made the strategic decision to add to our core competencies during this downturn and take advantage of desirable acquisitions in our markets. This decision was based on our belief that the downturn would create unique opportunities for us to acquire on desirable terms businesses and capabilities that could serve as the platform for growth in the future. We also believe that because of the consolidating nature of our industry, many of these opportunities would not be available again. The principal acquisitions completed by us in late 1998 and 1999 include:

         (1) Our acquisitions of Cardium Oil Tools and Petroline WellSystems in the second and third quarters of 1999. These two acquisitions significantly increased the capabilities of our completion division in the areas of flow control, liner hangers and packers and added state of the art sand control technology to our completion product offering. We also acquired a 50% interest in SubTech, a company that provides products for intelligent completions and production automation.

         (2) Our acquisitions of Dailey International Inc. and Williams Tool Company in the third quarter of 1999 and ECD in the second quarter of 1999. These three acquisitions have provided us with a complete integrated package for the provision of underbalanced drilling services. We now have the largest compression fleet in the industry used for underbalanced and air drilling, our own proprietary line of pressure control equipment, state of the art foam and chemical technology used for underbalanced drilling and the largest fleet of nitrogen membrane
                          units.   The Dailey acquisition also provided us with
                          our own manufactured line of drilling and fishing jars for use in our rental and fishing operations.

         (3) Our joint venture with GE Capital which combined our Weatherford Compression business with GE's Global Compression business to create the second largest natural gas compression fleet in the industry.
                          This joint venture has allowed us to expand our compression operations into the higher margin higher horsepower business as well as the growing international markets.

         (4) Our acquisition of various licenses, technologies and businesses in the multi-lateral and re-entry market. These transactions have provided us with key technologies and a platform for growth in the growing re-entry and multi-lateral markets.

   While we believe the steps we have taken over the last year to position us for growth in the future should benefit our results as our industry improves, the recent downturn in our industry has materially and adversely impacted our results over the last year and a half through substantially lower sales and margins. Our results have also been affected by higher average fixed and variable costs associated with the maintenance of our extensive worldwide manufacturing, sales and service infrastructure during a period of low activity.

   Although we have sought over the past year to reduce our costs through reductions in headcount and locations in light of this most recent industry downturn, we believe that in order for us to effectively compete in our industry against much larger competitors we must continue to maintain our market shares and a strong presence in many of our markets, in particular the higher margin, long-term growth international markets, notwithstanding the recent downturn. In addition, we have incurred higher costs associated with our integration and assimilation of acquisitions and new businesses and products into our organization during the downturn. All of these circumstances, combined with record low levels of activity, have materially reduced our margins and operating profits since mid-1998.

   Recently, the price of oil has increased due to members of the Organization of Petroleum Exporting Countries reducing production in compliance with production quotas. Although oil prices have been higher for a number of months, the increased prices have not yet translated to materially higher overall activity in our business, in particular in the higher margin international and offshore markets and the market for higher costs deep and difficult wells. However, activity in the United States and Canada has gradually improved during the third quarter of 1999 and is expected to continue to improve during the fourth quarter of 1999. We expect the improvement will be strongest in the
United States and Canada.   Nevertheless, we do not expect to see any major
improvements in activity until 2000, in particular in the markets outside North America.

   Looking forward to 2000, we expect that demand for our products and services will improve slowly during the year, absent another material decline in oil prices, with strongest improvement expected in the second half of 2000. The timing of improvements in our operations will be dependent upon the segment of the industry involved. Our artificial lift group will be the first to benefit from the improvement as production projects are reinstated in light of the higher prices of oil, in particular heavy oil in Canada. Our completion and oilfield services group is also expected to begin to benefit from the improved activity, in particular in North America. This pickup is expected to be gradual and we expect that results in this group will continue to be affected by pricing pressures and low international activity through at least the remainder of the year. Our compression business, which is less effected by day-to-day market factors, is not expected to materially improve in the fourth quarter and, in fact, our domestic compression business is seeing pricing pressure due to excess inventory in the market.

   Looking forward into the fourth quarter of 1999 and next year, the level of market improvements for our businesses will be heavily dependent on whether oil and natural gas prices can remain at or about their present levels and the impact recent market improvements may have on customer spending. Although we believe that the activity levels in our industry are at or near their bottom, the timing and extent of a recovery is difficult to predict and will be dependent on many external factors such as compliance with OPEC quotas, world economic conditions and weather conditions. The extreme volatility of our markets, however, makes predictions regarding future results difficult to make.

   The following chart sets forth certain historical statistics that are reflective of the current market conditions in which we operate:


                                           HENRY HUB   NORTH AMERICAN   INTERNATIONAL
                              WTI OIL (1)   GAS (2)    RIG COUNT (3)    RIG COUNT (3)
                              -----------  ---------   --------------   -------------
September 30, 1999.........     $24.51      $2.560          966              557
June 30, 1999..............     $17.89      $2.394          724              597
December 31, 1998..........     $11.28      $1.945          895              671
December 31, 1997..........     $18.32      $2.264        1,499              819
December 31, 1996..........     $25.39      $2.757        1,195              810


(1) Price per Barrel as of September 30, 1999, June 30, 1999 and December 31, 1998, 1997 and 1996 - Source: Applied Reasoning, Inc.

(2) Price per MM/BTU as of September 30, 1999, June 30, 1999 and December 31, 1998, 1997 and 1996 - Source: Oil World

(3) Average rig count for months ended September 30, 1999, June 30, 1999 and December 31, 1998, 1997 and 1996 - Source: Baker Hughes Rig Count

PART 2 RESULTS OF OPERATIONS FOR THE YEARS 1998, 1997 AND 1996

   The business environment in which we operated during 1998, 1997 and 1996 experienced extreme changes. Starting in 1996, we began to experience the first significant improvements in our markets in a number of years. That improvement continued through 1997 into the first part of 1998, with a material slow down beginning near the middle of 1998. By the end of 1998, our industry was in the midst of one of the worst downturns in its history.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

   The following charts contain selected restated financial data comparing our results for 1998 and 1997:

COMPARATIVE FINANCIAL DATA                                      YEAR ENDED
                                                      ------------------------------
                                                         1998              1997
                                                      ------------      ------------
                                                             (in thousands)

Revenues..........................................    $ 1,363,849       $1,357,374
Gross Profit......................................        417,098 (a)      419,781
Gross Profit %....................................          30.6%            30.9%
Selling, General and Administrative
  Attributable to Segments........................    $   219,939       $  169,385
Corporate General and Administrative..............         26,020           36,896
Operating Income..................................         36,171 (a)      216,082
Interest Income...................................          3,093            8,329
Interest Expense..................................         42,489           30,638
Net Income (Loss) from Continuing Operations......           (883)(a)      129,745
EBITDA (b)........................................        175,729 (a)      335,403


         (a) Includes $160.0 million, $104.0 million net of tax, of merger and other charges relating to the merger between EVI, Inc. and Weatherford Enterra Inc., and a reorganization and rationalization of our business in light of industry conditions. Of these charges, $22.4 million related to the write-off of inventory and have been classified as costs of products.

         (b) EBITDA is calculated by taking operating income and adding back depreciation and amortization. We have included an EBITDA calculation here because when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular cash flows from operations, operating income and net income. In additions, EBITDA calculations by one company may not be comparable to another company.

 SALES BY GEOGRAPHIC REGION

                              YEAR ENDED
                         ------------------
                          1998        1997
                         ------      ------
REGION: (a)

U.S. ...............         46%         53%
Canada .............         17%         16%
Europe .............         12%         11%
Latin America ......          9%          7%
Africa .............          7%          5%
Middle East ........          4%          3%
Other ..............          5%          5%
                         ------      ------
    Total ..........        100%        100%
                         ======      ======

         (a) Sales are based on the region of origination and do not reflect sales by ultimate destination.

   Our results for 1998 reflected the volatile industry in which we competed and the trends and factors affecting our businesses varied depending on the quarter. Our results from continuing operations for 1998 and 1997 were also affected by the following specific items:

      o Results for 1998 include $160.0 million in pre-tax charges for the merger between EVI and Weatherford Enterra and charges associated with the downturn in our industry.

      o Revenues for the second six months of 1998 declined 13.0% compared to the same period in 1997 and 15.6% compared to the first half of 1998.

      o The decrease in the 1998 operating income to $196.2 million, before charges of $160.0 million, as compared to 1997 operating income of $216.1 million, was primarily due to the depressed market conditions in the second half of 1998.

      o Businesses acquired in 1997 and 1998 contributed $264.6 million in revenues and $9.0 million in operating income in 1998. Revenues and operating income in 1997 from the businesses acquired in 1997 were $69.7 million and $7.3 million, respectively.

      o Businesses sold in 1997 contributed $76.9 million in revenues in 1997. Net income for the disposed businesses was $8.3 million in 1997.

      o Our interest charges for 1998 reflected higher levels of debt following our issuance in November 1997 of $402.5 million principal amount of 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 and borrowings used to fund acquisitions.

      o Our corporate expenses as a percentage of revenues for 1998 were 1.9% as compared to 2.7% for 1997. The percentage decrease from 1997 was primarily attributable to the consolidation savings due to our merger.

      o Our effective tax rate on income from continuing operations for 1998 was 85.7% as compared to 34.5% for 1997. The 1998 rate is due in part to the mix of foreign and U.S. tax attributes.

   1998 SPECIAL CHARGES

      In 1998, we incurred $160.0 million in merger and other charges relating to the merger between EVI and Weatherford Enterra and a reorganization and rationalization of our businesses in light of industry conditions. Of these charges, $113.0 million was incurred in the second quarter at the time of our merger and with the initial downturn in the industry. A $47.0 million charge was incurred in the fourth quarter in response to the previously unanticipated extent of the decline in our industry which resulted in a need for us to make additional reductions in our operations and align the cost structure of our business with current demand. The net after-tax effect of these charges was $104.0 million (or $1.07 per diluted share). Approximately $136.5 million of these charges had been realized as of December 31, 1998, with the remainder of the charges fully expended by the end of the second quarter of 1999 in connection with planned activities. During 1999, no adjustments or reversals to the remaining accrued special charges were necessary.

The following chart summarizes the special charges made by us in 1998:

                                        COMPLETION                                                                     BALANCE
                                           AND                                                                          AS OF
                                         OILFIELD    ARTIFICIAL   COMPRESSION                                         DECEMBER 31,
                                         SERVICES   LIFT SYSTEMS   SERVICES     CORPORATE     TOTAL       UTILIZED       1998
                                        ----------  ------------  -----------   ---------    --------     --------    -----------
                                                                          (in thousands)

Merger Transaction Costs (1) .......     $     --     $     --     $     --     $ 62,462     $ 62,462     $ 62,462     $     --
Severance and Related Costs (2) ....        1,961        5,050           --          600        7,611           --        7,611
Facility Closures (3) ..............        8,969       13,817           --           --       22,786        9,957       12,829
Corporate Related Expenses (4) .....           --           --           --        8,297        8,297        5,177        3,120
Inventory Write-Off (5) ............        4,830       17,573           --           --       22,403       22,403           --
Write-Down of Assets (6) ...........       29,195        4,360        1,500        1,436       36,491       36,491           --
                                         --------     --------     --------     --------     --------     --------     --------
   Total ...........................     $ 44,955     $ 40,800     $  1,500     $ 72,795     $160,050     $136,490     $ 23,560
                                         ========     ========     ========     ========     ========     ========     ========

(1) The merger related costs were incurred in the second quarter and included $32.6 million in severance and termination costs related to approximately 300 employees and former officers and directors, and other employee benefits related to stock grants, in accordance with Weatherford Enterra's employment agreements and option plans, and $29.9 million in professional and financial advisory fees, filing and registration fees, and printing and mailing costs.

(2) The severance and related costs included in the fourth quarter charges were $7.6 million for approximately 940 employees specifically identified, with terminations completed in the first half of 1999, in accordance with our announced plan to terminate employees.

(3) The facility and plant closures costs were $10.0 million in the second quarter, all of which have been incurred by year end. These costs related primarily to the elimination of duplicated manufacturing, distribution and service locations following the merger in May. The facility and plant closures of $12.8 million were accrued in the fourth quarter for the consolidation and closure of approximately 100 service, manufacturing and administrative facilities in response to declining market conditions in the fourth quarter.

(4) The corporate related expenses of $5.2 million recorded in the second quarter and $3.1 million recorded in the fourth quarter were primarily for the relocation of corporate offices, related lease obligations and the consolidation of technology centers, due to the merger and to align our corporate cost structure in light of current conditions.

(5) The write-off of inventory was $9.9 million in the second quarter and $12.5 million in the fourth quarter, which were reported as costs of products. These charges relate to the write-off of inventory as a result of the combination of EVI's and Weatherford Enterra's operations, the rationalization of their product lines, the elimination of certain products, services and locations due to the merger and as a result of the decline in market conditions.

(6) The write-down of assets was $24.7 million in the second quarter and $11.8 million in the fourth quarter. These charges primarily relate to the write-down of equipment and other assets as a result of the combination of EVI's and Weatherford Enterra's operations, the rationalization of their product lines, the elimination of certain products, services and locations due to the merger, the industry downturn, and the specific identification of assets which are held for sale as a result of the decline in market conditions.

   SEGMENT RESULTS

      COMPLETION AND OILFIELD SERVICES

         Our Completion and Oilfield Services Division began the first half of 1998 with strong revenue and income growth. By the second half of the year, this division began to experience reductions in revenue, operating income and margins as the rig count declined and demand for its products and services dropped. This division's North American operations have been the most adversely affected by the downturn. Although we are continuing to reduce our costs in this division through reductions in personnel, the declines in revenues have occurred faster than cost reductions. The revenue reduction has also resulted in manufacturing and operational inefficiencies in this division due to lower operating levels. While we believe this division is well positioned for growth as the industry recovers, results for this division for 1999 will continue to be impacted by the low activity levels and pricing pressures through 1999. Results in this division are expected to improve during 2000, with the strongest improvement occurring in the second half of 2000.

      The following chart sets forth additional data regarding the results of our Completion and Oilfield Services Division for 1998 and 1997:

                                                        YEAR ENDED
                                               --------------------------
                                                  1998             1997
                                               ---------        ---------
                                                       (in thousands)
Revenues.....................................  $ 857,172        $ 929,001
Gross Profit.................................    275,470 (a)      314,870
Gross Profit %...............................       32.1%            33.9%
Selling, General and Administrative..........  $ 100,907        $ 102,040
Operating Income.............................    137,117 (a)      215,412
EBITDA.......................................    232,612 (a)      301,550



(a) Includes merger and other charges of $45.0 million, which consists of $9.0 million for facility closures, $29.2 million for the write-down of equipment, $2.0 million for severance and $4.8 million for the write-off of inventory. The write-off of inventory has been classified as cost of products.

      Material items affecting the results of our Completion and Oilfield Services Division for 1998 compared to 1997 were:

         o North American revenues for 1998 declined by 22.4%, as compared to 1997, due to an average rig count reduction of 17.4%.

         o International revenues increased by 12.2% in 1998 to $441.7 million. The most significant revenue increases occurred in the African and Middle Eastern markets.

         o Businesses sold by us in 1997 contributed $76.9 million in revenues in 1997.

         o Gross profit, before charges of $4.8 million, declined in 1998 by 11.0% as revenue in the second half of 1998 dropped by 10.8% as compared to the first half of 1998.

         o Selling, general and administrative expenses increased as a percentage of revenues from 11.0% in 1997 to 11.8% in 1998. The increase primarily reflects a reduced revenue base.

         o Operating income, before charges of $45.0 million, declined in 1998 to $182.1 million from $215.4 million in 1997 primarily due to increased costs and reduced revenues associated with industry conditions.

   ARTIFICIAL LIFT SYSTEMS

      Our Artificial Lift Systems Division was the first segment of our business to be affected by the market downturn. Beginning in late 1997 as oil prices began to fall, demand for this division's products fell as its customers reduced and deferred purchases of products used to produce oil, in particular heavy oil. The decline was most pronounced in Canada, where we had just purchased various companies that served this market. This division is the first to benefit from higher oil prices. The division is expected to return to greater profitability in 2000, absent another material decline in oil prices.

      The following chart sets forth additional data regarding the results of our Artificial Lift Systems Division for 1998 and 1997:


                                                           YEAR ENDED
                                                 ---------------------------
                                                    1998              1997
                                                 ----------       ----------
                                                       (in thousands)
Revenues....................................     $  329,196       $  249,476
Gross Profit................................        101,972 (a)       69,806
Gross Profit %..............................           31.0%            28.0%
Selling, General and Administrative.........     $   97,968       $   47,014
Operating Income............................        (19,223)(a)       22,792
EBITDA......................................            (40)(a)       31,736

(a) Includes merger and other charges of $40.8 million, primarily including $13.8 million for facility closures, $17.6 million for the write-off of inventory, $5.0 million for severance and $4.4 million related to the write-down of equipment. The write-off of inventory has been classified as cost of products.

      Material items affecting the results of our Artificial Lift Systems Division for 1998 compared to 1997 were:

         o The second half of 1998 experienced a decline in revenues of 33.4% compared to the first half of 1998.

         o  Revenues in 1998 related to 1997 acquisitions were $189.1 million.

         o Gross profit, before charges of $17.6 million, increased to $119.5 million in 1998 from $69.8 million in 1997 due to improved margins from products sold in the first half of 1998.

         o Selling, general and administrative expenses as a percentage of revenues increased significantly from 18.8% in 1997 to 29.8% in 1998 due to higher amortization of goodwill and other intangibles relating to the 1997 and 1998 acquisitions for this segment, higher selling costs associated with the December 1997 acquisitions of distribution entities and system costs primarily related to Year 2000 compliance costs.

         o Operating income, before charges of $40.8 million, was down from $22.8 million in 1997 to $21.6 million in 1998 due to increased selling, general and administrative expenses and reduced revenues associated with industry conditions.

      COMPRESSION SERVICES

         Our Compression Services Division was the least affected by the declines in market conditions in 1998 due to the fact that its business is based on levels of natural gas development and production, which has been more stable than oil production. Revenues for 1998 were essentially flat compared to 1997 as we spent a large portion of the year working to position this division for growth. Gross margins and operating income for this division increased in 1998 as we focused on improving manufacturing and operational efficiencies of this division's operations.

         The following chart sets forth additional data regarding the results of our Compression Services Division for 1998 and 1997:

                                                      YEAR ENDED
                                              ----------------------------
                                                 1998              1997
                                              ----------        ----------
                                                     (in thousands)
Revenues.................................     $  177,481        $  178,897
Gross Profit.............................         39,656            35,105
Gross Profit %...........................           22.3%             19.6%
Selling, General and Administrative......     $   21,064        $   20,331
Operating Income.........................         17,092 (a)        14,774
EBITDA...................................         40,171 (a)        36,440


(a) Includes merger and other charges of $1.5 million which relates primarily to specific identification of excess equipment that is held for sale due to the weakening market conditions.

      Material items affecting the results of our Compression Services Division for 1998 compared to 1997 were:

         o Revenues in 1998 were down slightly from 1997. In the second half of 1998 revenues were down approximately 3.2% from the first half of 1998.

         o Gross profit as a percentage of revenues increased from 19.6% in 1997 to 22.3% in 1998. This increase reflected an improvement in the design of the compressor packages sold and operational efficiencies.

         o The increase in selling, general and administrative expenses for 1998 compared to 1997 primarily reflects costs associated with the expansion into international markets.

         o Operating income before charges was $18.6 million in 1998 which benefited from improved margins.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

   The following charts contain selected restated financial data comparing our results for 1997 and 1996:

COMPARATIVE FINANCIAL DATA                               YEAR ENDED
                                                --------------------------
                                                   1997            1996
                                                ----------      ----------
                                                      (in thousands)
Revenues ..................................     $1,357,374      $1,129,958
Gross Profit ..............................        419,781         305,306
Gross Profit % ............................           30.9%           27.0%
Selling, General and Administrative
  Attributable to Segments ................     $  169,385      $  141,552
Corporate General and Administrative ......         36,896          38,424
Operating Income ..........................        216,082         127,408
Interest Income ...........................          8,329           4,145
Interest Expense ..........................         30,638          31,997
Net Income from Continuing Operations .....        129,745          71,225
EBITDA (a) ................................        335,403         238,192


(a) EBITDA is calculated by taking operating income and adding back depreciation and amortization. We have included an EBITDA calculation here because when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular cash flow from operations, operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

SALES BY GEOGRAPHIC REGION


                             YEAR ENDED
                         ------------------
                          1997        1996
                         ------      ------
REGION: (a)
U.S. ...............         53%         57%
Canada .............         16%         12%
Europe .............         11%         10%
Latin America ......          7%          6%
Africa .............          5%          7%
Middle East ........          3%          2%
Other ..............          5%          6%
                         ------      ------
  Total ............        100%        100%
                         ======      ======


(a) Sales are based on the region of origination and do not reflect sales by ultimate destination.

    Our results for 1997 reflected a major improvement over 1996 as we saw improvements in both the domestic and international rig counts and drilling activity. These improvements resulted in most of our businesses operating at near record levels and increased prices as demand for products and services exceeded supply. The improvements were generally seen in all of our geographic markets, with North America realizing the greatest increases. Our businesses also benefited from prior consolidation efforts and market expansions.

    In addition to the general effect of substantially better market conditions in 1997 compared to 1996, our results for 1997 and 1996 were affected by the specific following items:

         o Revenue increases in 1997 reflected the impact of the various acquisitions made during 1997, and higher average sales prices in our markets for 1997.

         o Acquisitions in 1997 benefited 1997 revenues by $69.7 million and income from continuing operations by $4.4 million. Acquisitions in 1996 benefited 1997 revenues by $44.9 million and income from continuing operations by $5.1 million.

         o Businesses sold by us in 1997 contributed $76.9 million in revenues in 1997 and $134.3 million in 1996.

         o Gross profit as a percentage of revenues increased from 27.0% in 1996 to 30.9% in 1997 due to stronger prices and sales of higher margin products and services.

         o Selling, general and administrative costs attributable to segments as a percentage of total revenues were flat between 1997 and 1996, despite increased amortization of intangibles and costs associated with the assimilation of acquired businesses.

         o Our corporate expenses as a percentage of revenues for 1997 were 2.7% as compared to 3.4% for 1996. The percentage decrease from 1996 was primarily attributable to the growth in 1997 revenues.

         o Our interest charges in 1997 reflected increased indebtedness during 1997 and our $402.5 million principal amount of the Debentures issued in November 1997.

         o Net income for the disposed businesses was $8.3 million in 1997 and $9.6 million in 1996.

         o Our effective tax rate on income from continuing operations for 1997 was 34.5% as compared to 27.9% for 1996. The 1996 effective rate was favorably impacted by a $4.0 million tax benefit resulting from a $6.4 million settlement in October 1996 with the United States Internal Revenue Service in connection with the dissolution in October 1990 of an oil and gas joint venture.

   1996 SPECIAL CHARGES

      In the fourth quarter of 1996, we adopted a plan to combine our two packer facilities through the closure of one facility in Arlington, Texas. In connection with this decision, we incurred a charge of $1.5 million. We incurred $1.0 million in 1996 for costs associated with these actions during 1996. We also accrued $0.5 million as part of the charge for estimated exit costs that were incurred in 1997 relating to the closure of our Arlington facility. These costs included $0.2 million for severance and termination costs and $0.3 million for the termination of the Arlington lease. Approximately 200 of our employees were affected by the closure. We had substantially completed the closure of the Arlington facility and incurred substantially all charges related to the closing of the facility by the end of the second quarter of 1997.

   SEGMENT RESULTS

      COMPLETION AND OILFIELD SERVICES

         The following chart sets forth certain data regarding the results of our Completion and Oilfield Services Division for 1997 and 1996:


                                                   YEAR ENDED
                                             ----------------------
                                               1997          1996
                                             --------      --------
                                                  (in thousands)
Revenues ...............................     $929,001      $824,639
Gross Profit ...........................      314,870       233,507
Gross Profit % .........................         33.9%         28.3%
Selling, General and Administrative ....     $102,040      $ 89,253
Operating Income .......................      215,412       146,332
EBITDA .................................      301,550       226,914


      Material items affecting the results of our Completion and Oilfield Services Division for 1997 compared to 1996 were:

         o The increase in revenues primarily reflects increased volume of activity and improved pricing resulting from a 15% increase in worldwide drilling activity.

         o The increased use of certain drilling techniques, such as re-entry, multi-lateral, horizontal and directional drilling, were also important contributors to revenue growth in 1997, particularly in North America.

         o U.S. oilfield services revenues increased 33% to $317.7 million, while the U.S. average rig count increased 21%. Oilfield services revenues in Canada increased 31% while average Canadian rig count increased 39%.

         o International oilfield services revenues (excluding Canada) increased 18% compared to an average rig count increase of 2%. International revenue increases were primarily attributable to increased volume of rental and service activity, some pricing improvement and the introduction of downhole services into new markets.

         o Businesses sold by us in 1997 contributed $76.9 million in revenues in 1997 and $134.3 million in 1996.

         o  Cementation product sales increased 32% over 1996.

         o Liner hanger sales and service revenues, which included the results of Nodeco AS and Aarbakke AS from the date they were acquired in May 1996, increased 66% in 1997 over 1996.

         o Gross profit margin, as a percentage of revenues, increased in 1997 to 33.9% from 28.3% as a result of improved pricing in certain areas and increased volume.

         o Selling, general and administrative expenses for 1997 as a percentage of revenues were 11.0% compared to 10.8% for 1996.

         o Completion products operating income increased $15.7 million, or 67%, from 1996 to 1997, primarily as a result of the increased volume of cementation product sales, operating efficiencies and the inclusion of the Nodeco operations for the full year of 1997.


   ARTIFICIAL LIFT SYSTEMS

      The following chart sets forth certain data regarding the results of our Artificial Lift Systems Division for 1997 and 1996:

                                                   YEAR ENDED
                                             ----------------------
                                               1997          1996
                                             --------      --------
                                                (in thousands)
Revenues ...............................     $249,476      $150,816
Gross Profit ...........................       69,806        42,028
Gross Profit % .........................         28.0%         27.9%
Selling, General and Administrative ....     $ 47,014      $ 30,361
Operating Income .......................       22,792        11,667
EBITDA .................................       31,736        17,532


      Material items affecting the results of our Artificial Lift Systems Division for 1997 compared to 1996 were:

         o Revenue growth in our Artificial Lift Systems Division was primarily due to increased sales of artificial lift equipment in the Canadian and South American markets, and the effects of acquisitions. During 1997, we acquired Trico Industries, BMW Monarch, BMW Pump and various small artificial lift companies. These acquisitions benefited 1997 revenues by $64.9 million and operating income by $6.8 million.

         o Sales of our progressing cavity pump product lines were particularly strong in Canada and South America where the heavy oil markets improved.

         o Gross profit, as a percentage of revenues, increased from 27.9% in 1996 to 28.0% in 1997 as a result of an improvement in this division's domestic cost structure and the December 1997 acquisitions of Trico Industries, BMW Pump and BMW Monarch.

         o Selling, general and administrative expenses for 1997 as a percentage of revenues was 18.8% compared to 20.1% for 1996 in spite of higher amortization and combination expenses related to 1997 acquisitions.

   COMPRESSION SERVICES

      The following chart sets forth certain data regarding the results of our Compression Services Division for 1997 and 1996:

                                                   YEAR ENDED
                                             ----------------------
                                               1997          1996
                                             --------      --------
                                                (in thousands)
Revenues ...............................     $178,897      $154,503
Gross Profit ...........................       35,105        29,771
Gross Profit % .........................         19.6%         19.3%
Selling, General and Administrative ....     $ 20,331      $ 21,938
Operating Income .......................       14,774         7,833
EBITDA .................................       36,440        31,387


      Material items affecting the results of our Compression Services Division for 1997 compared to 1996 were:

         o Revenue increases were primarily due to an increase in manufacturing and packaging revenues of 21% to $78.2 million and an improvement of 12% to $100.7 million for compressor rental and service revenues.

         o Gross profit increased from 19.3% in 1996 to 19.6% in 1997 due to improvements in manufacturing and packaging operations.

         o Selling, general and administrative expenses for 1997, compared to 1996, declined due to cost reductions.

         o Operating income increased due to improved sales, slightly better margins and lower selling, general and administrative expenses.

DISCONTINUED OPERATIONS

         Our discontinued operations consist of (1) our Grant Prideco Drilling Products division that we are currently proposing to spinoff to our stockholders and (2) our Mallard Bay contract drilling division that was sold in 1996.

         Our discontinued Drilling Products division reported income, net of taxes, for the years ended 1998, 1997 and 1996 of $65.7 million, $67.0 million and $20.9 million.

         In 1996, we reported income from discontinued operations of $7.5 million, net of taxes, related to our Mallard Division and a gain of $66.9 million, net of taxes of $44.6 million, related to the disposition of that division. In 1997, we benefited from a one-time pre-tax gain in continuing operations of $3.4 million relating to the sale of Parker Drilling Company common stock received in connection with the 1996 disposition of the Mallard Division.

EXTRAORDINARY CHARGE

         In 1997, we recorded an extraordinary charge of $9.0 million, net of taxes, related to our acquisition of approximately $120.0 million principal amount of our 10 1/4% Senior Notes due 2004 and 10 1/4% Senior Notes due 2004, Series B. In 1996, we also recorded an extraordinary charge of $0.7 million, net of taxes, for the early extinguishment of debt.

Part 3

RESULTS OF OPERATIONS

QUARTER ENDED MARCH 31, 1999 COMPARED TO THE QUARTER ENDED MARCH 31, 1998

   The following charts contain selected financial data comparing our results for the three months ended March 31, 1999 and 1998:

COMPARATIVE FINANCIAL DATA                         QUARTER ENDED
                                                      MARCH 31,
                                                ---------------------
                                                  1999        1998
                                                ---------    --------
                                                (in thousands, except
                                                      percentages)
Revenues ....................................   $265,341     $380,807
Gross Profit ................................     81,666      130,675
Gross Profit % ..............................       30.8%        34.3%
Selling, General and Administrative
  Attributable to Segments ..................   $ 60,918     $ 57,631
Corporate General and Administrative ........      5,572        7,988
Operating Income ............................     15,630       65,836
Interest Income .............................      1,505          648
Interest Expense ............................     10,000        8,881
Net Income ..................................      2,538       61,143
EBITDA (a) ..................................     54,679      100,212

   Note (a): EBITDA is calculated by taking operating income and adding back depreciation and amortization. We have included an EBITDA calculation here because when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular cash flows from operations, operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.


SALES BY GEOGRAPHIC REGION
                                                   QUARTER ENDED
                                                      MARCH 31,
                                                ---------------------
                                                  1999        1998
                                                ---------    --------
REGION: (a)
 U.S.  ......................................          43%         44%
 Canada  ....................................          16%         24%
 Europe  ....................................          14%         10%
 Latin America...............................           9%          9%
 Africa  ....................................           8%          6%
 Middle East.................................           4%          3%
 Other ......................................           6%          4%
                                                ---------    --------
     Total...................................         100%        100%
                                                =========    ========


   Note (a) Sales are based on the region of origination and do not reflect sales by ultimate destination.

   Our results for the first quarter of 1999 reflected the adverse market conditions in which we are operating. These conditions had the following effects on our results:

      o Revenues for the first quarter of 1999 declined 30.3% compared to the same period in 1998.

      o Our first quarter 1999 revenues in North America were $102.5 million less than they were in the first quarter of 1998. Operating income dropped proportionately to the decline in revenues.

      o A $50.2 million decline in the first quarter of 1999 operating income, as compared to the first quarter of 1998 operating income of $65.8 million, reflected the significant decline in our industry.

      o Our corporate expenses for the first quarter of 1999 were down $2.4 million as compared to the first quarter of 1998. The decrease from 1998 was primarily attributable to consolidation savings.

      o Our effective tax rate on income from continuing operations for the first quarter of 1999 was 27.4% as compared to 36.7% for the first quarter of 1998 due to the mix between foreign and U.S. tax attributes.



   1998 SPECIAL CHARGE

     We incurred a $47.0 million charge in the fourth quarter of 1998 related to the decline in our markets. Approximately $35.6 million of the charge had been utilized as of March 31, 1999. The remainder of the charges were fully expended by the second quarter of 1999 in connection with planned activities and no adjustments or reversals to the remaining accrued special charge were necessary.

     The following chart summarizes the December 31, 1998 balance of accruals established in the fourth quarter of 1998 and the utilization of these accruals during the first quarter of 1999:

                                   BALANCE AS OF               BALANCE AS OF
                                   DECEMBER 31,                  MARCH 31,
                                       1998        UTILIZED         1999
                                   -----------    -----------    -----------
                                                 (in thousands)
Severance and Related Costs (a)    $     7,611    $     3,490    $     4,121
Facility Closures (b) .........         12,829          7,150          5,679
Corporate Related Expenses (c)           3,120          1,475          1,645
                                   -----------    -----------    -----------
   Total ......................    $    23,560    $    12,115    $    11,445
                                   ===========    ===========    ===========

(a) The severance and related costs included in the fourth quarter charges were $7.6 million for approximately 940 employees to be terminated in the first half of 1999, in accordance with our announced plan. During the first quarter of 1999, approximately 600 employees were terminated with associated costs of $3.5 million.

(b) The facility and plant closures of $12.8 million were accrued in the fourth quarter of 1998 for the consolidation and closure of approximately 100 service, manufacturing and administrative facilities in response to declining market conditions in the fourth quarter. During the first quarter of 1999, approximately 65 facilities were closed with associated costs of $7.2 million.

(c) The corporate related expenses of $3.1 million recorded in the fourth quarter were primarily for the consolidation of technology centers, the relocation of corporate offices and the related lease obligations to align our corporate cost structure in light of current conditions. During the first quarter of 1999, $1.5 million was expended related to the relocation of corporate offices.

   SEGMENT RESULTS

     COMPLETION AND OILFIELD SERVICES

       Our Completion and Oilfield Services Division experienced reductions in revenue, operating income and margins as the rig count declined and demand for its products and services continued to fall. This division's North American operations were most adversely affected by the downturn. Our international markets began experiencing pricing pressures due to soft demand and a falling international rig count.

       The following chart sets forth additional data regarding the results of our Completion and Oilfield Services Division for the first quarter of 1999 and 1998:

                                                QUARTER ENDED
                                                  MARCH 31,
                                            ----------------------
                                              1999         1998
                                            --------     ---------
                                            (in thousands, except
                                                percentages)
Revenues ...............................    $165,287     $230,677
Gross Profit ...........................      48,242       82,668
Gross Profit % .........................        29.2%        35.8%
Selling, General and Administrative ....    $ 31,666     $ 26,253
Operating Income .......................      17,030       57,195
EBITDA .................................      43,313       79,885

      Material items affecting the results of our Completion and Oilfield Services Division for the first quarter of 1999 compared to 1998 were:

         o Our North American revenues for the first quarter of 1999 declined by 47.2% as compared to 1998 due to an average rig count reduction of 41.2%.

         o Our international revenues, excluding Canada, decreased by 4.6% in the first quarter of 1999 to $97.5 million. The most significant revenue decrease occurred in the Latin American market, which declined 16.2% compared to the first quarter of 1998.

         o Gross profit percentage declined in the first quarter of 1999 by 6.6% due to revenue and pricing declines.

         o Selling, general and administrative expenses increased as a percentage of revenues from 11.4% in the first quarter of 1998 to 19.2% in the first quarter of 1999. The increase primarily reflects a lower revenue base and the costs associated with maintaining a worldwide manufacturing, sales and service infrastructure.

         o Operating income declined in the first quarter of 1999 to $17.0 million from $57.2 million in the first quarter of 1998 primarily due to reduced revenues associated with industry conditions and resulting operational inefficiencies attributable to lower operating levels.

         o Approximately $4.7 million of the special charge that was accrued in the fourth quarter of 1998 was realized in the first quarter of 1999.

   ARTIFICIAL LIFT SYSTEMS

      Our Artificial Lift Systems Division results for the first quarter of 1999 compared to the first quarter of 1998 were down significantly due to a substantial reduction in demand for our artificial lift products following the downturn in the industry. This decline was most pronounced in North America where our first quarter 1998 sales in the region represented approximately 82.2% of the division's total revenue.

      Operating results from our Artificial Lift Systems Division are heavily dependent on oil production activity. Late in the first quarter, our Artificial Lift Systems Division began to see the revenue declines that were experienced throughout 1998 reverse with the recent increases in oil prices. These improvements have continued through 1999.

      The following chart sets forth additional data regarding the results of our Artificial Lift Systems Division for the first quarter of 1999 and 1998:

                                                QUARTER ENDED
                                                  MARCH 31,
                                            ----------------------
                                              1999         1998
                                            --------     ---------
                                            (in thousands, except
                                                percentages)
Revenues ................................    $ 57,471      $107,129
Gross Profit ............................      21,395        38,191
Gross Profit % ..........................        37.2%         35.6%
Selling, General and Administrative .....    $ 22,239      $ 26,235
Operating Income (Loss) .................        (844)       11,956
EBITDA ..................................       3,991        16,886


      Material items affecting the results of our Artificial Lift Systems Division as reflected above for the first quarter of 1999 compared to the first quarter of 1998 were:

         o The first quarter of 1999 experienced a decline in revenues of 46.4% compared to the first quarter of 1998 due to the industry downturn.

         o Gross profit declined to $21.4 million in the first quarter of 1999 from $38.2 million in first quarter of 1998 due to a lower revenue base and pricing declines.

         o Selling, general and administrative expenses declined by $4.0 million in the first quarter of 1999 as compared to 1998 due to the cost reduction efforts. Selling, general and administrative expenses increased as a percentage of revenues from 24.5% in the first quarter of 1998 to 38.7% in the first quarter of 1999. The increase was primarily a result of a lower revenue base.

         o The operating loss of $0.8 million for the first quarter of 1999 is a result of the sharp decline in revenues and higher average costs associated with low industry levels.

         o Cost reductions implemented in 1998 in this division benefited operating income and EBITDA in the first quarter of 1999 compared to the fourth quarter of 1998.

         o Approximately $5.4 million of the special charge that was accrued in the fourth quarter of 1998 was realized in the first quarter of 1999.

   COMPRESSION SERVICES

      Our Compression Services Division results for the first quarter of 1999 reflected improved margins, operating income and cash flow on essentially flat revenues. The improvements were primarily attributable to a better revenue mix and costs savings from the joint venture entered into with GE Capital in February 1999. The joint venture has allowed this division to (1) diversify its compression fleet and revenue base, (2) increase its gross profit, operating income and cash flow for the division through consolidation savings and (3) expand its geographic market presence.

      Demand for our compression services in the first quarter of 1999 was down for smaller horsepower compressor units, which are primarily dependent on North American activity and are subject to commodity price volatility, and slightly up for larger horsepower units. Demand for smaller units is expected to gradually increase as natural gas prices increase, but will likely remain subject to pricing pressures. We are actively pursuing new long-term service contracts for many of the larger horsepower units acquired by us in the joint venture as well as domestic and international field management opportunities.

   The following chart sets forth additional data regarding the results of our Compression Services Division for 1999 and 1998:


                                                QUARTER ENDED
                                                  MARCH 31,
                                            ----------------------
                                              1999         1998
                                            --------     ---------
                                            (in thousands, except
                                                percentages)
Revenues ................................    $42,583     $43,001
Gross Profit ............................     12,029       9,816
Gross Profit % ..........................       28.2%       22.8%
Selling, General and Administrative .....    $ 7,013     $ 5,143
Operating Income ........................      5,016       4,673
EBITDA ..................................     12,584      10,765
Minority Interest Before Taxes ..........      1,494          --

      Material items affecting the results of our Compression Services Division for the three months ended March 31, 1999 compared to the three months ended March 31, 1998 were:

         o The GE Capital joint venture added approximately $8.6 million in revenues to the division for the first quarter of 1999. Our total owned horsepower increased to over 850,000 horsepower making our fleet the second largest fleet in the industry.

         o Gross profit as a percentage of revenues increased due to improved product and sales mix.

         o The increase in selling, general and administrative expenses for the first quarter of 1999 compared to 1998 primarily reflects additional staff associated with our joint venture.

         o Operating income benefited from improved margins and the joint venture with GE Capital.

DISCONTINUED OPERATIONS

      Our discontinued operations consisted solely of our Grant Prideco drilling products division. We reported a loss from discontinued operations, net of taxes, for the three months ended March 31, 1999, of $1.2 million compared to income from discontinued operations for the three months ended March 31, 1998, net of taxes, of $25.5 million. Our discontinued operations were adversely affected by low oil prices and drilling activity. These conditions resulted in a material decline in drill pipe and drill stem sales as well as sharply lower premium tubular and connection sales.

Part 4 RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 1999, AND 1998

     This section presents Weatherford's Restated Results of Operations for the three and six months ended June 30, 1999 previously included in Weatherford's Quarterly Report on Form 10-Q for the three months ended June 30, 1999.

THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THE THREE MONTHS ENDED JUNE 30,
1998

     The following charts contain selected financial data comparing our results for three months ended June 30, 1999 and three months ended June 30, 1998:

 COMPARATIVE FINANCIAL DATA                                THREE MONTHS ENDED
                                                                JUNE 30,
                                                        --------------------------
                                                            1999            1998
                                                        -----------    -----------
                                                            (in thousands, except
                                                                percentages)
   Revenues..........................................    $   278,588    $   358,831
   Gross Profit......................................         75,440        112,854  (a)
   Gross Profit %....................................           27.1%          31.5%
   Selling, General and Administrative
     Attributable to Segments........................    $    58,797    $    53,673
   Corporate General and Administrative..............          6,993          6,917
   Operating Income (Loss)...........................         10,086        (50,148) (a)
   Interest Income...................................            596            441
   Interest Expense..................................         10,898         10,728
   Net Income (Loss).................................         (2,020)       (14,891) (a)
   EBITDA (b)........................................         50,388        (16,201) (a)

(a) Includes $113.1 million, $73.5 million net of tax, of merger and other charges relating to the merger between EVI, Inc. and Weatherford Enterra, Inc. and a reorganization and rationalization of our business in light of industry conditions. Of these charges, $9.9 million related to the write-off of inventory has been classified as cost of products.

(b) EBITDA is calculated by taking operating income and adding back depreciation and amortization. We have included an EBITDA calculation here because when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular cash flows from operations, operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

SALES BY GEOGRAPHIC REGION

                                                               THREE MONTHS ENDED
                                                                    JUNE 30,
                                                            ------------------------
                                                              1999           1998
                                                            ---------      ---------
 REGION: (a)

 U.S.  ..............................................              47%            50%
 Canada  ............................................              16%            15%
 Europe  ............................................              12%            12%
 Latin America.......................................               9%             9%
 Africa  ............................................               7%             6%
 Middle East.........................................               4%             3%
 Other ..............................................               5%             5%
                                                            ---------      ---------
     Total...........................................             100%           100%
                                                            =========      =========

   (a)  Sales are based on the region of origination.

   Our results for the three months ended June 30, 1999 reflected the adverse market conditions in which we are operating. These conditions had the following effects on our results:

     o Revenues for the three months ended June 30, 1999 declined 22.4% compared to the same period in 1998.

     o Our second quarter 1999 revenues in North America were $56.8 million less than they were in the second quarter of 1998.

     o Operating income declined $52.8 million in the second quarter of 1999, as compared to the second quarter of 1998 operating income of $62.9 million, excluding the effect of the one-time charge of $113.0 million relating to the merger of EVI and Weatherford Enterra.

     o We have continued our cost reduction efforts to reduce operating costs in response to a continued decline in market conditions.

     o Our corporate expenses of $7.0 million for the second quarter of 1999 were comparable to the second quarter of 1998.

     o Our effective tax rate for the second quarter of 1999 was 12.4% due to non-deductible expenses.

   SEGMENT RESULTS

     COMPLETION AND OILFIELD SERVICES

     Our Completion and Oilfield Services Division continued to experience reductions in revenue, operating income and margins as the rig count declined and the demand for its products and services dropped. This division's North American completion and downhole services operations were the most adversely affected by the downturn. Pricing pressures continued through the quarter due to lower demand. In our international markets, we experienced reduced volumes and pricing pressures. Pricing pressures are expected to continue for the remainder of the year due to soft demand.

     The following chart sets forth additional data regarding the results of our Completion and Oilfield Services Division for the second quarters of 1999 and 1998:

                                                                     THREE MONTHS ENDED
                                                                          JUNE 30,
                                                               ------------------------------
                                                                   1999              1998
                                                               -------------    -------------
                                                                     (in thousands, except
                                                                          percentages)
     Revenues...........................................       $     160,411    $     221,240
     Gross Profit.......................................              39,783           78,191 (a)
     Gross Profit %.....................................                24.8%            35.3%
     Selling, General and Administrative................       $      30,467    $      23,948
     Operating Income...................................               9,752           28,753 (a)
     EBITDA.............................................              35,544           51,396 (a)

     (a) Includes merger and other charges of $26.8 million, which consists of $3.2 million for facility closures, $23.1 million for write-down of assets and $0.5 million for write-off of inventory. The write-off of inventory has been classified as cost of products.

     Material items affecting the results of our Completion and Oilfield Services Division for the second quarter of 1999 compared to 1998 were:

     o Our North American revenues for the second quarter of 1999 declined by 36.6% as compared to 1998 due in part to an average rig count reduction of 40.3%. Contributing to the decline in North American revenues was a 43.8% decline in Canadian revenues as compared to the second quarter of 1998 due to a Canadian average rig count reduction of 42.1% and the longer than usual spring break up. Our international revenues, excluding Canada, decreased by 18.6% from the second quarter of 1998 to $91.0 million. The most significant revenue decrease occurred in the Latin American market which declined 27.5% compared to the second quarter of 1998.

     o Gross profit percentage declined in the second quarter of 1999 by 10.5% as compared to the second quarter of 1998, due to revenue and pricing declines, factory under utilization and costs associated with the maintenance of an extensive worldwide sales and services infrastructure.

     o Selling, general and administrative expenses increased as a percentage of revenues from 10.8% in the second quarter of 1998 to 19.0% in the second quarter of 1999. The increase primarily reflects a lower revenue base, start up costs for new product lines and businesses and costs associated with the assimilation of acquired businesses.

     o Operating income declined $45.8 million in the second quarter of 1999 from the second quarter of 1998, before the effect of the merger and other charges, primarily due to reduced revenues associated with industry conditions and resulting operational inefficiencies attributable to lower operating levels.

     ARTIFICIAL LIFT SYSTEMS

     Our Artificial Lift Systems Division's results for the second quarter of 1999 compared to the second quarter of 1998, were down significantly due to a substantial reduction in demand for our artificial lift products in line with the activity decline in the industry. This decline was most pronounced in the United States where our second quarter 1998 U.S. sales represented approximately 55.9% of the division's total revenue.

     Operating results from our Artificial Lift Systems Division are heavily dependent on oil production activity. Oil prices gradually begun to reverse in the second quarter of 1999, as evidenced by an 8.3% increase in revenues over the first quarter of 1999. Results from this division are expected to continue to improve during the year, in particular from sales in Canada.

     The following chart sets forth additional data regarding the results of our Artificial Lift Systems Division for the second quarters of 1999 and 1998:

                                                                     THREE MONTHS ENDED
                                                                          JUNE 30,
                                                               ------------------------------
                                                                   1999              1998
                                                               ------------      ------------
                                                                  (in thousands, except
                                                                      percentages)
    Revenues...........................................        $     62,227      $    90,427
    Gross Profit.......................................              23,757           24,693  (a)
    Gross Profit %.....................................                38.2%            27.3%
    Selling, General and Administrative................        $     21,086      $    24,510
    Operating Income (Loss)............................               2,671           (9,064) (a)
    EBITDA.............................................               7,506           (4,306) (a)

     (a) Includes merger and other charges of $18.6 million, which consists of $7.7 million for facility closures, $9.3 million for the write-off of inventory and $1.6 million related to the write-down of assets. The write-off of inventory has been classified as costs of products.

     Material items affecting the results of our Artificial Lift Systems Division as reflected above for the second quarter of 1999 compared to the second quarter of 1998 were:

     o The second quarter of 1999 experienced a decline in revenues of 31.2% compared to the second quarter of 1998 due to the industry downturn. United States revenues declined 43.4% due to the average rig count reduction of 40.0%. Canadian revenues were down only 4.8% as the Canadian heavy oil market had significantly declined by the second quarter of 1998.

     o Gross profit as a percentage of revenues increased from 37.6% in the second quarter of 1998, excluding the effect of the merger and other charges, to 38.2% in the second quarter of 1999, due to cost reductions implemented.

     o Selling, general and administrative expenses declined due to cost reduction efforts. Selling, general and administrative expenses increased as a percentage of revenues from 27.1% in the second quarter of 1998 to 33.9% in the second quarter of 1999. The increase was primarily a result of a lower revenue base.

     o The change in operating income to $2.7 million for the second quarter of 1999 as compared to second quarter 1998 operating income of $9.5 million, before the effect of the merger and other charge, is a result of the sharp decline in revenues. Pricing was only marginally down during the period due to the nature of the business and our market position.

     COMPRESSION SERVICES

     Our Compression Services Division's results for the second quarter of 1999 reflected increased revenues and improved cash flows as compared to the second quarter of 1998. Contributing to the increased revenues in the second quarter of 1999 as compared to the first quarter of 1999 was the additional month of revenues from the joint venture entered into with GE Capital in February 1999. However, demand declined in the second quarter from the first quarter of 1999 levels for compressor unit rentals. Compressor unit sales and services revenues were strong in the second quarter of 1999.

     The Compression Services Division expanded its international presence through the award of a seven year contract by YPF S.A. in Argentina. The division will provide total compression services to YPF, including ownership of the compression equipment, maintenance and daily service operations, with estimated revenues over the seven years of $95.0 million. This project became fully operational in the third quarter of 1999.

     The following chart sets forth additional data regarding the results of our Compression Services Division for 1999 and 1998:

                                                                  THREE MONTHS ENDED
                                                                       JUNE 30,
                                                            ------------------------------
                                                                1999             1998
                                                            -------------    -------------
                                                                 (in thousands, except
                                                                      percentages)
    Revenues...........................................     $     55,950     $     47,164
    Gross Profit.......................................           11,900            9,970
    Gross Profit %.....................................            21.3%            21.1%
    Selling, General and Administrative................     $      7,244     $      5,215
    Operating Income...................................            4,656            4,755
    EBITDA.............................................           13,822           10,638
    Minority Interest Expense, Net of Taxes............             (915)              --

     Material items affecting the results of our Compression Services Division for 1999 compared to 1998 were:

     o The increase in revenues primarily reflects the impact of the joint venture and higher equipment sales.

     o Gross profit as a percentage of revenues increased slightly due to product sales mix.

     o The increase in selling, general and administrative expenses for the second quarter of 1999 compared to 1998 primarily reflects additional staff associated with our joint venture.

     o Pricing pressures for compressor rentals occurred during the quarter in the United States due to excess compressor equipment in the market.

   SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998

     The following charts contain selected financial data comparing our results for the six months ended June 30, 1999 and 1998:

 COMPARATIVE FINANCIAL DATA                                   SIX MONTHS ENDED
                                                                  JUNE 30,
                                                         ---------------------------
                                                              1999           1998
                                                         ------------    -----------
                                                           (in thousands, except
                                                                percentages)
   Revenues..........................................    $   543,929    $   739,638
   Gross Profit......................................        157,106        243,529  (a)
   Gross Profit %....................................           28.9%          32.9%
   Selling, General and Administrative
     Attributable to Segments........................    $   119,715    $   111,304
   Corporate General and Administrative..............         12,565         14,905
   Operating Income..................................         25,716         15,688  (a)
   Interest Income...................................          2,101          1,089
   Interest Expense..................................         20,898         19,609
   Net Income........................................            518         46,252  (a)
   EBITDA (b)........................................        105,067         84,011  (a)

(a) Includes $113.0 million, $73.5 million net of tax, of merger and other charges relating to the merger between EVI and Weatherford Enterra and a reorganization and rationalization of our business in light of industry conditions. Of these charges, $9.9 million related to the write-off of inventory has been classified as cost of products.

(b) EBITDA is calculated by taking operating income and adding back depreciation and amortization. We have included an EBITDA calculation here because when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular cash flows from operations, operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

 SALES BY GEOGRAPHIC REGION
                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                            ---------------------------
                                                               1999           1998
                                                            ------------   ------------
 REGION: (a)

 U.S.  ..............................................              45%            47%
 Canada  ............................................              16%            20%
 Europe  ............................................              13%            11%
 Latin America.......................................               9%             9%
 Africa  ............................................               8%             6%
 Middle East.........................................               4%             3%
 Other ..............................................               5%             4%
                                                            ---------       --------
     Total...........................................             100%           100%
                                                            =========      =========

   (a) Sales are based on the region of origination.

   Our results for the six months ended June 30, 1999 reflected the depressed market conditions. These conditions had the following effects on our results:

     o Revenues for the six months ended June 30, 1999 declined 26.5% compared to the same period in 1998.

     o Of the $195.7 million decline in revenues from 1998 to 1999, $159.3 million, or 81.4%, was attributable to sales in North America.

     o A $103.0 million decline in the first half of 1999 operating income, as compared to the first half of 1998 operating income of $128.7 million, excluding the effect of merger and other charges, reflected the significant decline in our industry.

     o Selling, general and administrative expenses attributable to the segments increased as a percent of revenue due primarily to a lower revenue base and startup costs for new product lines and businesses.

     o The decrease in corporate expenses from 1998 was primarily attributable to consolidation savings.

   SEGMENT RESULTS

     COMPLETION AND OILFIELD SERVICES

     Our Completion and Oilfield Services Division experienced reductions in revenue, operating income and margins as the North American and international rig counts declined to near historical lows and demand for its products and services dropped. This division's North American operations were the most adversely affected by the downturn. In most of our international markets, this division experienced pricing pressures due to soft demand.

     The following chart sets forth additional data regarding the results of our Completion and Oilfield Services Division for the first half of 1999 and 1998:

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                               -------------------------------
                                                                   1999              1998
                                                               -------------     -------------
                                                                    (in thousands, except
                                                                         percentages)
     Revenues...........................................       $     325,698    $     451,917
     Gross Profit.......................................              88,025          160,859 (a)
     Gross Profit %.....................................                27.0%            35.6%
     Selling, General and Administrative................       $      62,133    $      50,201
     Operating Income...................................              26,782           85,948 (a)
     EBITDA.............................................              78,857          131,281 (a)

     (a) Includes merger and other charges of $26.8 million, which consists of $3.2 million for facility closures, $23.1 million for write-down of assets and $0.5 million for write-off of inventory. The write-off of inventory has been classified as cost of products.

     Material items affecting the results of our Completion and Oilfield Services Division for the first half of 1999 compared to 1998 were:

     o Our North American revenues for the first six months of 1999 declined by 42.3% as compared to 1998 due in part to an average rig count reduction of 41.0%.

     o Our international revenues, excluding Canada, decreased by 11.9% in the first six months of 1999 to $188.5 million, as compared to the six months ended June 30, 1998. The most significant revenue decrease occurred in the Latin American market which declined 22.2%.

     o Gross profit percentage declined in the first six months of 1999 by 8.6%, excluding the effect of the merger and other charges, due to revenue, pricing declines, plant under absorption and costs associated with the maintenance of our worldwide sales and services infrastructure.

     o Selling, general and administrative expenses increased as a percentage of revenues from 11.1% in the second half of 1998 to 19.1% in the first half of 1999. The increase primarily reflects a lower revenue base, start up costs relating to new product lines and businesses and costs associated with the assimilation of acquired businesses.

     o Operating income declined in the first six months of 1999 to $26.8 million from $112.8 million in the six months ended June 30, 1998, excluding the effect of merger and other charges, primarily due to reduced revenues associated with industry conditions and resulting operational inefficiencies attributable to lower operating levels.


     ARTIFICIAL LIFT SYSTEMS

     Our Artificial Lift Systems Division's results for the first half of 1999 compared to the first half of 1998, were down significantly due to a substantial reduction in demand for our artificial lift products following the downturn in the industry. This decline was most pronounced in North America where our sales for the six months ended June 30, 1998, represented approximately 83.9% of the division's total revenue.

     Operating results from our Artificial Lift Systems Division are heavily dependent on oil production activity. Oil prices gradually began to improve, as evidenced by an 8.3% increase in revenues in the quarter ended June 30, 1999 over the first quarter of 1999.

     The following chart sets forth additional data regarding the results of our Artificial Lift Systems Division for the first half of 1999 and 1998:

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                               -------------------------------
                                                                   1999              1998
                                                               -------------     -------------
                                                                  (in thousands, except
                                                                      percentages)
    Revenues...........................................        $    119,698      $    197,556
    Gross Profit.......................................              45,152            62,884  (a)
    Gross Profit %.....................................                37.7%             31.8%
    Selling, General and Administrative................        $     43,325      $     50,745
    Operating Income...................................               1,827             2,892  (a)
    EBITDA.............................................              11,497            12,580  (a)

     (a) Includes merger and other charges of $18.6 million, which consists of $7.7 million for facility closures, $9.3 million for the write-off of inventory and $1.6 million related to the write-down of assets. The write-off of inventory has been classified as cost of products.

     Material items affecting the results of our Artificial Lift Systems Division as reflected above for the first half of 1999 compared to the first half of 1998 were:

     o The first half of 1999 experienced a decline in revenues of 39.4% compared to the first half of 1998 due to the industry downturn which began to impact this division in the second quarter of 1998.

     o Gross profit declined to $45.2 million in the first half of 1999 from $72.2 million in first half of 1998, excluding the effect of merger and other charges, due primarily to a lower revenue base and pricing declines. Gross profit as a percent of revenue increased to 37.7% from 36.5% for the six months of 1999 as compared to 1998, excluding the effect of the merger and other charges, due to cost reduction efforts.

     o Selling, general and administrative expenses declined due to the cost reductions implemented in response to the depressed industry conditions. Selling, general and administrative expenses increased 10.5% as a percent of revenue due to lower revenue levels.

     o The decline in operating income of $19.6 million for the first six months of 1999, as compared to 1998, excluding the effect of the merger and other charges, is a result of the sharp decline in revenues and pricing pressures.

     COMPRESSION SERVICES

     Our Compression Services Division's results for the first six months of 1999 reflected improved margins, operating income and cash flow on essentially flat revenues. The improvements were primarily attributable to a better revenue mix and the impact of the joint venture entered into with GE Capital in February 1999.

     The Compression Services Division expanded its international presence through the award of a seven year contract by YPF S.A. in Argentina. The joint venture will provide total compression services to YPF, including ownership of the compression equipment, maintenance and daily service operations, with estimated revenues over the seven years of $95.0 million.

     Demand, and as a result pricing, for our compression services in the first half of 1999 was down for rental compressor units due to high inventory levels.

     The following chart sets forth additional data regarding the results of our Compression Services Division for 1999 and 1998:

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                            ------------------------------
                                                                1999             1998
                                                            -------------    -------------
                                                                (in thousands, except
                                                                    percentages)
    Revenues...........................................     $     98,533     $     90,165
    Gross Profit.......................................           23,929           19,786
    Gross Profit %.....................................             24.3%            21.9%
    Selling, General and Administrative................     $     14,257     $     10,358
    Operating Income...................................            9,672            9,428
    EBITDA.............................................           26,406           21,403
    Minority Interest Expense, Net of Taxes............           (1,886)              --

     Material items affecting the results of our Compression Services Division for the first six months of 1999 compared to the first six months of 1998 were:

     o Gross profit as a percentage of revenues increased due to improved product and sales mix.

     o The increase in selling, general and administrative expenses for the first half of 1999 compared to 1998 primarily reflects additional staff associated with our joint venture.

1998 SPECIAL CHARGES

     In the second quarter of 1998, we incurred $113.0 million in merger and other charges relating to the merger between EVI and Weatherford Enterra and a reorganization and rationalization of our businesses in light of the initial downturn in the industry. These charges had been fully realized as of December 31, 1998.

     We incurred a $47.0 million charge in the fourth quarter of 1998 related to the decline in our markets. As of December 31, 1998, $23.4 million of these charges had been utilized. The remaining $23.6 million of these charges were fully utilized in the first half of 1999 as follows:

     o The severance and related costs included in the fourth quarter charges were $7.6 million for approximately 940 employees whose employment was terminated in the first half of 1999, in accordance with the announced plan. These employees had all been terminated by June 30, 1999.

     o The facility and plant closures of $12.8 million were accrued in the fourth quarter of 1998 for the consolidation and closure of 100 service, manufacturing and administrative facilities in response to declining market conditions in the fourth quarter. These facilities had all been closed as of June 30, 1999.

     o The corporate related expenses of $3.1 million recorded in the fourth quarter were primarily for the consolidation of technology centers, the relocation of corporate offices and the related lease obligations to align the corporate cost structure in light of current conditions.

     o In the second quarter of 1999, $3.1 million, $6.6 million and $1.7 million were utilized by the Completion and Oilfield Services Division, the Artificial Lift Systems Division, and Corporate, respectively.

     o In the first half of 1999, $7.7 million of the 1998 fourth quarter charge was utilized by the Completion and Oilfield Services Division, $12.1 million by the Artificial Lift Systems Division and $3.7 million by Corporate.

DISCONTINUED OPERATIONS

     Our discontinued operations consist of our Grant Prideco drilling products division. Results from discontinued operations were as follows:

          o We had a loss from discontinued operations, net of taxes, for the three months ended June 30, 1999, of $4.0 million and income from discontinued operations, net of taxes, for the three months ended June 30, 1998 of $23.8 million.

          o We had a loss from discontinued operations, net of taxes, for the six months ended June 30, 1999 and 1998 of $5.2 million and income from discontinued operations, net of taxes, for the six months ended June 30, 1998, of $49.3 million.

     Our discontinued operations results reflect the extreme adverse market conditions that have existed in the oilfield equipment market since 1998. These conditions have resulted in substantially lower purchases of drill pipe and other drill stem products as well as sharply lower purchases of premium tubulars and connections.

Part 5

LIQUIDITY AND CAPITAL RESOURCES

      Our current sources of capital are current cash, cash generated from operations and borrowings under bank lines of credit. We believe that the current reserves of cash, access to our existing credit line and internally generated cash from operations are sufficient to finance the projected cash requirements of our current and future operations. We are continually reviewing acquisitions in our markets. Depending upon the size, nature and timing of an acquisition, we may need additional capital in the form of either debt, equity or a combination of both.

      The following chart contains restated information regarding our capital resources and borrowings and exposures as of December 31, 1998 and 1997 and June 30, 1999:


                                                                                 DECEMBER 31,
                                                             JUNE 30,       ----------------------
                                                               1999           1998          1997
                                                             --------       --------      --------
                                                                         (in thousands)
Cash and Cash Equivalents ................................   $ 28,751       $ 34,131      $ 66,008
Short-Term Borrowings ....................................    236,348        137,279        24,243
Letters of Credit Outstanding ............................     22,236         23,222        22,880
Cumulative Foreign Currency Translation
  Adjustment .............................................    (81,700)       (76,389)      (38,494)
International Assets Hedged (U.S. Dollar Equivalent) .....     28,914         33,365        36,802

   The reduction in our cash and cash equivalents for continuing operations since December 31, 1997, through December 31, 1998 was primarily attributable to the acquisition of new businesses for approximately $128.3 million in cash and capital expenditures for property, plant and equipment of $167.8 million, offset by net borrowings under debt arrangements of $100.5 million, cash of $100.0 million from a sale and leaseback that was consummated in the fourth quarter of 1998, and cash flow from continuing operations of $114.1 million. Additionally, we acquired new businesses and made capital expenditures for our discontinued operations for $48.7 million.

     The reduction in our cash and cash equivalents since December 31, 1998, was primarily attributable to the following:

     o    Cash inflow of $13.9 million from continuing operating activities.

     o Borrowings, net of repayments, on term debt and other short-term facilities of $99.1 million.

     o Proceeds from the sale and leaseback of Compression units of $83.5 million. Of these proceeds, $65.4 million were subsequently paid to GE Capital under terms of the joint venture agreement.

     o Capital expenditures for continuing operations of property, plant and equipment of $77.1 million.

     o Acquisition of new businesses for approximately $40.3 million in cash, net of cash required.

     o Acquisitions and capital expenditures for discontinued operations of $13.9 million.

   BANKING FACILITIES

      In May 1998, we put in place a five-year unsecured revolving credit facility that allows us to borrow up to $250.0 million at any time. The facility consists of a $200.0 million U.S. credit facility and a $50.0 million Canadian credit facility. Borrowings under this facility bear interest at a variable rate based on the U.S. prime rate or LIBOR. Our credit facility contains customary affirmative and negative covenants, including a maximum debt to capitalization ratio, a minimum interest coverage ratio, a limitation on liens and a limitation on asset dispositions. We expect to amend this credit facility prior to our proposed spinoff of our Grant Prideco division to reflect the elimination of Grant Prideco from the facility and to adjust the terms of the facility to reflect the spinoff.


   CONVERTIBLE SUBORDINATED DEBENTURES

      In November 1997, we completed a private placement of $402.5 million principal amount of our 5% Convertible Subordinated Preferred Equivalent Debentures due 2027. The net proceeds from the Debentures were $390.9 million. The Debentures bear interest at an annual rate of 5% and are convertible into Common Stock at a price of $80 per share. We have the right to redeem the Debentures at any time on or after November 4, 2000, at redemption prices provided for in the indenture agreement, and are subordinated in right of payment of principal and interest to the prior payment in full of certain existing and future senior indebtedness. We also have the right to defer payments of interest on the Debentures by extending the quarterly interest payment period on the Debentures for up to 20 consecutive quarters at any time when we are not in default in the payment of interest. Under the terms of the Debentures, the conversion rate for the Debentures will be adjusted following our spinoff of Grant Prideco. The following sets forth the formula for the adjustment to the conversion rights of the Debentures for the proposed spinoff.

                          Conversion Price         x        A - B
                          ($80 per share)                   -----
                                                              A

A        =       The current market price per share of our common stock on the payment date for the distribution. The current market price of our common stock for purposes of the adjustment is defined in Section 6.3(g) of the First Supplemental Indenture and is generally defined as the average of the daily closing price of our common stock for the ten trading days ending on the day of the distribution of the Grant Prideco common stock to our stockholders.

B        =       Fair market value of the Grant Prideco common stock to be
                 distributed as determined by our Board of Directors.



   7 1/4% SENIOR NOTES DUE 2006

      We have outstanding $200.0 million of publicly traded 7 1/4% Senior Notes due May 15, 2006. Interest on the 7 1/4% Senior Notes is payable semi-annually on May 15 and November 15 of each year.

   COMPRESSION FINANCING

      Our compression services division entered into a sale and leaseback arrangement in December 1998 where it was provided with the right to sell up to $200.0 million of compression units through December 1999 and lease them back over a five year period under an operating lease. As of December 31, 1998, our compression services division had sold compressors under this arrangement, having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million. The obligations under this arrangement were assumed by the joint venture with GE Capital. The joint venture received cash for the $19.6 million receivable in the six months ended June 30, 1999.

      In April 1999, the joint venture sold additional compressors under this arrangement having an appraised value of approximately $80.0 million. Upon receipt of the $80.0 million in cash, the joint venture remitted approximately $56.0 million of the proceeds to GE Capital as part of the terms of the joint venture.

       Our Compression Services Division entered into a second sale and leaseback arrangement in July 1999 where it was provided with the right to sell up to $150.0 million of compression units during the next eighteen months and lease them back over a five year period under an operating lease.

       Our Compression Services Division continues to review potential projects for expansion of its operations both domestically and internationally. Depending on the size of these projects, we expect that the financing of the projects will be funded with the joint venture's cash flow from operations, proceeds from its sale and leaseback arrangements or new project or similar type financings.

   GRANT PRIDECO NOTE

       In connection with the Spinoff, Grant Prideco will issue an unsecured subordinated note to us in the amount of $100.0 million. The $100.0 million obligation to us will bear interest at an annual rate equal to 10.0%. Interest payments will be due quarterly, and principal and all unpaid interest will be due no later than December 31, 2001. Under the terms of the note, Grant Prideco is required to repay this note with the proceeds of any debt or equity financing, excluding financing under a credit facility or any equity issued in connection with a business combination. The indebtedness of Grant Prideco to us will be subordinated to the working capital obligations of Grant Prideco to its banks. Grant Prideco currently intends to repay the obligations within 12 months from the completion of the Spinoff, pursuant to an anticipated public debt financing. Grant Prideco's ability to repay this indebtedness, however, will be dependent upon market conditions.

   DISPOSITION OF DAILEY DIRECTIONAL

         We are currently reviewing and discussing with potential purchasers a disposition of the directional drilling business acquired by us in our acquisition of Dailey International. We would expect to utilize the net proceeds that would be received by us in a disposition of this operation to fund future growth opportunities for our remaining businesses.

   CAPITAL EXPENDITURES

      Capital expenditures for property, plant and equipment in our continuing operations during 1998 were $167.8 million and primarily related to drill pipe and tubing, fishing tools, tubular service equipment, compression rental equipment and the completion of plant expansions in Canada. Much of the 1998 capital expenditures related to projects initiated at the end of 1997 and early 1998. Capital expenditures for the nine months ended September 30, 1999 in our continuing operations were $134.7 million. Capital expenditures for the fourth quarter of 1999 are expected to be approximately $15.0 million to $20.0 million and will be primarily maintenance related, excluding our compression operations. Capital expenditures for our compression operations will be based on contract needs and the timing of new projects entered into by our compression joint venture.


      Our compression operations are, by their nature, capital intensive and in the event of growth require substantial investments in compressor units. These capital investments have historically been financed through existing cash and internally generated cash flow. We expect that future capital investments by our compression division will be financed by our compression joint venture through debt, sale and leaseback arrangements and other similar financing structures that are repaid from the cash flows generated from the compressor units over the projected term of rental of the equipment.

   ACQUISITIONS AND DISPOSITIONS

      Our company has grown substantially over the years through selective acquisitions and combinations. The following table summarizes our 1998 and 1997 acquisitions by operating segment:

                                                 1998                                    1997
                                 ---------------------------------------  ---------------------------------------

                                             CASH/ASSUMED      TOTAL                 CASH/ASSUMED       TOTAL
          SEGMENT                STOCK ($)   LIABILITIES   CONSIDERATION  STOCK ($)  LIABILITIES    CONSIDERATION
-----------------------------    ---------   ------------  -------------  ---------  ------------   -------------
                                                                     (in thousands)
Completion and Oilfield
  Services...................    $      --     $  83,706    $  83,706     $      --    $  44,505      $  44,505
Artificial Lift Systems......       30,753        72,234      102,987            --      250,128        250,128
Compression Services.........           --            --           --            --           --             --
                                 ---------     ---------    ---------     ---------    ---------      ---------
  Total......................    $  30,753     $ 155,940    $ 186,693     $      --    $ 294,633      $ 294,633
                                 =========     =========    =========     =========    =========      =========

      In February 1999, we completed a joint venture with GE Capital Corporation in which we combined our compression services operations with GE Capital's Global Compression's services operations. The joint venture, which is known as Weatherford Global Compression, is the world's second largest provider of natural gas contract compression services and owns or manages over 4,000 compression units worldwide having more than one million horsepower. We own 64% of the joint venture and GE Capital owns 36%. We have the right to acquire GE Capital's interest at anytime at a price equal to a third party market determined value that is not less than book value. GE Capital also has the right to require us to purchase its interest at any time after February 2001 at a third party market determined value as well as request a public offering of its interest after that date, if we have not purchased its interest by that time.

      In February, 1999, we completed our acquisition of Christiana Companies, Inc. for approximately 4.4 million shares of Common Stock and $20.6 million cash. In the acquisition we acquired through Christiana (1) 4.4 million shares of our Common Stock, (2) cash, after distribution to the Christiana shareholders, equal to the amount of Christiana's outstanding tax and other liabilities and (3) a one-third interest in Total Logistic Control, a refrigerated warehouse, trucking and logistics company. We acquired
Christiana because it gave us a unique opportunity to own an interest in Total Logistic for essentially no consideration. Our investment in Total Logistic is held by us as a passive investment.

      On August 31, 1999, we completed our acquisition of Dailey International Inc. pursuant to a pre-negotiated plan of reorganization in bankruptcy. Under the terms of the acquisition, we issued a total of approximately 4,267,640 shares of Common Stock to the Dailey noteholders and stockholders. Of the total number shares issued, we issued approximately 3,985,900 shares to the Dailey noteholders and approximately

281,740 shares to the Dailey common stockholders. At the time of our acquisition of Dailey, we held approximately 24% of Dailey's Senior Notes. In the reorganization, we contributed those notes to Dailey and received approximately 1,226,285 shares of our own Common Stock which we hold as treasury shares. Because we held Senior Notes of Dailey, which we acquired prior to the bankruptcy at a discount, the total purchase price for Dailey, excluding assumed liabilities of Dailey that were not impaired in the bankruptcy, was approximately $185.0 million.

      Dailey International is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide.

      In September 1999, we acquired Petroline WellSystems Limited for a total consideration of approximately $165.0 million, consisting of $32.2 million in cash and 3.8 million shares of our Common Stock. We also agreed to pay to the sellers additional funds in the event they resell the shares of our stock received by them in the acquisition in certain market transactions at a price less than $35.175 per share. This obligation continues until October 2000. Petroline, based in Aberdeen, Scotland, is a provider of premium completion products and services to the international oil and gas industry. Petroline is the leading provider of flow control equipment in the North Sea and was the first company to successfully introduce completion products using new expandable tube technology.

     On September 15, 1999, we acquired Williams Tool Co. for 1.8 million shares of our common stock. Williams, based in Fort Smith, Arkansas, offers a full range of rotating control heads for horizontal, underbalanced and low hydrostatic head drilling operations. Williams products are used to control flow from the wellbore to reduce the risk of blowouts when oil, gas, geothermal and coal gas methane wells are being drilled with light fluids.

      We also completed acquisitions subsequent to year end that will be integrated into Grant Prideco for total consideration of $11.3 million cash,
0.5 million shares of Common Stock and assumed debt of $24.2 million.

      Some of our acquisitions have resulted in substantial goodwill associated with their operations, including goodwill of approximately $372.1 million relating to our acquisitions in 1997 and 1998. The amortization expense for goodwill and other intangibles during 1998 was $17.6 million.

      During 1997, we sold certain non-core businesses. Cash proceeds from these transactions totaled $68.8 million in 1997.

PART 6    EXPOSURES, NEW ACCOUNTING PRONOUNCEMENTS AND YEAR 2000 MATTERS

EXPOSURES

   INDUSTRY EXPOSURE

      Substantially all of our customers are engaged in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. Many of our customers have slowed the payment of their accounts in light of current industry conditions and others have experienced greater financial difficulties in meeting their payment terms. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for potential credit losses, and, generally, actual losses have historically been within our expectations.

   LITIGATION AND ENVIRONMENTAL EXPOSURE

      In the ordinary course of business, we become the subject of various claims and litigation. We maintain insurance to cover many of our potential losses and we are subject to various self-retentions and deductibles with respect to our insurance. Although we are subject to various ongoing items of litigation, we do not believe that any of the items of litigation that we are currently subject to will result in any material uninsured losses to us. It is, however, possible that an unexpected judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for that matter.

      We are also subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on our business, it is always possible that an environmental claim with respect to one or more of our current businesses or a business or property that one of our predecessors owned or used could arise that could involve the expenditure of a material amount of funds.

   INTERNATIONAL EXPOSURE

      Like most multinational oilfield service companies, we have operations in certain international areas, including parts of the Middle East, North and West Africa, Latin America, the Asia-Pacific region and the Commonwealth of Independent States, that are inherently subject to risks of war, political disruption, civil disturbance and policies that may:

         o  disrupt oil and gas exploration and production activities;

         o  restrict the movement of funds;

         o  lead to U.S. government or international sanctions; and

         o  limit access to markets for periods of time.

      Historically, the economic impact of such disruptions has been temporary, and oil and gas exploration and production activities have resumed eventually in relation to market forces. Certain areas, including the CIS, Algeria, Nigeria, parts of the Middle East, the Asia-Pacific region and Latin America, have been subjected to political disruption which has negatively impacted results of operations following such events.

   CURRENCY EXPOSURE

      A single European currency (the "Euro") was introduced on January 1, 1999, at which time the conversion rates between legacy currencies and the Euro were set for 11 participating member countries. However, the legacy currencies in those countries will continue to be used as legal tender through January 1, 2002. Thereafter, the legacy currencies will be canceled, and the Euro bills and coins will be used in the 11 participating countries. We are currently evaluating the effect of the Euro on our consolidated financial statements and our business operations; however, we do not foresee that the transition to the Euro will have a significant impact.

      Approximately 71.0% of our net assets from continuing operations are located outside the United States and are carried on our books in local currencies. Changes in those currencies in relation to the U.S. dollar result in translation adjustments which are reflected as accumulated other comprehensive loss in the stockholders' equity on our balance sheet. We recorded a $37.9 million and $5.3 million adjustment to our equity account for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, to reflect the net impact of the decline in various foreign currencies against the U.S. dollar.

      A discussion of our market risk exposures in financial instruments and additional currency exposures appears below under the heading "Section C:
Quantitative and Qualitative Market Risk Disclosure."

NEW ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements and is effective for years beginning after December 15, 1997. We adopted SFAS No. 130 in the first quarter of 1998.

      In June 1998, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131, effective for years beginning after December 15, 1997, requires segment information to be reported on a basis consistent with that used internally for evaluating segment performance and deciding how to allocate resources to segments. We adopted
SFAS No. 131 and restated our segment information and related disclosures in accordance with its requirements.

      In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes disclosure requirements for pensions and other postretirement benefits. SFAS No. 132 is effective for years beginning after December 15, 1997. We adopted SFAS No. 132 in 1998.

      In March 1998, the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP provides guidance with respect to accounting for the various types of costs incurred for computer software developed or obtained for our use. We adopted SOP 98-1 in 1998. It did not have a significant effect on our consolidated results of operations or financial position.

      In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. The adoption of SOP 98-5 is not expected to have a significant effect on our consolidated results of operations or financial position.

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999 the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, amending the effective date of SFAS No. 133 to years beginning after June 15, 2000. We are currently evaluating the impact of SFAS No. 133 on our consolidated financial statements.


YEAR 2000 MATTERS

      The Year 2000 issue is the risk that information systems, computers, equipment and products using date-sensitive software or containing computer chips with two-digit date fields will be unable to correctly process the Year 2000 date change. If not identified and corrected prior to the Year 2000, failures could occur in our software, hardware, equipment and products and those of our suppliers, vendors and customers that could result in interruptions in our business. Any failure could have a material impact on us.

      In response to the Year 2000 issue, we have prepared and implemented a plan ("Year 2000 Plan") to assess and remediate significant Year 2000 issues in our:

         o information technology systems ("IT"), including computer software and hardware

         o non-information technology systems utilizing date-sensitive software or computer chips ("Non-IT"), including products, facilities, equipment and other infrastructures.

   Our management information systems department ("MIS Department"), together with our technical and engineering employees and outside consultants, are responsible for the implementation and execution of the Year 2000 Plan. Our Year 2000 Plan is a comprehensive, multi-step process covering our IT and Non-IT systems. The primary phases of the Year 2000 Plan are:

         (1) assessing and analyzing our systems to identify those that are not Year 2000 ready

         (2) preparing cost and resource estimates to repair, remediate or replace all systems that are not Year 2000 ready

         (3) developing a Company-wide, detailed strategy to coordinate the repair or replacement of all systems that are not Year 2000 ready

         (4) implementing the strategy to make all systems Year 2000 ready

         (5) verifying, testing and auditing the Year 2000 readiness of all systems.

   As of September 30, 1999 the first, second, third and fourth phases of the Year 2000 Plan have been completed. The fifth phase will be completed during the fourth quarter of 1999. Any unexpected delays or problems that prevent us from completing all phases of the Year 2000 Plan in a timely manner could have a material adverse impact on us.

   We retained outside consultants to assist us with the installation of new software and with the assessment of the Year 2000 readiness of our information technology systems. We expect to retain additional consultants to assist us in the testing phase of the Year 2000 Plan.

   In addition to our assessment and review of our own systems, we are in communications with our third-party contractors, such as vendors, service providers and customers, for the purpose of evaluating their readiness for the Year 2000 and determining the extent to which we may be affected by the remediation of their systems, software, applications and products. We expect to further review and evaluate the Year 2000 programs of our significant third-party contractors. However, there can be no guarantee that our IT and Non-IT systems of third-party contractors will be Year 2000 ready or that the failure of any such party to have Year 2000 ready systems would not result in interruptions in our business which could have a material adverse impact on us.

   In connection with the implementation and completion of the Year 2000 Plan, we currently expect to incur pretax expenditures of approximately $9.5 million. We have incurred approximately $8.0 million of such expenditures from January 1998 through June 30, 1999, of which, approximately $6.4 million has been incurred in connection with the replacement of our business application software and approximately $1.6 million has been incurred in connection with the replacement of certain information technology hardware systems. We intend to continue to fund the Year 2000 Plan expenditures with working capital and third-party lease financing. Based upon information currently available, we believe that expenditures associated with achieving Year 2000 compliance will not have a material impact on operating results. However, any unanticipated problems relating to the Year 2000 issue that result in materially increased expenditures could have a material adverse impact on us.

   The expenditures associated with the Year 2000 Plan represent approximately 15% of our MIS Department's budget for 1999. Various other IT projects that are not related to the Year 2000 issue have been deferred due to the Year 2000 efforts. The effects of these delays are not expected to have a material impact on the Company.

   We have not completed the evaluation of the most likely worst case Year 2000 scenario. We are preparing a contingency plan in response to Year 2000 worst case scenario and we estimate no lost revenues due to Year 2000 issues. However, there can be no assurance that any contingency plan developed by us will be sufficient to alleviate or remediate any significant Year 2000 problems that we may experience.

   The above discussion of our efforts and expectations relating to the risks and uncertainties associated with the Year 2000 issues and our Year 2000 Plan contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve predictions and expectations concerning our ability to achieve Year 2000 compliance, the amount of costs and expenses related to the Year 2000 issue and the effect the Year 2000 issue may have on business and results of operations. Certain risks and uncertainties may cause actual results to be materially different from the projected or expected results, the overall effect of which may have a materially adverse impact on us. These risks and uncertainties include, but are not limited to, unanticipated problems and costs identified in all phases of the Year 2000 Plan, our ability to successfully implement the Year 2000 Plan in a timely manner and the ability of our suppliers, vendors and customers to make their systems and products Year 2000 compliant.

PART 7 FORWARD-LOOKING STATEMENTS

     This report and our other filings with the Securities and Exchange Commission and public releases contain statements relating to our future results, including certain projections and business trends. We believe these statements constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.

     Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this report and in our other disclosures. These risks and uncertainties include, but are not limited to, the following:

       A Further Downturn in Market Conditions Could Affect Projected Results. Any unexpected material changes in oil and gas prices or other market trends would likely affect the forward-looking information contained in this report. Our estimates as to future results and industry trends make assumptions regarding the future prices of oil and gas and their effect on the demand and pricing of our products and services. In analyzing the market and its impact on us for the remainder of 1999 and into 2000, we have made the following assumptions:

     o The recent increase in the price of oil will result in modest improvements on our businesses in the fourth quarter of 1999 and continue to improve through 2000, with the strongest improvements expected to incur in the second half of 2000.
     o  Oil prices will average around $20 per barrel for 2000.
     o Average natural gas prices for 2000 will remain at or near their current levels.
     o  World demand for oil will be up only marginally or flat.
     o Drilling activity will increase slightly beyond normal demand as oil companies seek to replace and produce reserves that were not replaced or produced in 1999.
     o North American and international rig counts will improve, with increases in the international rig count following the North American rig count increase by around six months. In 2000, we expect the average rig count for North America to be around 1,040 and the international rig count to average around 629.
     o Pricing for many of our products and services will continue to be subject to pricing pressures due to industry consolidations and competition as the industry recovers.
     o Our completion and downhole services business will begin to experience slight improvements in the fourth quarter.
     o Demand for compression services will remain relatively flat for the remainder of the year with some pricing pressure.
     o Future growth in the industry will be dependent on technological advances that can reduce the costs of exploration and production, and technological improvements in tools used for re-entry, thru-tubing and extended reach drilling as well as artificial lift technologies will be important to our future.

       These assumptions are based on various macroeconomic factors, and actual market conditions could vary materially from those assumed.

       A Continuation of the Low Rig Count Could Adversely Affect the Demand for Our Products and Services. Our operations were materially affected by the decline in the rig count during 1998 and 1999 to date. Although the North American rig count has improved slightly from its historical low earlier this year, a further decline in the North American and international rig counts would adversely affect our results. Our forward-looking statements regarding our drilling products assume an improvement in the rig count in 2000 and that there will not be any further material declines in the worldwide rig count, in particular the domestic rig count.

       Projected Cost Savings Could Be Insufficient. During 1998 and 1999 to date, we implemented a number of programs intended to reduce costs and align our cost structure with the current market environment. Our forward-looking statements regarding cost savings and their impact on our business assume these measures will generate the savings expected. However, if the markets continue to decline, additional actions may be necessary to achieve the desired savings.

       Grant Spinoff. As discussed above, we are currently proposing a spinoff of Our Grant Prideco drilling products business. The spinoff of this business is subject to the receipt of a favorable private letter ruling from the Internal Revenue Service confirming that the spinoff will be generally tax free to us and our shareholders. Accordingly, there can be no assurance that a spinoff of the business will occur or the specific timing thereof.

       Integration of Acquisitions. During the last year, we have consummated various acquisitions of product lines and businesses. The success of these acquisitions will be dependent on our ability to integrate these product lines and businesses with our existing businesses and eliminate duplicative costs. Our forward-looking statements assume the successful integration of the acquired businesses during 2000. Integration of acquisitions is something that cannot occur overnight and is something that requires constant effort at the local level to be successful. Accordingly, there can be no assurance as to the ultimate success of our integration efforts.

       Weatherford's Success is Dependent upon Technological Advances. Our ability to succeed with our long-term growth strategy is dependent on the technological competitiveness of our product and service offerings. A central aspect of our growth strategy is to enhance the technology of our products and services, to expand the markets for many of our products through the leverage of our worldwide infrastructure and to enter new markets and expand in existing markets with technologically advanced value-added products. Our forward-looking statements have assumed gradual growth from these new products and services during 2000.

       Unexpected Year 2000 Problems Could Have an Adverse Financial Impact. We have not fully determined the impact of Year 2000 on our systems and products. It is possible that unexpected problems associated with the Year 2000 could arise during the implementation of our Year 2000 program that could have a material adverse effect on our business, financial condition and results of operations. We are currently in the testing phase of our Year 2000 program and expect it to be completed by the end of November 1999.

       Economic downturn in Asia and South America could adversely affect demand for products and services. The economic downturn that began in Asia in 1997 affected the economies in other regions of the world, including South America and the former Soviet Union, and contributed to the decline in the price of oil and the level of drilling activity. Although the economy in the United States also has experienced one of its longest periods of growth in recent history, the continued strength of the United States economy cannot be assured. If the United States or European economies were to begin to decline or if the economies of South America or Asia were to experience further material problems, the demand and price for oil and gas and our products and services could again adversely affect our revenues and income. We have assumed that a worldwide recession or a material downturn in the United States economy will not occur.

       Currency Fluctuations Could Have a Material Adverse Financial Impact. A material decline in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from changes in currencies because our financial position is generally dollar based or hedged. For those revenues denominated in local currency the effect of foreign currency fluctuations is largely mitigated because local expenses are denominated in the same currency.

       Changes in Global Trade Policies Could Adversely Impact Operations. Changes in global trade policies in our markets could impact our operations in these markets. We have assumed that there will be no material changes in global trading policies.

       Unexpected Litigation and Legal Disputes Could Have a Material Adverse Financial Impact. If we experience unexpected litigation or unexpected results in our existing litigation having a material effect on results, the accuracy of the forward-looking statements would be affected. Our forward-looking statements assume that there will be no such unexpected litigation or results.

     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the Securities and Exchange Commission. For additional information regarding risks and uncertainties, see our other current year filings with the Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. We will generally update our assumptions in our filings as circumstances require.

SECTION B    SELECTED FINANCIAL DATA

      The following table sets forth certain selected historical consolidated financial data of our Company restated to give effect to the reclassification of our drilling products segment as discontinued operations. The information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Restated Consolidated Financial Statements and Notes thereto included in this report. The following information may not be considered indicative of our future operating results.

                                                                       YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------------
                                                 1998              1997           1996            1995              1994
                                             -----------       -----------     -----------     -----------      -----------
                                                                 (in thousands, except per share amounts)
Revenues ...............................     $ 1,363,849       $ 1,357,374     $ 1,129,958     $   976,341      $   767,093
Operating Income (Loss) ................          36,171 (a)       216,082         127,408          (1,629)          69,010
Income (Loss) From Continuing
    Operations .........................            (883)(a)       129,745          71,225         (10,799)          39,630
Basic Earnings (Loss) Per Share
    From Continuing Operations .........           (0.01)             1.35            0.79           (0.13)            0.59
Diluted Earnings (Loss) Per Share
    From Continuing Operations .........           (0.01)             1.33            0.78           (0.13)            0.58

Total Assets ...........................       2,638,612         2,508,034       2,121,415       1,636,535        1,410,812
Long-Term Debt .........................         220,398           224,935         415,095         414,894          300,685
5% Convertible Subordinated
    Preferred Equivalent Debentures ....         402,500           402,500              --              --               --
Stockholders' Equity ...................       1,493,880         1,458,549       1,292,704         958,337          845,287
Cash Dividends Per Share ...............              --                --              --              --               --

       (a) Includes $160.0 million, $104.0 million net of tax, of merger and other charges relating to the merger between EVI and Weatherford Enterra and a reorganization and rationalization of our business in light of our industry conditions.

SECTION C  QUANTITATIVE AND QUALITATIVE MARKET RISK DISCLOSURES

   We are currently exposed to market risk from changes in foreign currency and changes in interest rates. A discussion of our market risk exposure in financial instruments follows.

FOREIGN CURRENCY EXCHANGE RATES

   Because we operate in virtually every oil and gas exploration and production region in the world we conduct a portion of our business in currencies other than the U.S. dollar. Although most of our international revenues are denominated in the local currency, the effects of foreign currency fluctuations are largely mitigated because local expenses of such foreign operations also generally are denominated in the same currency. The impact of exchange rate fluctuations during the years ended 1998, 1997 and 1996 did not have a material effect on reported amounts of revenues or net income.

   We enter into forward exchange contracts only as a hedge against certain existing economic exposures, and not for speculative or trading purposes. These contracts reduce exposure to currency movements affecting existing assets and liabilities denominated in foreign currencies, such exposure resulting primarily from trade receivables and payables and intercompany loans. The future value of these contracts and the related currency positions are subject to offsetting market risk resulting from foreign currency exchange rate volatility. The counterparties to these foreign exchange contracts are creditworthy multinational commercial banks. We believe that the risk of counterparty nonperformance is immaterial.

   At December 31, 1998 and 1997, we had contracts maturing within the next 60 days to sell $33.4 million and $36.8 million, respectively, in Norwegian kroner, U.K. pounds sterling, Canadian dollars and Dutch guilders. Our largest contracts are in Norwegian kroner, $28.8 million and $25.4 million as of December 31, 1998 and 1997, respectively. Had such respective contracts matured on December 31, 1998 and 1997, our required cash outlay would have been minimal.

   Settlement of forward exchange contracts resulted in net cash inflows totaling $0.4 million, $5.2 million and $1.1 million during the years ended December 31, 1998, 1997, and 1996, respectively. The net cash inflows vary from year to year due to differences in the forward rate and the spot rate on the date of settlement. This difference may result in material net inflows and outflows if the currency is volatile. For instance, we experienced a $5.2 million net cash inflow in 1997, $4.2 million of which related to the Norwegian kroner, when the difference between the spot rate at the settlement date and the forward rate related to the kroner was as much as 8%. Although currencies could fluctuate in the future and result in either a net inflow or outflow, we believe that this risk is mitigated because we enter into contracts with terms of 30 to 60 days. However, there can be no assurance that volatility similar to or greater than that experienced in 1997 could not occur in the future.

INTEREST RATES

   We are subject to interest rate risk on our long-term fixed interest rate debt and, to a lesser extent, variable interest rate borrowings. Our long-term borrowings primarily consist of the $200.0 million principal of the 7 1/4% Senior Notes due 2006 and the $402.5 million principal of the 5% Convertible Subordinated Preferred Equivalent Debentures due 2027. Changes in interest rates would, assuming all other things being equal, cause the fair market value of debt with a fixed interest rate to increase or decrease, and thus increase or decrease the amount required to refinance the debt. As of December 31, 1998 and 1997, the fair value of the Senior Notes approximated the carrying value and the fair market value of the Debentures was $249.6 million and $368.8 million, respectively. The fair value of the Senior Notes is solely dependent on changes in prevailing interest rates, whereas the fair value of the Debentures is dependent on prevailing interest rates and our current stock price as it relates to the conversion price of $80 per share of our Common Stock.

   We have various other debt instruments but believe that the impact of changes in interest rates in the near term will not be material to these instruments.

SECTION D    FINANCIAL STATEMENTS

PART 1:      RESTATED AUDITED HISTORICAL FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULES

    This section presents Weatherford's Restated Audited Historical Financial Statements and Financial Statement Schedules previously included in Weatherford's Annual Report on Form 10-K for the three years ended
December 1998, 1997 and 1996.

    INDEX TO RESTATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                                               Page
                                                                               ----
Report of Independent Public Accountants..................................      41
Restated Consolidated Balance Sheets as of December 31, 1998 and 1997.....      42
Restated Consolidated Statements of Income for each of the three years
  in the period ended December 31, 1998...................................      43
Restated Consolidated Statements of Stockholders' Equity for each of
  the three years in the period ended December 31, 1998...................      44
Restated Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1998.............................      45
Notes to Restated Consolidated Financial Statements.......................      46

Financial Statement Schedule:
  II. Valuation and Qualifying Accounts and Allowances....................      71

   All other schedules are omitted because they are not required or because the required information is included in the restated financial statements or notes thereto.

                    Report of Independent Public Accountants

To Weatherford International, Inc.:

We have audited the accompanying restated consolidated balance sheets of Weatherford International, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related restated consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Weatherford International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule II relating to Weatherford International, Inc. and subsidiaries is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements of Weatherford International, Inc. and subsidiaries.



ARTHUR ANDERSEN LLP
Houston, Texas
February 17, 1999
(except with respect to the matter
discussed in Note 2, as to
which the date is October 22, 1999)

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
                      RESTATED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         DECEMBER 31,
                                                                                ----------------------------
                                                                                    1998             1997
                                                                                -----------      -----------
ASSETS
CURRENT ASSETS:
     Cash and Cash Equivalents ............................................     $    34,131      $    66,008
     Accounts Receivable, Net of Allowance for Uncollectible Accounts
       of $19,398 in 1998 and $23,077 in 1997 .............................         271,867          381,474
     Inventories ..........................................................         298,555          269,563
     Current Deferred Tax Asset ...........................................          44,218           35,860
     Other Current Assets .................................................          83,325           29,926
                                                                                -----------      -----------
                                                                                    732,096          782,831
                                                                                -----------      -----------

PROPERTY, PLANT AND EQUIPMENT, AT COST:
     Land, Buildings and Other Property ...................................         162,466          146,624
     Rental and Service Equipment .........................................         902,939        1,010,065
     Machinery and Equipment ..............................................         312,611          220,389
                                                                                -----------      -----------
                                                                                  1,378,016        1,377,078
     Less:  Accumulated Depreciation ......................................         748,740          703,105
                                                                                -----------      -----------
                                                                                    629,276          673,973
                                                                                -----------      -----------

GOODWILL, NET .............................................................         648,570          560,877
NET ASSETS OF DISCONTINUED OPERATIONS .....................................         545,211          432,722
OTHER ASSETS ..............................................................          83,459           57,631
                                                                                -----------      -----------
                                                                                $ 2,638,612      $ 2,508,034
                                                                                ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Short-Term Borrowings ................................................     $   137,279      $    24,243
     Current Portion of Long-Term Debt ....................................          14,915            6,541
     Accounts Payable .....................................................          92,274          117,563
     Accrued Salaries and Benefits ........................................          40,127           55,570
     Current Tax Liability ................................................          21,839           44,317
     Other Accrued Liabilities ............................................         106,139           98,736
                                                                                -----------      -----------
                                                                                    412,573          346,970
                                                                                -----------      -----------

LONG-TERM DEBT ............................................................         220,398          224,935
DEFERRED INCOME TAXES AND OTHER ...........................................         109,261           75,080
5% CONVERTIBLE SUBORDINATED PREFERRED EQUIVALENT DEBENTURES ...............         402,500          402,500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Common Stock, $1 Par Value, Authorized 250,000 Shares, Issued
       103,513 Shares in 1998 and 101,958 Shares in 1997 ..................         103,513          101,958
     Capital in Excess of Par Value .......................................       1,052,899        1,018,024
     Treasury Stock, at Cost ..............................................        (193,328)        (165,287)
     Retained Earnings ....................................................         607,185          542,348
     Accumulated Other Comprehensive Loss .................................         (76,389)         (38,494)
                                                                                -----------      -----------
                                                                                  1,493,880        1,458,549
                                                                                -----------      -----------
                                                                                $ 2,638,612      $ 2,508,034
                                                                                ===========      ===========

              The accompanying notes are an integral part of these
                  restated consolidated financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
                   RESTATED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------
                                                                       1998             1997             1996
                                                                   -----------      -----------      -----------
REVENUES:
     Products ................................................     $   603,765      $   486,108      $   367,038
     Services and Rentals ....................................         760,084          871,266          762,920
                                                                   -----------      -----------      -----------
                                                                     1,363,849        1,357,374        1,129,958

COSTS AND EXPENSES:
     Cost of Products ........................................         444,099          356,779          276,019
     Cost of Services and Rentals ............................         502,652          580,814          548,633
     Selling, General and Administrative Attributable to
       Segments ..............................................         219,939          169,385          141,552
     Corporate General and Administrative ....................          26,020           36,896           38,424
     Equity in Earnings of Unconsolidated Affiliates .........          (2,679)          (2,582)          (2,078)
     Merger Costs and Other Charges ..........................         137,647               --               --
                                                                   -----------      -----------      -----------
                                                                     1,327,678        1,141,292        1,002,550
                                                                   -----------      -----------      -----------
OPERATING INCOME .............................................          36,171          216,082          127,408

OTHER INCOME (EXPENSE):
     Interest Income .........................................           3,093            8,329            4,145
     Interest Expense ........................................         (42,489)         (30,638)         (31,997)
     Gain on Sale of Marketable Securities ...................              --            3,352               --
     Other, Net ..............................................          (2,955)             931             (802)
                                                                   -----------      -----------      -----------

INCOME (LOSS) BEFORE INCOME TAXES ............................          (6,180)         198,056           98,754
(PROVISION) BENEFIT FOR INCOME TAXES .........................           5,297          (68,311)         (27,529)
                                                                   -----------      -----------      -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS .....................            (883)         129,745           71,225
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES ............          65,720           67,028           28,404
GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS, NET OF TAXES ....              --               --           66,924
EXTRAORDINARY CHARGE, NET OF TAXES ...........................              --           (9,010)            (731)
                                                                   -----------      -----------      -----------
NET INCOME ...................................................     $    64,837      $   187,763      $   165,822
                                                                   ===========      ===========      ===========

BASIC EARNINGS (LOSS) PER SHARE:
     Income (Loss) From Continuing Operations ................     $     (0.01)     $      1.35      $      0.79
     Income From Discontinued Operations .....................            0.68             0.69             0.32
     Gain on Disposal of Discontinued Operations .............              --               --             0.75
     Extraordinary Charge ....................................              --            (0.09)           (0.01)
                                                                   -----------      -----------      -----------
     Net Income Per Share ....................................     $      0.67      $      1.95      $      1.85
                                                                   ===========      ===========      ===========
     Basic Weighted Average Shares Outstanding ...............          97,065           96,052           89,842
                                                                   ===========      ===========      ===========

DILUTED EARNINGS (LOSS) PER SHARE:
     Income (Loss) From Continuing Operations ................     $     (0.01)     $      1.33      $      0.78
     Income From Discontinued Operations .....................            0.68             0.68             0.31
     Gain on Disposal of Discontinued Operations .............              --               --             0.74
     Extraordinary Charge ....................................              --            (0.09)           (0.01)
                                                                   -----------      -----------      -----------
     Net Income Per Share ....................................     $      0.67      $      1.92      $      1.82
                                                                   ===========      ===========      ===========
     Diluted Weighted Average Shares Outstanding .............          97,065           97,562           90,981
                                                                   ===========      ===========      ===========


              The accompanying notes are an integral part of these
                  restated consolidated financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
            RESTATED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                           ACCUMULATED OTHER
                                                                                                            COMPREHENSIVE
                                                                                                                INCOME
                                                                                                                (LOSS)
                                                                                                       --------------------------
                                                                                                         CUMULATIVE
                                                                                                          FOREIGN       UNREALIZED
                                                    COMMON STOCK            CAPITAL IN                   CURRENCY        GAIN ON
                                                ------------------------     EXCESS OF     RETAINED     TRANSLATION     MARKETABLE
                                                  SHARES        $1 PAR       PAR VALUE     EARNINGS      ADJUSTMENT     SECURITIES
                                                ---------    -----------    -----------   -----------   ------------    -----------
Balance at December 31, 1995 .................     85,485    $    85,485    $   698,320   $   189,838    $   (12,784)   $        --
Total Comprehensive Income ...................         --             --             --       165,822          1,304          2,381
Shares Issued in Acquisitions ................      2,339          2,339         48,395            --             --             --
Shares Issued Under Employee
  Benefit Plans ..............................         29             29          1,342            --             --             --
Stock Grants and Options Exercised ...........        740            740         12,038            --             --             --
Issuance of Common Stock .....................      6,900          6,900         93,960            --             --             --
Purchase of Treasury Stock for Executive
  Deferred Compensation Plan .................         --             --             --            --             --             --
                                                ---------    -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1996 .................     95,493         95,493        854,055       355,660        (11,480)         2,381
Total Comprehensive Income (Loss) ............         --             --             --       187,763        (27,014)        (2,381)
Effect of Immaterial Pooling .................        946            946           (717)       (1,075)            --             --
Replacement Shares (Shares Acquired)
  from GulfMark Merger .......................      4,471          4,471        142,788            --             --             --
Shares Issued Under Employee
  Benefit Plans ..............................         11             11            464            --             --             --
Stock Grants and Options Exercised ...........      1,037          1,037         12,635            --             --             --
Tax Benefit of Options Exercised .............         --             --          8,799            --             --             --
Purchase of Treasury Stock Under
  Stock Repurchase Plan ......................         --             --             --            --             --             --
Purchase of Treasury Stock for Executive
  Deferred Compensation Plan .................         --             --             --            --             --             --
                                                ---------    -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1997 .................    101,958        101,958      1,018,024       542,348        (38,494)            --
Total Comprehensive Income (Loss) ............         --             --             --        64,837        (37,895)            --
Shares Issued in an Acquisition ..............        727            727         30,026            --             --             --
Shares Issued Under Employee
  Benefit Plans ..............................         12             12            312            --             --             --
Stock Grants and Options Exercised ...........      2,115          2,115         40,627            --             --             --
Tax Benefit of Options Exercised .............         --             --          7,760            --             --             --
Purchase of Treasury Stock Under
  Stock Repurchase Plan ......................         --             --             --            --             --             --
Purchase of Treasury Stock for Executive
  Deferred Compensation Plan .................         --             --             --            --             --             --
Retirement of Treasury Stock .................     (1,299)        (1,299)       (49,229)           --             --             --
Recognition of Deferred Compensation
  Due to Merger ..............................         --             --          5,379            --             --             --
                                                ---------    -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1998 .................    103,513    $   103,513    $ 1,052,899   $   607,185    $   (76,389)   $        --
                                                =========    ===========    ===========   ===========    ===========    ===========

                                                    TREASURY STOCK            TOTAL
                                                ------------------------  STOCKHOLDERS'
                                                 SHARES         AMOUNT        EQUITY
                                                ---------    -----------  -------------

Balance at December 31, 1995 .................       (265)   $    (2,522)   $   958,337
Total Comprehensive Income ...................         --             --        169,507
Shares Issued in Acquisitions ................         --             --         50,734
Shares Issued Under Employee
  Benefit Plans ..............................         20            419          1,790
Stock Grants and Options Exercised ...........         (8)          (394)        12,384
Issuance of Common Stock .....................         --             --        100,860
Purchase of Treasury Stock for Executive
  Deferred Compensation Plan .................        (44)          (908)          (908)
                                                ---------    -----------    -----------
Balance at December 31, 1996 .................       (297)        (3,405)     1,292,704
Total Comprehensive Income (Loss) ............         --             --        158,368
Effect of Immaterial Pooling .................         --             --           (846)
Replacement Shares (Shares Acquired)
  from GulfMark Merger .......................     (4,471)      (147,259)            --
Shares Issued Under Employee
  Benefit Plans ..............................         --             --            475
Stock Grants and Options Exercised ...........         (5)          (247)        13,425
Tax Benefit of Options Exercised .............         --             --          8,799
Purchase of Treasury Stock Under
  Stock Repurchase Plan ......................       (275)       (11,860)       (11,860)
Purchase of Treasury Stock for Executive
  Deferred Compensation Plan .................        (48)        (2,516)        (2,516)
                                                ---------    -----------    -----------
Balance at December 31, 1997 .................     (5,096)      (165,287)     1,458,549
Total Comprehensive Income (Loss) ............         --             --         26,942
Shares Issued in an Acquisition ..............         --             --         30,753
Shares Issued Under Employee
  Benefit Plans ..............................         --             --            324
Stock Grants and Options Exercised ...........     (1,240)       (38,215)         4,527
Tax Benefit of Options Exercised .............         --             --          7,760
Purchase of Treasury Stock Under
  Stock Repurchase Plan ......................       (993)       (37,585)       (37,585)
Purchase of Treasury Stock for Executive
  Deferred Compensation Plan .................        (79)        (2,769)        (2,769)
Retirement of Treasury Stock .................      1,299         50,528             --
Recognition of Deferred Compensation
  Due to Merger ..............................         --             --          5,379
                                                ---------    -----------    -----------
Balance at December 31, 1998 .................     (6,109)   $  (193,328)   $ 1,493,880
                                                =========    ===========    ===========

                 The accompanying notes are an integral part of
               these restated consolidated financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
                 RESTATED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                   -----------------------------------
                                                                                     1998          1997         1996
                                                                                   ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income ................................................................   $  64,837    $ 187,763    $ 165,822
     Adjustments to Reconcile Net Income to Net Cash Provided
       by Operating Activities:
       Non-Cash Portion of Merger Costs and Other Charges ......................      94,095           --           --
       Depreciation and Amortization ...........................................     139,558      119,321      110,784
       Net Income from Discontinued Operations .................................     (65,720)     (67,028)     (28,404)
       Gain on Disposal of Discontinued Operations, Net ........................          --           --      (66,924)
       Gain on Sale of Assets, Net .............................................     (35,315)     (20,056)     (13,946)
       Extraordinary Charge on Prepayment of Debt, Net .........................          --        9,010          731
       Deferred Income Tax Provision (Benefit) from Continuing Operations ......     (15,560)      17,416      (11,187)
       Provision for Uncollectible Accounts Receivable .........................       2,189       13,088        4,608
       Change in Assets and Liabilities, Net of Effects of Businesses
         Acquired:
         Accounts Receivable ...................................................     110,038      (74,422)     (46,239)
         Inventories ...........................................................     (50,677)     (54,543)      (3,141)
         Other Current Assets ..................................................     (26,025)      (1,378)       2,380
         Accounts Payable ......................................................     (30,876)       9,208       11,758
         Accrued Current Liabilities ...........................................     (78,052)      20,446           (3)
         Other Assets ..........................................................       9,097       (2,640)      (2,266)
         Other, Net ............................................................      (3,524)       4,372      (11,302)
                                                                                   ---------    ---------    ---------
           Net Cash Provided by Continuing Operations ..........................     114,065      160,557      112,671
           Net Cash Provided (Used) by Discontinued Operations .................       7,787      (38,513)       5,878
                                                                                   ---------    ---------    ---------
           Net Cash Provided by Operating Activities ...........................     121,852      122,044      118,549
                                                                                   ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of Businesses, Net of Cash Acquired ...........................    (128,288)    (272,448)     (41,958)
     Capital Expenditures for Property, Plant and Equipment ....................    (167,777)    (180,310)    (158,393)
     Proceeds from Sales of Businesses .........................................          --       68,798      326,016
     Proceeds from Sales of Property, Plant and Equipment ......................      47,953       30,431       19,983
     Purchase of Short-Term Investment .........................................     (20,742)          --           --
     Proceeds from Sale and Leaseback of Equipment .............................     100,000           --           --
     Acquisitions and Capital Expenditures of Discontinued Operations ..........     (48,654)     (81,711)    (115,587)
     Income Taxes Paid on Disposal of Discontinued Operations ..................          --      (62,808)          --
     Proceeds From Sale of Marketable Securities ...............................          --       23,352           --
     Other, Net ................................................................         589       (6,384)     (15,388)
                                                                                   ---------    ---------    ---------
         Net Cash Provided (Used) by Investing Activities ......................    (216,919)    (481,080)      14,673
                                                                                   ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of Long-Term Debt, Net ...........................................          --      390,911      197,824
     Issuance of Common Stock, Net .............................................          --           --      100,860
     Purchases of Treasury Stock ...............................................     (40,356)     (14,376)        (908)
     Tender of Senior Notes ....................................................          --     (119,980)          --
     Proceeds from Stock Option Exercises ......................................       3,932       16,352       14,148
     Termination Costs on Retirement of Debt ...................................          --      (10,752)      (1,125)
     Borrowings (Repayments) Under Short-Term Borrowings, Net ..................     113,036       21,319     (121,656)
     Repayments on Long-Term Debt, Net .........................................     (12,571)    (103,237)    (105,240)
     Other Financing Activities, Net ...........................................         324      (10,111)       4,978
                                                                                   ---------    ---------    ---------
         Net Cash Provided by Financing Activities .............................      64,365      170,126       88,881
                                                                                   ---------    ---------    ---------
     Effect of Exchange Rate on Cash ...........................................      (1,175)        (784)        (220)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...........................     (31,877)    (189,694)     221,883
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .................................      66,008      255,702       33,819
                                                                                   ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR .......................................   $  34,131    $  66,008    $ 255,702
                                                                                   =========    =========    =========


                 The accompanying notes are an integral part of
               these restated consolidated financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The restated consolidated financial statements include the accounts of Weatherford International, Inc. and all majority-owned subsidiaries (the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its 50% or less-owned affiliates using the equity method.

BASIS OF PRESENTATION

     In October 1999, the Board of Directors of the Company approved a plan to distribute all of the outstanding shares of common stock of its wholly owned subsidiary, Grant Prideco, Inc. (the "Spinoff") to holders of the Company's common stock, $1.00 par value ("Common Stock"). In connection with the Spinoff, the Company will transfer its drilling products businesses to Grant Prideco, Inc. ("Grant Prideco"). As a result the Company has restated its financial statements reflecting the historical operations of Grant Prideco as discontinued operations (See Note 2).

NAME CHANGE

     At the Company's annual stockholders meeting on September 21, 1998, the stockholders of the Company approved a name change from EVI Weatherford, Inc. to Weatherford International, Inc. The Company's Common Stock, is listed on the New York Stock Exchange with a new stock symbol of "WFT".

NATURE OF OPERATIONS

     The Company is one of the world's largest providers of oilfield services and equipment for the oil and gas industry.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are valued using the first-in, first-out ("FIFO") method and are stated at the lower of cost or market.

OTHER CURRENT ASSETS

     Other current assets are comprised of non-trade receivables, prepaid expenses, and short-term investments. The net increase from December 31, 1997 to December 31, 1998 primarily reflects the receivable of $19.6 million related to the December 1998 sale and leaseback of compression equipment (See Note 15) and the fourth quarter purchase of short-term investments in debt securities for $20.7 million.

DEBT AND EQUITY SECURITIES

     Investments in debt and equity securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), Accounting for Debt and Equity Securities, and accordingly, these investments are recorded at their fair market value with unrealized gains or losses recorded as a separate component of stockholders' equity. The Company has classified these investments in other current assets as available for sale, with any other than temporary decline in fair value of securities charged to earnings. In April 1997, the Company sold equity securities, comprised of approximately 3.1 million shares of Parker Drilling Company ("Parker") common stock, pursuant to a public offering effected by Parker. As a result, the Company

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

received net proceeds of approximately $23.4 million and recognized a pre-tax gain of approximately $3.4 million. (See Note 2).

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of renewals, replacements and betterments are capitalized. Depreciation on fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The Company evaluates potential impairment of property, plant and equipment and other long-lived assets on an ongoing basis whenever events or circumstances indicate that carrying amounts may not be recoverable. The useful lives of the major classes of property, plant and equipment are as follows:


                                                        LIFE
                                                   --------------
     Buildings and other property...............   5  -  45 years
     Rental and service equipment...............   3  -  15 years
     Machinery and equipment....................   3  -  20 years

INTANGIBLE ASSETS AND AMORTIZATION

     The Company's intangible assets are comprised primarily of goodwill and identifiable intangible assets, principally patents and technology licenses. The Company periodically evaluates goodwill and other intangible assets, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of any intangible assets. Goodwill is being amortized on a straight-line basis over the lesser of the estimated useful life up to 40 years. Other identifiable intangible assets, included as a component of other assets, are amortized on a straight-line basis over the years expected to be benefited, ranging from 5 to 15 years.

     Amortization expense for goodwill and other intangible assets was approximately $17.6 million, $11.6 million and $9.6 million for 1998, 1997 and 1996, respectively. Accumulated amortization for goodwill at December 31, 1998 and 1997 was $41.4 million and $26.3 million, respectively.

ENVIRONMENTAL EXPENDITURES

     Environmental expenditures that relate to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenues, are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the costs can be reasonably estimated. Estimates are based on currently available facts and technology, presently enacted laws and regulations and the Company's prior experience in remediation of contaminated sites. Liabilities included $3.6 million and $8.5 million of accrued environmental expenditures at December 31, 1998 and 1997, respectively.

STOCK-BASED COMPENSATION

     In 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 123, ("SFAS No. 123"), Accounting for Stock Based Compensation. The Company has elected not to adopt the accounting recognition provisions of SFAS No. 123 and, as permitted, has continued to use the intrinsic value method of accounting established by Accounting Principles Board Opinion No. 25 ("APB No. 25") Accounting for Stock Issued to Employees to account for its stock-based compensation programs. Under APB No. 25 no compensation expense is recognized when the exercise price of an employee stock option is equal to the market price of Common Stock on the grant date. The Company has adopted SFAS No. 123 by making the required pro forma disclosures of net earnings and earnings per share as if the fair value method of accounting under SFAS No. 123 had been applied. (See Note 11).

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

FOREIGN CURRENCY TRANSLATION

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included as accumulated other comprehensive loss, a component of stockholders' equity. Currency transaction gains and losses are reflected in income for the period.

     The net decline in the cumulative foreign currency translation adjustment, as reported in the Restated Consolidated Statements of Stockholders' Equity, from December 31, 1997 to December 31, 1998 was $37.9 million which primarily reflects the financial impact of the devaluation of the Canadian and Latin American currencies as compared to the U.S. dollar.

FOREIGN EXCHANGE CONTRACTS

     The Company enters into foreign exchange contracts only as a hedge against certain existing economic exposures, and not for speculative or trading purposes. These contracts reduce exposure to currency movements affecting specific existing assets and liabilities denominated in foreign currencies, such exposure resulting primarily from trade receivables and payables and intercompany loans. The future value of these contracts and the related currency positions are subject to offsetting market risks resulting from foreign currency exchange rate volatility. The counterparties to the Company's foreign exchange contracts are creditworthy multinational commercial banks. Management believes that the risk of counterparty nonperformance is immaterial. At December 31, 1998 and 1997, the Company had contracts maturing within the next 60 days to sell $33.4 million and $36.8 million, respectively, in Norwegian kroner, U.K. pounds sterling, Canadian dollars and Dutch guilders. Had such respective contracts matured on December 31, 1998 and 1997, the Company's required cash outlay would have been insignificant.

ALLOCATION OF INTEREST EXPENSE TO DISCONTINUED OPERATIONS

     The Company's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating levels, and to centrally manage various cash functions. Consequently, a portion of the Company's historical interest expense has been allocated to discontinued operations. The amount allocated reflects interest expense associated with the Grant Prideco Note (See
Note 2) calculated using the Company's average long-term debt interest rates for the applicable periods. The amounts allocated using this methodology result in amounts consistent with the allocation of interest expense based on a ratio of the net assets of discontinued operations to the Company's consolidated net assets plus debt.

ACCOUNTING FOR INCOME TAXES

     Under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

REVENUE RECOGNITION

     The Company recognizes revenue as products are shipped or accepted by the customer and when service and rentals are provided. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost downhole are reflected as revenues.

EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income by the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per common share is computed by dividing income by the weighted average number of shares of Common Stock outstanding during the year adjusted for the dilutive effect of the incremental shares that would have been outstanding under the Company's stock option and restricted stock plans (See Note 11). The effect of stock options and restricted stock are not included in the computation for periods in which a loss from continuing operations occurs because to do so would have been anti-dilutive. The effect of the 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures") on diluted earnings per share is anti-dilutive and, thus, has no impact.

     The following reconciles basic and diluted weighted average shares:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                    1998     1997     1996
                                                                   ------   ------   ------
                                                                        (in thousands)

Basic weighted average number of shares outstanding ............   97,065   96,052   89,842
Dilutive effect of stock option and restricted stock plans .....        -    1,510    1,139
                                                                   ------   ------   ------
Diluted weighted average number of shares outstanding ..........   97,065   97,562   90,981
                                                                   ======   ======   ======

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

NEW REPORTING REQUIREMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted SFAS No. 130 in 1998 and presents comprehensive income in the accompanying Restated Consolidated Statements of Stockholders' Equity. The primary adjustments and reclassifications to reflect net income on a comprehensive income basis for the years presented were foreign currency translation adjustments and the effect of unrealized and realized gains on marketable securities.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes disclosure requirements for pensions and other postretirement benefits. The Company adopted SFAS No. 132 in 1998 (See Note 12).

     In March 1998, the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP provides guidance with respect to accounting for the various types of costs incurred for computer software developed or obtained for the Company's use. The Company has adopted SOP 98-1. The adoption did not have a significant effect on the restated consolidated results of operations or financial position.

     In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. The Company does not capitalize start-up cost; thus, the adoption will not have a significant effect on the restated consolidated results of operations or financial position of the Company.

     In June 1998, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, amending the effective date of SFAS No. 133 to years beginning after June 15, 2000. The Company is currently evaluating the impact that SFAS No. 133 will have on its consolidated financial statements.

2.  DISCONTINUED OPERATIONS AND DISPOSITIONS

GRANT PRIDECO

     In October 1999, the Board of Directors of the Company approved a plan to Spinoff Grant Prideco. The Spinoff is conditioned upon the receipt of a revenue ruling from the United States Internal Revenue Service (the "IRS") to the effect that receipt of shares of Grant Prideco common stock should be tax free for federal income tax purposes to our stockholders and that the Company should not recognize income, gain or loss as a result of the Spinoff.

     The results of operations for Grant Prideco are reflected in the accompanying Restated Consolidated Statements of Income as "Discontinued Operations, Net of Taxes." Condensed results of Grant Prideco were as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------
                                                            1998            1997            1996
                                                         ------------    ------------    -----------
                                                                      (in thousands)
   Revenues..........................................    $   646,805     $   611,715     $  337,312
                                                         -----------     -----------     ----------
   Income before interest allocation and income taxes        112,818         114,155         39,907
   Interest allocation ..............................         (7,250)         (7,250)        (5,987)
   Provision for income taxes........................        (39,848)        (39,877)       (12,984)
                                                         -----------     -----------     ----------
   Net income........................................    $    65,720     $    67,028     $   20,936
                                                         ===========     ===========     ==========

     In connection with the Spinoff, Grant Prideco will issue an unsecured subordinated note to the Company in the amount of $100.0 million. The $100.0 million obligation will bear interest at an annual rate equal to 10.0%. Interest payments will be due quarterly, and principal and all unpaid interest will be due no later than December 31, 2001. Under the terms of the note, Grant Prideco is required to repay this note with the proceeds of any debt or equity financing, excluding financing under a credit facility or any equity issued in connection with a business combination. The indebtedness of Grant Prideco to the Company will be subordinated to the working capital obligations of Grant Prideco to its banks. Grant Prideco currently intends to repay the obligations within 12 months from the completion of the Spinoff, pursuant to an anticipated public debt financing. Grant Prideco's ability to repay this indebtedness, however, will be dependent upon market conditions.

     The Company purchases drill pipe and other related products from Grant Prideco. The amounts purchased by the Company for the years ended
December 31, 1998, 1997 and 1996 were $9.6 million, $7.7 million and
$5.7 million, respectively. Such purchases represent Grant Prideco's cost and have been eliminated in the accompanying restated consolidated financial statements.

     The Company charged Grant Prideco a management fee of $1.0 million, $0.9 million and $0.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. The fee is based on the time devoted to Grant Prideco for accounting, tax, treasury and risk management services.

     Grant Prideco was charged $5.6 million, $3.5 million and $1.1 million of costs related to the Company's information systems function in the years ended December 31, 1998, 1997 and 1996, respectively. Information systems charges were based on direct support provided, equipment usage and number of system users.

     The Company intends to enter into a transition services agreement with Grant Prideco for a period of one year from the Spinoff date. Under the agreement, the Company will provide certain services requested by Grant Prideco. The fee for these services will be based on a cost-plus 10% basis. The transition services to be provided under this agreement may include accounting, tax, finance and legal services, employee benefit services, information services, management information systems and may include any other similar services.

     The Company intends to enter into a preferred customer agreement with Grant Prideco pursuant to which the Company will agree for at least a three year period to purchase at least 70% of its requirements of drill stem product from Grant Prideco. The price for those products will be at a price not greater than that which Grant Prideco sells to its best similarly situated customers. The Company will be entitled to apply against its purchases a drill stem credit granted to it in the amount of $15 million, subject to a limitation of the application of the credit to no more than 20% of any purchase.

MALLARD BAY

     On November 11, 1996, the Company completed the sale of its contract drilling segment which was comprised of the Mallard Bay contract drilling division ("Mallard Division") to Parker, in exchange for cash of approximately $306.9 million and approximately 3.1 million shares of Parker common stock valued by the Company at approximately $20.0 million. The Company reported a net gain on the disposal of the Mallard Division of $66.9 million, net of taxes of $44.6 million.

     The results of operations for the Mallard Division are reflected in the accompanying Restated Consolidated Statements of Income as "Discontinued Operations, Net of Taxes." Condensed results of the Mallard Division discontinued operations were as follows:


                                                                                        ELEVEN
                                                                                     MONTHS ENDED
                                                                                     NOVEMBER 11,
                                                                                         1996
                                                                                    -------------
                                                                                    (in thousands)
     Revenues...................................................................    $      81,310
                                                                                    -------------
     Income before income taxes.................................................           11,490
     Provision for income taxes.................................................           (4,022)
                                                                                    -------------
     Net income.................................................................    $       7,468
                                                                                    =============

OTHER BUSINESSES

     During 1997 and 1996, the Company also sold certain non-core businesses. Cash proceeds from these transactions totaled $68.8 million and $19.2 million in 1997 and 1996, respectively.



3.   MERGERS AND ACQUISITIONS

     On May 27, 1998, EVI, Inc. ("EVI") completed a merger with Weatherford Enterra, Inc. ("WII"), merging WII with and into EVI pursuant to a tax free merger (the "Merger") in which the stockholders of WII received 0.95 of a share of the Company's Common Stock in exchange for each outstanding share of WII common stock, approximately 48.9 million shares. In addition, approximately 1.4 million shares of Common Stock have been reserved for issuance by the Company for outstanding options under WII's compensation and benefit plans. The Merger was accounted for as a pooling of interests.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     The separate results of EVI and WII and the combined company were as follows:


                                                   January 1 to
                                                      May 27,       Year Ended December 31,
                                                    -----------    --------------------------
                                                       1998           1997           1996
                                                    -----------    -----------    -----------
                                                                 (in thousands)
    Revenues:
      EVI .......................................   $   505,549    $   892,264    $   478,020
      WII .......................................       426,422      1,083,965        994,468
      Merger adjustments ........................        (4,963)        (7,140)        (5,218)
                                                    -----------    -----------    -----------
      Combined ..................................       927,008      1,969,089      1,467,270
      Discontinued Operations ...................      (311,367)      (611,715)      (337,312)
                                                    -----------    -----------    -----------
        Restated ................................   $   615,641    $ 1,357,374    $ 1,129,958
                                                    ===========    ===========    ===========

    Extraordinary Charge, Net of Taxes:
      EVI .......................................   $      --      $    (9,010)   $      (731)
      WII .......................................          --             --             --
                                                    -----------    -----------    -----------
      Combined ..................................   $      --      $    (9,010)   $      (731)
                                                    ===========    ===========    ===========

    Net Income (Loss):
      EVI .......................................   $    54,045    $    74,685    $    98,166
      WII .......................................        48,481        112,900         70,073
      Merger adjustments ........................        (1,033)           178         (2,417)
                                                    -----------    -----------    -----------
      Combined ..................................   $   101,493    $   187,763    $   165,822
                                                    ===========    ===========    ===========

     Merger adjustments include the elimination of intercompany revenues of $5.0 million, $7.1 million and $5.2 million and cost of sales of $3.4 million, $5.7 million and $4.2 million for the five months ended May 27, 1998 and years ended December 31, 1997 and 1996, respectively. Merger adjustments for the years ended December 31, 1997 and 1996 also include the elimination of expenses of $1.7 million and a gain of $2.7 million, respectively, recorded by WII on the sale of Arrow Completion Systems, Inc. to EVI in December 1996.

     On February 19, 1998, the Company completed the acquisition of Ampscot Equipment Ltd. ("Ampscot"), an Alberta corporation, for approximately $57.1 million in cash. Ampscot is a Canadian-based manufacturer of pumping units.

     On January 15, 1998, the Company completed the acquisition of Taro Industries Limited ("Taro"), an Alberta corporation, in which approximately 0.8 million shares of Common Stock have been issued to the shareholders of Taro in exchange for their shares of Taro stock. Taro is a Canadian provider of well automation, gas compression, and drilling equipment distribution.

     On January 12, 1998, the Company completed the acquisition of the Houston Well Screen group of companies ("HWS") from Van der Horst Limited, a Singapore company, for a net purchase price of approximately $27.6 million in cash. The HWS acquisition includes the purchase of Van der Horst U.S.A., Inc., which is the holding company of Houston Well Screen Company and of Houston Well Screen Asia Pte. Ltd., which has operations in Singapore and Indonesia. HWS makes wedge-wire screen products for use in oil and gas production and other applications.

     On December 3, 1997, the Company completed the acquisition of all of the outstanding shares of BMW Monarch (Lloydminster) Ltd. ("BMW Monarch") and BMW Pump Inc. ("BMW Pump") for aggregate consideration of approximately $98.8 million in cash, including a final working capital adjustment, and $14.3 million in assumed debt. BMW Pump is a Canadian-based manufacturer of progressing cavity pumps, and BMW Monarch is a Canadian supplier of progressing cavity pumps, as well as, other production related oilfield products.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     On December 2, 1997, the Company completed the acquisition of all of the capital stock of Trico Industries, Inc., ("Trico") in exchange for $105.0 million in cash and the assumption of $8.7 million of debt. Trico is a Texas-based manufacturer and distributor of sub-surface reciprocating pumps, sucker rods, accessories and hydraulic lift systems.

     On May 1, 1997, the Company acquired GulfMark International, Inc. ("GulfMark") pursuant to a merger in which approximately 4.4 million shares of Common Stock were issued to the stockholders of GulfMark. Prior to the merger, GulfMark effected a spinoff to its stockholders of its marine transportation services business. The retained assets of GulfMark that were acquired by the Company in this transaction consisted of approximately 4.4 million shares of Common Stock, an erosion control company and certain other miscellaneous assets. The 4.4 million shares of Common Stock acquired are classified as "Treasury Stock, at Cost" on the accompanying Restated Consolidated Balance Sheets. Because the number of shares of Common Stock issued in the GulfMark acquisition approximated the number of shares of Common Stock held by GulfMark prior to the acquisition, the GulfMark acquisition had no material effect on the outstanding number of shares of Common Stock or net equity of the Company.

     On May 23, 1996, the Company acquired the business and assets of Nodeco AS, a Norwegian company, and its wholly-owned subsidiary, Aarbakke AS (collectively, "Nodeco"). Nodeco designs, manufactures, sells, and rents oil and gas well completion products primarily consisting of liner hanger equipment and related services, as well as pump packers. The Company paid cash of approximately $14.4 million and issued 0.7 million shares of its Common Stock.

     The Company has also effected various other 1998, 1997, and 1996 acquisitions integrated into the Company's continuing operations for a total consideration of approximately $65.9 million, $75.6 million and $30.9 million, respectively.

     The Company also acquired various other companies that were integrated into Grant Prideco. Total consideration was $9.2 million in cash for 1998, $6.6 million in cash for 1997 and $30.7 million in cash and $14.2 million in Common Stock for 1996.

     The acquisitions, with the exception of WII, were accounted for using the purchase method of accounting. The results of operations of all such acquisitions are included in the Restated Consolidated Statements of Income from their respective dates of acquisition. The 1998 and 1997 acquisitions are not material individually or in the aggregate for each applicable year.

4.   MERGER AND OTHER CHARGES

     In 1998, the Company incurred $160.0 million in merger and other charges relating to the merger between EVI and WII and a reorganization and rationalization of its businesses in light of industry conditions. Of these charges, $113.0 million was incurred in the second quarter at the time of our merger and with the initial downturn in the industry. A $47.0 million charge was incurred in the fourth quarter in response to the previously unanticipated extent of the decline in the industry which resulted in a need to make additional reductions in operations and align the cost structure with current demand. The net after tax effect of these charges was $104.0 million. Approximately $136.5 million of these charges had been realized as of December 31, 1998, with the remainder of the charges fully realized by the end of the second quarter of 1999 in connection with planned activities. During 1999, no adjustments or reversals to the remaining accrued special charges were necessary.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

The following chart summarizes the special charges made in 1998 (in thousands):

                                           COMPLETION                                                                    BALANCE
                                              AND      ARTIFICIAL                                                         AS OF
                                           OILFIELD       LIFT      COMPRESSION                                         DECEMBER 31,
                                            SERVICES     SYSTEMS      SERVICES    CORPORATE      TOTAL       UTILIZED      1998
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Merger Transaction Costs (1) ...........   $     --     $     --     $     --     $   62,462   $   62,462   $   62,462   $     --
Severance and Related Costs (2) ........        1,961        5,050         --            600        7,611         --          7,611
Facility Closures (3) ..................        8,969       13,817         --           --         22,786        9,957       12,829
Corporate Related Expenses (4) .........         --           --           --          8,297        8,297        5,177        3,120
Inventory Write-Off (5) ................        4,830       17,573         --           --         22,403       22,403         --
Write-Down of Assets (6) ...............       29,195        4,360        1,500        1,436       36,491       36,491         --
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Total ...............................   $   44,955   $   40,800   $    1,500   $   72,795   $  160,050   $  136,490   $   23,560
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

     1) The merger related costs were incurred in the second quarter and included $32.6 million in severance and termination costs related to approximately 300 employees and former officers, and directors, and other employee benefits related to stock grants, in accordance with WII's employment agreements and option plans, and $29.9 million in professional and financial advisory fees, filing and registration fees, and printing and mailing costs.

     2) The severance and related costs included in the fourth quarter charges were $7.6 million for approximately 940 employees specifically identified, with terminations completed in the first half of 1999, in accordance with our announced plan to terminate employees.

     3) The facility and plant closures costs were $10.0 million in the second quarter, all of which have been incurred by year end. These costs related primarily to the elimination of duplicated manufacturing, distribution and service locations following the Merger in May. The facility and plant closures of $12.8 million were accrued in the fourth quarter for the consolidation and closure of approximately 100 service, manufacturing and administrative facilities in response to declining market conditions in the fourth quarter.

     4) The corporate related expenses of $5.2 million recorded in the second quarter and $3.1 million recorded in the fourth quarter were primarily for the consolidation of corporate offices, related lease obligations and the consolidation of technology centers due to the Merger and to align our corporate cost structure in light of current conditions.

     5) The write-off of inventory was $9.9 million in the second quarter and $12.5 million in the fourth quarter, which were reported as cost of products. These charges relate to the write-off of inventory as a result of the combination of EVI's and WII's operations, the rationalization of their product lines, the elimination of certain products, services and locations due to the Merger and as a result of the decline in market conditions.

     6) The write-down of assets was $24.7 million in the second quarter and $11.8 million in the fourth quarter. These charges primarily relate to the write-down of equipment and other assets as a result of the combination of EVI's and WII's operations, the rationalization of their product lines, the elimination of certain products, services and locations due to the Merger, the industry downturn, and the specific identification of assets which are held for sale as a result of the decline in market conditions.

     In the fourth quarter of 1996, the Company adopted a plan to combine its two packer facilities through the closure of one facility in Arlington, Texas. In connection with this decision, the Company incurred a charge of $1.5 million. The Company incurred $1.0 million in 1996 for costs associated with this action during 1996 and accrued $0.5 million for exit costs that it expected to be incurred in 1997 relating to the closure of the facility. Such costs included $0.2 million for severance and termination costs and $0.3 million for the termination of the Arlington lease. Approximately 200 employees were affected by this closure. The closure of the Arlington facility had been substantially completed by June 1997.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS


5.   CASH FLOW INFORMATION

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Other current assets at December 31, 1998 and 1997 included cash of approximately $3.2 million and $3.4 million, respectively, which was restricted as a result of exchange controls in certain foreign countries or cash collateral requirements for performance bonds, letters of credit, and customs bonds.

     Cash paid during the years ended December 31, 1998, 1997, and 1996 for interest and income taxes (net of refunds) was as follows:

                                                                       1998             1997              1996
                                                                   -------------    -------------     -------------
                                                                                   (in thousands)
    Interest paid...........................................       $    47,671      $    38,040       $    26,914
    Income taxes paid, net of refunds.......................            72,580          120,828            21,281


     During the years ended December 31, 1998, 1997, and 1996 there were noncash investing activities of $2.4 million, $3.2 million, and $1.7 million, respectively, relating to capital leases.

     The following summarizes investing activities relating to acquisitions integrated into the Company's continuing operations:

                                                                                YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------------
                                                                        1998             1997              1996
                                                                    ------------     ------------      ------------
                                                                                    (in thousands)
     Fair value of assets, net of cash acquired.............        $     93,495     $    136,302      $     24,462
     Goodwill...............................................             121,657          250,450            62,765
     Total liabilities......................................             (56,111)        (114,304)          (19,029)
     Common Stock issued....................................             (30,753)              --           (26,240)
                                                                    ------------     ------------      ------------
     Cash consideration, net of cash acquired...............        $    128,288     $    272,448      $     41,958
                                                                    ============     ============      ============

     During the years ended December 31, 1998 and 1997, there were noncash financing activities of $7.8 million and $8.8 million, respectively, relating to tax benefits received from the exercise of nonqualified stock options. These benefits were recorded as a reduction of income taxes payable and an increase to capital in excess of par value.

6.   INVENTORIES

     Inventories by category are as follows:

                                                                                               DECEMBER 31,
                                                                                       -----------------------------
                                                                                          1998              1997
                                                                                       -----------       -----------
                                                                                              (in thousands)
     Raw materials, components and supplies..................................          $    86,304       $   117,009
     Work in process.........................................................               25,590            30,850
     Finished goods..........................................................              186,661           121,704
                                                                                       -----------       -----------
                                                                                       $   298,555       $   269,563
                                                                                       ===========       ===========

     Work in process and finished goods inventories include the cost of materials, labor, and plant overhead.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

7.   SHORT-TERM BORROWINGS

                                                                                              DECEMBER 31,
                                                                                      -----------------------------
                                                                                          1998             1997
                                                                                      ------------     ------------
                                                                                             (in thousands)
     Revolving credit facilities with an effective interest rate of 5.6%
       at December 31, 1998..................................................         $    117,279     $     24,243
     Short-term bank loans with effective interest rates
       between 5.73% and 6.10%...............................................               20,000              --
                                                                                      ------------     ------------
                                                                                      $    137,279     $     24,243
                                                                                      ============     ============
     Weighted average interest rate on short-term borrowings
       outstanding during the year...........................................                 5.75%            6.57%

     In June 1996, the Company entered into a new working capital facility and terminated the Company's prior U.S. working capital facility. This resulted in an extraordinary charge of approximately $0.7 million, net of taxes of $0.4 million.

     In May 1998, the Company entered into a new five year unsecured credit agreement which provides for borrowings of up to an aggregate of $250.0 million, consisting of a $200.0 million U.S. credit facility and a $50.0 million Canadian credit facility, and terminated its existing working capital facilities. Amounts outstanding under the facility accrue interest at a variable rate based on either the U.S. prime rate or LIBOR. A commitment fee ranging from 0.09% to 0.20% per annum, depending on the credit ratings assigned to the 7 1/4% Senior Notes due May 15, 2006 (the "7 1/4% Senior Notes"), is payable quarterly on the unused portion of the facility. The facility contains customary affirmative and negative covenants, including a maximum debt to capitalization ratio, a minimum interest coverage ratio, a limitation on liens, and a limitation on asset dispositions. As of December 31, 1998, approximately $117.3 million was outstanding and approximately $0.9 million had been used to support outstanding letters of credit. The Company expects to amend this credit facility prior to the proposed Spinoff to reflect the elimination of Grant Prideco from the facility and to adjust the terms of the facility to reflect the Spinoff.

     The Company also has various credit facilities available only for stand-by letters of credit and bid and performance bonds, pursuant to which funds are available to the Company to secure performance obligations and certain retrospective premium adjustments under insurance policies. The Company had a total of $16.8 million of such letters of credit and bid and performance bonds outstanding at December 31, 1998.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS


8.   LONG-TERM DEBT

                                                                                             DECEMBER 31,
                                                                                     ------------------------------
                                                                                        1998              1997
                                                                                     ------------      ------------
                                                                                            (in thousands)
     Senior Notes with an effective interest rate of 7.25% , due 2006...........     $    200,000      $    200,000
     Industrial Revenue Bonds with variable interest rates, between 3.7%
       and 4.1% at December 31, 1998, due 2002..................................           11,325            10,840
     Foreign bank debt, denominated in foreign currencies.......................            9,069             8,152
     Capital lease obligations under various agreements.........................            4,752             6,759
     Other......................................................................           10,167             5,725
                                                                                     ------------      ------------
                                                                                          235,313           231,476
     Less:  amounts due in one year.............................................           14,915             6,541
                                                                                     ============      ============
     Long-term debt.............................................................     $    220,398      $    224,935
                                                                                     ============      ============

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     The following is a summary of scheduled long-term debt maturities by year (in thousands):

     1999..........................................    $     14,915
     2000..........................................           3,162
     2001..........................................           2,492
     2002..........................................          10,558
     2003..........................................           3,149
     Thereafter....................................         201,037
                                                       ------------
                                                       $    235,313
                                                       ============

     The Company has outstanding $200.0 million of 7 1/4% Senior Notes. The 7 1/4% Senior Notes are unsecured obligations of the Company. Interest on the 7 1/4% Senior Notes is payable semi-annually on May 15 and November 15 of each year. Based on the borrowing rates available to the Company, the fair value of the 7 1/4% Senior Notes approximates the carrying value at December 31, 1998 and 1997.

     In December 1997, the Company completed a cash tender offer and consent solicitation (the "Tender Offer") relating to the Company's outstanding $120.0 million 10 1/4% Senior Notes due 2004 (the "Senior Notes"). An aggregate of $119.98 million principal amount of the Senior Notes were validly tendered by the Company pursuant to the Tender Offer. The prepayment of the Senior Notes resulted in an extraordinary charge of $9.0 million, net of taxes of $5.6 million, or $0.09 per basic share, for the year ended December 31, 1997. The extraordinary charge consists of prepayment fees, other professional fees and the write off of unamortized debt issuance costs.

     The contract terms of the Industrial Revenue Bonds require principal and interest payments to maturity, occurring in December 2002. In connection with the Industrial Revenue Bonds, the Company has letters of credit of $11.3 million.


9.   5% CONVERTIBLE SUBORDINATED PREFERRED EQUIVALENT DEBENTURES

     In November 1997, the Company completed a private placement of $402.5 million principal amount of 5% Convertible Subordinated Preferred Equivalent Debentures due 2027. The net proceeds from the Debentures were $390.9 million. The Debentures are convertible at a price of $80 per share of Common Stock. The Debentures are redeemable by the Company at any time on or after November 4, 2000, at redemption prices described therein, and are subordinated in right of payment of principal and interest to the prior payment in full of certain existing and future senior indebtedness of the Company. The Company also has the right to defer payments of interest on the Debentures by extending the quarterly interest payment period on the Debentures for up to 20 consecutive quarters at anytime when the Company is not in default in the payment of interest. As evidenced by market transactions, the estimated fair value of the Debentures was $249.6 million and $368.8 million as of December 31, 1998 and December 31, 1997, respectively.

     Under the terms of the Debentures, the conversion rate for the Debentures will be adjusted following the Spinoff of Grant Prideco.

10.  STOCKHOLDERS' EQUITY

AUTHORIZED SHARES

     In May 1998, the Company's Restated Certificate of Incorporation was amended and restated to increase the authorized number of shares of Common Stock from 80.0 million to 250.0 million.

PREFERRED STOCK

     The Company is authorized to issue up to 3.0 million shares of $1.00 par value preferred stock. As of December 31, 1998, none had been issued.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

PUBLIC STOCK OFFERINGS

     On July 25, 1996, the Company completed a public offering of 6.9 million shares of Common Stock. The net proceeds of this offering were approximately $100.9 million.

STOCK REPURCHASE PLAN

     In December 1997, the WII Board of Directors instituted a stock repurchase program under which up to $100.0 million of WII common stock could be purchased in open market transactions or in privately negotiated transactions. Pursuant to this program, WII purchased approximately 0.3 million shares of its common stock in December 1997. During 1998, WII purchased approximately 1.0 million shares of its common stock. In connection with the Merger, the stock repurchase program has been discontinued and the repurchased shares retired.

11.  STOCK-BASED COMPENSATION

STOCK OPTION PLANS

     The Company has a number of stock option plans pursuant to which directors, officers and other key employees may be granted options to purchase shares of Common Stock at the fair market value on the date of grant.

     The Company has in effect a 1991 Employee Stock Option Plan ("1991 ESO Plan"), 1992 Employee Stock Option Plan ("1992 ESO Plan") and a 1998 Employee Stock Option Plan ("1998 ESO Plan"). Under these plans, options to purchase up to an aggregate of 8.2 million shares of Common Stock may be granted to officers and key employees of the Company (including directors who are also key employees). At December 31, 1998, approximately 2.2 million options were available for granting under such plans.

     The Company maintained a Non-Employee Director Stock Option Plan ("Director Plan"), a non-qualified stock option plan. In 1998, the Director Plan was terminated to the extent that no additional options will be granted.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     Stock options vest after one to three years and expire after ten to thirteen years from the date of grant. Information about the above stock option plans and predecessor plans, for the three years ended December 31, 1998, is set forth below:

                                                                                                          WEIGHTED
                                                                                                          AVERAGE
                                                                NUMBER               RANGE OF             EXERCISE
                                                                  OF                 EXERCISE              PRICE
                                                                SHARES                PRICES             PER SHARE
                                                              -----------     ---------------------      ----------
Options outstanding, December 31, 1995................          2,739,170     $   4.69   - $  24.70      $    12.39
     Granted  ........................................            882,218        13.07   -    33.73           19.19
     Exercised........................................           (597,121)        5.75   -    21.92           12.41
     Terminated.......................................           (358,128)       17.58   -    29.98           20.83
                                                              -----------
Options outstanding, December 31, 1996................          2,666,139         4.69   -    33.73           13.61
     Granted  ........................................            741,613        27.81   -    32.19           29.05
     Exercised........................................           (936,008)        4.69   -    33.73           11.36
     Terminated.......................................            (47,908)       11.49   -    29.98           24.72
                                                              -----------
Options outstanding, December 31, 1997................          2,423,836         4.69   -    32.19           19.08
     Granted  ........................................          4,855,423        18.13   -    50.50           20.33
     Exercised........................................         (1,195,584)        7.11   -    40.76           31.40
     Terminated.......................................            (24,971)       12.67   -    40.76           35.70
                                                              -----------
Options outstanding, December 31, 1998................          6,058,704         4.69   -    50.50           18.96
                                                              -----------
Options exercisable as of December 31, 1998...........          1,327,446         4.69   -    44.01           16.02
                                                              ===========

     The 6.1 million options outstanding at December 31, 1998, have a weighted average remaining contractual life of 10.5 years. The 1.3 million options exercisable at December 31, 1998, have a weighted average remaining contractual life of 6.4 years.

PRO FORMA COMPENSATION EXPENSE

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method as provided therein. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.0% to 7.0%, expected lives of four to seven years, expected volatility of 38% to 52% and no expected dividends. The weighted average fair value of the options granted in 1998, 1997 and 1996 is $11.97, $14.42 and $10.61, respectively.

     Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma information for the year ended December 31, 1998, reflects the pro forma expense associated with the accelerated vesting of options in connection with the Merger. The pro forma information is not meant to be representative of the effects on reported net income for future years, because as provided by SFAS No. 123, only the effects of awards granted after January 1, 1995, are considered in the pro forma calculation.

                                             1998                       1997                        1996
                                  --------------------------  --------------------------  --------------------------
                                  AS REPORTED     PRO FORMA   AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                  ------------  ------------  ------------  ------------  ------------  ------------
Net income (in thousands)......    $   64,837    $   55,107    $  187,763    $  183,281   $   165,822    $  162,933
Basic earnings per share.......          0.67          0.57          1.95          1.91          1.85          1.81
Diluted earnings per share.....          0.67          0.57          1.92          1.88          1.82          1.79

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

RESTRICTED STOCK PLANS

     WII had a restricted stock plan for certain officers of WII (the "Restricted Plan") and a restricted stock plan for non-employee directors of WII (the "Director Restricted Plan"; collectively, the "Restricted Stock Plans"), pursuant to which shares of Common Stock were granted. Shares granted under the Restricted Stock Plans are subject to certain restrictions on ownership and transferability when granted. Restrictions applicable to shares granted under the Restricted Plan lapse in part based on continued employment and in part based on Company performance. Restrictions applicable to shares granted under the Director Restricted Plan were removed in connection with the Merger and subsequently the plan was terminated. Restrictions related to certain shares granted under the Restricted Plan were also removed as a result of the Merger and subsequently the plan was frozen. In 1998, the Company granted 110,150 shares of restricted stock to directors and officers of the Company. Of these, 75,000 shares were granted pursuant to a separate agreement and are not covered under the Restricted Stock Plans.

     The compensation related to the restricted stock grants is deferred and amortized to expense on a straight-line basis over the period of time the restrictions are in place. The unamortized portion is classified as a reduction of capital in excess of par value in the accompanying Restated Consolidated Balance Sheets.

     The following table provides a summary of restricted stock activity:

                                                                                      NON-EMPLOYEE
                                                                      EMPLOYEE          DIRECTOR
                                                                       SHARES            SHARES
                                                                   -------------     -------------
     Restricted shares outstanding, December 31, 1995..........           34,332               --
       Granted.................................................           29,450               --
       Restrictions removed....................................          (35,848)              --
                                                                   -------------     -------------
     Restricted shares outstanding, December 31, 1996..........           27,934               --
       Granted.................................................           86,489            10,296
       Restrictions removed....................................          (25,679)              --
                                                                   -------------     -------------
     Restricted shares outstanding, December 31, 1997..........           88,744            10,296
       Granted.................................................          110,150               --
       Restrictions removed....................................         (116,294)          (10,296)
                                                                   -------------     -------------
     Restricted shares outstanding, December 31, 1998..........           82,600               --
                                                                   =============     =============
     Shares available for future grant as of December 31, 1998.              --                --
                                                                   =============     =============

     Compensation expense (in thousands):
       1998....................................................    $       4,700     $         352
       1997....................................................            1,146               120
       1996....................................................              418                --
     Deferred compensation at December 31 (in thousands):
       1998....................................................    $       1,563     $          --
       1997....................................................            3,095               352

EXECUTIVE DEFERRED COMPENSATION PLAN

     In May 1992, the Company's stockholders approved the Executive Deferred Compensation Stock Ownership Plan (the "EDC Plan"). Under the EDC Plan, a portion of the compensation for certain key employees of the Company and its subsidiaries, including officers and employee directors, can be deferred for payment after retirement or termination of employment.

     The Company has established a grantor trust to fund the benefits under the EDC Plan. The funds provided to such trust are invested by a trustee independent of the Company primarily in Common Stock of the Company which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Accordingly, the Common Stock held by the trust is included in the accompanying Restated Consolidated Statements of Stockholders' Equity as "Treasury Stock, at Cost" and reflected as such on the Restated Consolidated Balance Sheets.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

12.  RETIREMENT AND EMPLOYEE BENEFIT PLANS

     The Company has defined contribution plans covering certain of its employees. Expenses related to these plans totaled $3.8 million, $2.8 million and $3.4 million in 1998, 1997 and 1996, respectively.

     The Company has defined benefit pension plans covering certain U.S. and international employees. The Company has two United States plans, one of which was terminated in 1998. The other United States plan was acquired as part of the Trico acquisition in December 1997. This plan was frozen on December 31, 1998. With respect to certain international plans, the Company has purchased irrevocable annuity contracts to settle certain benefit obligations. During 1998, the Company terminated one of its international plans. Plan benefits are generally based on years of service and average compensation levels. The Company's funding policy is to contribute, at a minimum, the annual amount required under applicable governmental regulations. Plan assets are invested primarily in equity and fixed income mutual funds.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     Pension expense related to the Company's defined benefit pension plans included the following components:

                                                                              1998           1997           1996
                                                                           ----------     ----------     ----------
                                                                                        (in thousands)
     Service cost--benefits earned during the period...............        $      822     $      267     $      651
     Interest cost on projected benefit obligation................              1,388            386            427
     Expected return on plan assets...............................             (1,213)          (391)          (466)
     Net amortization and deferral................................                (19)            48            213
                                                                           ----------     ----------     ----------
                                                                           $      978     $      310     $      825
                                                                           ==========     ==========     ==========

     The following table sets forth summaries of the changes in the benefit obligations and plan assets, the funded status of the Company's defined benefit pension plans and the assumptions used in computing such information:

                                                                                U.S. PLANS              NON-U.S. PLANS
                                                                         -----------------------     -----------------------
                                                                           1998          1997          1998           1997
                                                                         ---------     ---------     ---------     ---------
                                                                                   (in thousands, except percentages)
Change in benefit obligation:
     Projected benefit obligations at beginning of year ..............   $  17,601     $   1,647     $   4,261     $   3,468
     Service cost ....................................................         634          --             188           267
     Interest cost ...................................................       1,244           109           144           277
     Plan participants' contributions ................................        --            --            --             104
     Actuarial (gain) loss ...........................................       2,189           (49)          680           285
     Settlement/curtailment due to plan termination ..................        (503)         --            --            --
     Acquisition .....................................................        (341)       16,002          --            --
     Benefits paid ...................................................      (3,155)         (108)       (2,559)         (129)
     Currency translation adjustment .................................        --            --              81           (11)
                                                                         ---------     ---------     ---------     ---------
     Projected benefit obligation at end of year .....................   $  17,669     $  17,601     $   2,795     $   4,261
                                                                         =========     =========     =========     =========

Change in plan assets:
     Fair value of plan assets at beginning of year ..................   $  17,875     $   1,383     $   2,553     $   2,405
     Actual return on plan assets ....................................       2,432            70          (103)            3
     Employer contribution ...........................................       1,577           142          --             112
     Plan participants' contributions ................................        --            --            --             104
     Acquisition .....................................................        --          16,388          --            --
     Benefits paid ...................................................      (3,155)         (108)       (2,204)          (71)
     Currency translation adjustment .................................        --            --            (246)         --
                                                                         ---------     ---------     ---------     ---------
     Fair value of plan assets at end of year ........................   $  18,729     $  17,875     $    --       $   2,553
                                                                         =========     =========     =========     =========

Funded status:
     Accumulated benefit obligation less plan assets .................   $  (1,060)    $    (274)    $   2,034     $     978
     Provision for future salary increases ...........................        --            --             761           730
                                                                         ---------     ---------     ---------     ---------
     (Excess) deficit of plan assets over projected
       benefit obligation ............................................      (1,060)         (274)        2,795         1,708
     Unrecognized net actuarial gain (loss) ..........................         234          (457)          267           758
     Unrecognized transition obligation ..............................        --            --            (148)          (81)
     Unrecognized prior year service cost ............................        --             620          (122)         (124)
                                                                         ---------     ---------     ---------     ---------
     Accrued (prepaid) benefit costs .................................   $    (826)    $    (111)    $   2,792     $   2,261
                                                                         =========     =========     =========     =========
Balance sheet liabilities (assets):
     Prepaid benefit costs ...........................................   $  (1,663)    $    (386)    $    --       $    --
     Accrued benefit liabilities .....................................         837           275         2,792         2,261
                                                                         ---------     ---------     ---------     ---------
     Accrued (prepaid) benefit costs .................................   $    (826)    $    (111)    $   2,792     $   2,261
                                                                         =========     =========     =========     =========

     Assumed discount rates ..........................................    5.1%-6.8%          7.3%          5.8%     6.0%-8.0%
     Assumed rates of increase in compensation rates .................         4.8%     4.0%-4.8%          3.3%     3.7%-5.0%
     Assumed expected long-term rate of return
       on plan assets ................................................    5.5%-8.0%          8.0%         --             8.0%

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

13.  INCOME TAXES

     The components of income (loss) before income taxes were as follows:


                                                                              1998           1997            1996
                                                                           ----------     ----------      ----------
                                                                                        (in thousands)
     Domestic........................................................      $  (76,995)    $  131,435      $   42,386
     Foreign.........................................................          70,815         66,621          56,368
                                                                           ----------     ----------      ----------
                                                                           $   (6,180)    $  198,056      $   98,754
                                                                           ==========     ==========      ==========

     The Company's income tax provision (benefit) from continuing operations consisted of the following:

                                                                             1998           1997            1996
                                                                          ----------     ----------      ----------
                                                                                      (in thousands)
     Current
       U.S. federal and state income taxes...........................      $  (15,506)    $   17,658      $   10,590
       Foreign.......................................................          26,198         30,138          23,314
                                                                           ----------     ----------      ----------
         Total Current...............................................      $   10,692     $   47,796      $   33,904
                                                                           ----------     ----------      ----------
     Deferred
       U.S. federal..................................................      $  (12,017)    $   19,300      $   (3,931)
       Foreign.......................................................          (3,972)         1,215          (2,444)
                                                                           ----------     ----------      ----------
         Total Deferred..............................................      $  (15,989)    $   20,515      $   (6,375)
                                                                           ----------     ----------      ----------
                                                                           $   (5,297)    $   68,311      $   27,529
                                                                           ==========     ==========      ==========

     Total income tax provision (benefit) was recorded as follows:

                                                                              1998           1997            1996
                                                                           ----------     ----------      ----------
                                                                                        (in thousands)
     Income (loss) from continuing operations........................      $   (5,297)    $   68,311      $   27,529
     Income from discontinued operations.............................          39,848         39,877          17,006
     Gain on disposal of discontinued operations.....................              --             --          44,600
     Extraordinary charge............................................              --         (5,640)           (394)
                                                                           ----------     ----------      ----------
                                                                           $   34,551     $  102,548      $   88,741
                                                                           ==========     ==========      ==========

     The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income (loss) from continuing operations before income taxes for the three years ended December 31, 1998 is analyzed below:

                                                                              1998           1997            1996
                                                                           ----------     ----------      ---------
                                                                                        (in thousands)
     Statutory federal income tax rate...............................      $   (2,163)    $   69,319      $  34,563
     Effect of state income tax (net) and Alternative Minimum Tax....             866             66          4,077
     Effect of non-deductible expenses...............................           8,040          1,160          1,723
     Change in valuation allowance...................................            --           (8,214)        (9,957)
     Effect of foreign income tax, net...............................          (6,086)         7,023           (699)
     Foreign losses benefited........................................            --             --             (546)
     Foreign Sales Corporation benefit...............................            (104)          (605)           509
     Benefit of tax dispute settlement...............................            --             --           (3,955)
     Effect of acquisitions  and dispositions........................          (4,548)          --             --
     Other...........................................................          (1,302)          (438)         1,814
                                                                           ----------     ----------      ---------
                                                                           $   (5,297)    $   68,311      $  27,529
                                                                           ==========     ==========      =========

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the restated financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

     The change in the valuation allowance in 1997 and 1996 primarily relates to the utilization of U.S. net operating losses ("NOL") and tax credit carryforwards and management's assessment that future taxable income will be sufficient to enable the Company to utilize remaining NOL and tax credit carryforwards.

     Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax asset (liability) attributable to continuing operations were as follows:

                                                                                              DECEMBER 31,
                                                                                     --------------------------------
                                                                                         1998              1997
                                                                                     --------------    --------------
                                                                                             (in thousands)
     Deferred tax assets:
       Domestic and foreign operating losses................................         $      6,649      $     11,433
       Accrued liabilities and reserves.....................................               68,995            54,366
       Tax credits..........................................................                5,568                --
       Tax benefit transfer leases acquired.................................                2,776             3,991
       Other differences between financial and tax basis....................                   --             1,126
       Valuation allowance..................................................               (4,716)           (4,716)
                                                                                     ------------      ------------
     Total deferred tax assets..............................................         $     79,272      $     66,200
                                                                                     ------------      ------------
     Deferred tax liabilities:
       Property and equipment...............................................         $    (23,017)     $    (19,815)
       Unremitted foreign earnings..........................................              (10,883)           (6,532)
       Differences between financial and tax basis of inventory.............               (2,284)           (6,290)
       Goodwill.............................................................              (18,424)          (13,451)
       Other differences between financial and tax basis....................                   --            (4,593)
                                                                                     ------------      ------------
     Total deferred tax liability...........................................              (54,608)          (50,681)
                                                                                     ------------      ------------
     Net deferred tax asset.................................................         $     24,664      $     15,519
                                                                                     ============      ============

     At December 31, 1998, the Company had $10.1 million of U.S. net operating losses which were generated by certain subsidiaries prior to their acquisition. The use of these pre-acquisition operating losses is subject to limitations imposed by the Internal Revenue Code and is also restricted to the taxable income of the subsidiaries generating the losses. These U.S. carryforwards, if not utilized, will expire between 1999 and 2009.

     On October 11, 1996, the Company entered into a $3.9 million tax settlement plus accrued interest of $2.5 million with the United States Internal Revenue Service ("I.R.S.") relating to a dispute regarding the tax impact to the Company upon the dissolution of an oil and gas joint venture in 1990. The tax liability with respect to the dissolution had been previously provided for as a deferred tax liability in the Company's consolidated financial statements. This settlement resulted in the Company recognizing a $4.0 million tax benefit in 1996 due to the elimination of certain previously accrued deferred taxes that will no longer be required to be paid as a result of this settlement.

     In connection with the Spinoff, Grant Prideco and the Company will enter into a tax allocation agreement (the "Tax Allocation Agreement"). Under the terms of the Tax Allocation Agreement, Grant Prideco is responsible for all taxes and associated liabilities relating to the historical businesses of Grant Prideco. The Tax Allocation Agreement also provides that any tax liabilities associated with the Spinoff shall be assumed and paid by Grant Prideco subject to certain exceptions relating to changes in control of the Company. The Tax Allocation Agreement further provides that in the event there is a tax liability associated with the historical operations of Grant Prideco that is offset by a tax benefit of the Company, the Company will apply the tax benefit against such tax liability and will be reimbursed for the value of such tax benefit when and as the Company would have been able to otherwise utilize that tax benefit for its own businesses.

14.  DISPUTES, LITIGATION AND CONTINGENCIES

LITIGATION AND OTHER DISPUTES

     The Company is aware of various disputes and potential claims and is a party in various litigation involving claims against the Company, some of which are covered by insurance. Based on facts currently known, the Company believes that the ultimate liability, if any, which may result from known claims, disputes and pending litigation, would not have a material adverse effect on the Company's consolidated financial position or its results of operations with or without consideration of insurance coverage.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

INSURANCE

     The Company is self-insured for employee health insurance claims and for workers' compensation claims for certain of its employees. The amounts in excess of the self-insured levels are fully insured. Self-insurance accruals are based on claims filed and an estimate for significant claims incurred but not reported. Although the Company believes that adequate reserves have been provided for expected liabilities arising from its self-insured obligations, it is reasonably possible that management's estimates of these liabilities will change over the near term as circumstances develop.

15.  COMMITMENTS

SALE AND LEASEBACK OF EQUIPMENT

     The Company entered into a sale and leaseback arrangement in December 1998 where it was provided with the right to sell up to $200.0 million of compression units through December 1999 and lease them back over a five year period under an operating lease. Payments under the lease are calculated based on a rate of return on the purchase price and an agreed valuation of the leased compressors. Under the terms of the lease, the Company may repurchase the equipment at any time. The Company has provided for a residual value guarantee at the end of the term of the lease equal to approximately 85.5% of the appraised value of the compression units under lease.

     As of December 31, 1998, the Company had sold compressors under this arrangement, having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million. The receivable is classified in other current assets on the accompanying Restated Consolidated Balance Sheets as the balance is due on demand. The net book value of the equipment sold was approximately $77.4 million, resulting in a pre-tax gain of $42.2 million, which may be deferred until the end of the lease.

     The lease agreement calls for quarterly payments. The following table provides future minimum lease payments (in thousands) under the aforementioned lease exclusive of any guarantee payments:

     1999 ............................................   $      7,491
     2000 ............................................          7,491
     2001 ............................................          7,491
     2002 ............................................          7,491
     2003 ............................................          6,867
                                                         ------------
                                                         $     36,831
                                                         ============

OTHER OPERATING LEASES

     The Company is committed under various other noncancelable operating leases which primarily relate to office space and equipment.

     Future minimum rental commitments attributable to continuing operations under these noncancelable operating leases are as follows (in thousands):

     1999 ...........................................      $     17,403
     2000 ...........................................            13,346
     2001 ...........................................             9,712
     2002 ...........................................             6,986
     2003 ...........................................             5,261
     Thereafter......................................            31,202
                                                           ------------
                                                           $     83,910
                                                           ============

     Total rent expense incurred under operating leases attributable to continuing operations was approximately $26.4 million, $26.1 million and $23.9 million for the years ended December 31, 1998, 1997, and 1996, respectively.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

OTHER COMMITMENTS

     In January 1996, Grant Prideco entered into a long-term manufacturing and sales agreement with Oil Country Tubular, Ltd. ("OCTL") pursuant to which OCTL manufactures drill pipe and premium tubulars for Grant Prideco on an exclusive basis at OCTL's plant in India.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS


16.  RELATED PARTY TRANSACTIONS

     The Company incurred legal fees of $3.1 million, $2.7 million and $2.2 million during 1998, 1997 and 1996, respectively, with a law firm in which a former director and a current executive officer of the Company were partners.

     In 1998, the Company paid Lehman Brothers Inc., an affiliate of Lehman Brothers Holding Inc., a major stockholder of the Company, approximately $3.0 million for fees associated with the Merger. In 1997, the Company paid approximately $2.0 million for dealer management fees associated with the Tender Offer of the Senior Notes and the Debenture offering. The Company incurred fees of approximately $6.7 million associated with the Company's public offering and the disposition of the Mallard Division in 1996. The fee arrangements associated with these transactions were on terms standard in the industry.

17.  SUBSEQUENT EVENTS (UNAUDITED)

JOINT VENTURE

     In February 1999, the Company completed a joint venture with GE Capital Corporation ("GE Capital") in which the Company's compression services operations were combined with GE Capital's Global Compression Services operations. The joint venture is known as Weatherford Global Compression. The Company owns 64% of the joint venture and GE Capital owns 36%. The Company has the right to acquire GE Capital's interest at anytime at a price

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS


equal to the greater of market determined third party valuation or book value. GE Capital also has the right to require the Company to purchase its interest at anytime after February 2001 at a market determined third party valuation as well as request a public offering of its interest after that date, if we have not purchased its interest by that time.

ACQUISITIONS

     On February 8, 1999, the Company completed the acquisition of Christiana Companies, Inc. for approximately 4.4 million shares of Common Stock and $20.6 million cash. In the acquisition, the Company acquired through Christiana (1)
4.4 million shares of the Company's Common Stock, (2) cash, after distribution to the Christiana shareholders, equal to the amount of Christiana's outstanding tax and other liabilities and (3) a one-third interest in Total Logistic Control, a refrigerated warehouse, trucking and logistics company. The 4.4 million shares of Common Stock acquired will be classified as treasury stock. Because the number of shares of Common Stock issued in the Christiana acquisition approximated the number of shares of Common Stock held by Christiana prior to the acquisition, the Christiana acquisition had no material effect on the outstanding number of shares of Common Stock or net equity of the Company.

     In July 1999, the Company acquired a 50.01% interest in Voest-Alpine Stahlrohr Kindberg GmbH & Co KG ("VA") for approximately $30.0 million, of which approximately $7.5 million was paid in cash and the remainder is to be paid over a period of 7 years. VA will be integrated into Grant Prideco.

     On August 31, 1999, the Company completed its acquisition of Dailey International Inc. ("Dailey") pursuant to a pre-negotiated plan of reorganization in bankruptcy. Under the terms of the acquisition, Weatherford issued a total of approximately 4,267,640 shares of Common Stock to the Dailey noteholders and stockholders. Of the total number shares issued, the Company issued approximately 3,985,900 shares to the Dailey noteholders and approximately 281,740 shares to the Dailey common stockholders. In addition, the Company, which held approximately 24 percent of the outstanding Dailey notes, received approximately 1,226,285 shares of its Common Stock to be retained as treasury shares.

     Dailey is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide.

     In September 1999, the Company acquired Petroline WellSystems Limited ("Petroline") for a total consideration of approximately $165.0 million, consisting of $32.2 million in cash and 3.8 million shares of Common Stock. The Company also agreed to pay to the sellers additional funds in the event they resell the shares of Common Stock received by them in certain market transactions at a price less than $35.175 per share. This obligation continues until October 2000. Petroline, based in Aberdeen, Scotland, is a provider of premium completion products and services to the international oil and gas industry. It is the leading provider of flow control equipment in the North Sea and it was the first company to successfully introduce completion products using new expandable tube technology.

     On September 15, 1999, the Company acquired Williams Tool Co. ("Williams") for 1.8 million shares of Common Stock. Williams, based in Fort Smith, Arkansas offers a full range of rotating control heads for horizontal, underbalanced and low hydrostatic head drilling operations. Its principal purpose is to control flow from the wellbore to reduce the risk of blowouts when oil, gas, geothermal and coal gas methane wells are being drilled with light fluids.

COMPRESSION SERVICES CONTRACT

     The Company's Compression Services Division was awarded a seven year contract by YPF S.A. in Argentina. The division will provide total compression services to YPF, including ownership of the compression equipment, maintenance and daily service operations, with estimated revenues over the seven years of $95.0 million. This project became fully operational in the third quarter of 1999.

18.  SEGMENT INFORMATION

BUSINESS SEGMENTS

     The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company operates in virtually every oil and gas exploration and production region in the world. In 1998, the Company redefined its business segments into three separate groups: completion and oilfield services, artificial lift systems and compression services. The following information has been restated to reflect this regrouping.

     The Company's completion and oilfield services segment provides fishing and downhole services, well installation services, well completion systems and equipment rental.

     The Company's artificial lift systems segment designs, manufactures, sells and services a complete line of artificial lift equipment, including progressing cavity pumps, reciprocating rod lift equipment, gas lift equipment, electrical submersible pumps and hydraulic lift equipment.

     The Company's compression services segment manufactures, packages, rents and sells parts and services for gas compressor units over a broad horsepower range.
                                    PAGE 67

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     Financial information by industry segment for each of the three years ended December 31, 1998, is summarized below. The total assets do not include the net assets of discontinued operations.


                                                    COMPLETION
                                                   AND OILFIELD   ARTIFICIAL   COMPRESSION
                                                     SERVICES     LIFT SYSTEMS   SERVICES     CORPORATE     TOTAL
                                                   -------------  ------------ ------------  ----------   ----------
                                                                               (in thousands)
1998
       Revenues from unaffiliated
         customers ..............................   $  857,172   $  329,196    $  177,481   $     --      $1,363,849
       EBITDA, before merger costs
         and other charges (a) ..................      277,567       40,760        41,671      (24,219)      335,779
       Merger costs and other
         charges (b) ............................       44,955       40,800         1,500       72,795       160,050
       Depreciation and amortization ............       95,495       19,183        23,079        1,801       139,558
       Operating income (loss) ..................      137,117      (19,223)       17,092      (98,815)       36,171
       Total assets .............................    1,022,147      592,370       388,220       90,664     2,093,401
       Capital expenditures for
         property, plant, and
           equipment ............................      111,611       20,946        32,465        2,755       167,777
       Non-cash portion of merger
         costs and other charges ................       39,481       30,367         1,500       22,747        94,095

1997
       Revenues from unaffiliated
         customers ..............................   $  929,001   $  249,476    $  178,897   $     --      $1,357,374
       EBITDA (a) ...............................      301,550       31,736        36,440      (34,323)      335,403
       Depreciation and amortization ............       86,138        8,944        21,666        2,573       119,321
       Operating income (loss) ..................      215,412       22,792        14,774      (36,896)      216,082
       Total assets .............................      914,942      622,853       441,759       95,758     2,075,312
       Capital expenditures for
         property, plant, and
           equipment ............................      121,422       20,213        35,705        2,970       180,310

1996
       Revenues from unaffiliated
         customers ..............................   $  824,639   $  150,816    $  154,503   $     --      $1,129,958
       EBITDA (a) (c) ...........................      226,914       17,532        31,387      (37,641)      238,192
       Depreciation and amortization ............       80,582        5,865        23,554          783       110,784
       Operating income (loss) (c) ..............      146,332       11,667         7,833      (38,424)      127,408
       Total assets .............................      952,445      199,615       414,969      294,919     1,861,948
       Capital expenditures for
         property, plant, and
           equipment ............................      119,201        8,732        30,392           68       158,393

     (a) The Company evaluates performance and allocates resources based on EBITDA, which is calculated as operating income adding back depreciation and amortization, excluding the impact of merger costs and other charges. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

     (b) Includes inventory write-downs of $22.4 million which have been classified as cost of products in the accompanying Restated Consolidated Statements of Income.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

     (c) During 1996, the Company incurred a charge of $1.5 million associated with the closure of a packer facility within the completion and oilfield services segment. EBITDA and operating income for 1996 for completion and oilfield services segment include accruals included within the $1.5 million charge of $0.5 million for plant closure.

FOREIGN OPERATIONS AND EXPORT SALES

     Financial information by geographic segment for each of the three years ended December 31, 1998, is summarized below. Revenues are attributable to countries based on the location of the entity selling products. Long-lived assets are long-term assets excluding deferred tax assets of $16.7 million, $12.8 million, and $17.8 million for 1998, 1997, and 1996, respectively, and net assets of discontinued operations.

                                       UNITED                  LATIN                               MIDDLE
                                       STATES      CANADA      AMERICA     EUROPE      AFRICA       EAST        OTHER       TOTAL
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------   ----------
                                                                              (in thousands)
1998
   Revenues from
     unaffiliated customers .......   $ 634,222   $ 233,304   $ 124,434   $ 162,738   $  91,307   $  51,849   $  65,995   $1,363,849
   Long-lived assets ..............     674,243     288,091     128,141     149,231      37,758      21,389      45,714    1,344,567

1997
   Revenues from
     unaffiliated customers .......   $ 714,488   $ 212,398   $ 103,046   $ 147,809   $  70,037   $  39,076   $  70,520   $1,357,374
   Long-lived assets ..............     832,116     113,596     130,446     141,253      15,341      21,299      25,666    1,279,717

1996
   Revenues from
     unaffiliated customers .......   $ 645,091   $ 133,349   $  64,971   $ 117,014   $  72,457   $  26,422   $  70,654   $1,129,958
   Long-lived assets ..............     640,561      47,147      93,978     144,399      14,037      19,363      22,849      982,334

MAJOR CUSTOMERS AND CREDIT RISK

     Substantially all of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company's foreign sales, however, are to large international companies or are secured by letters of credit or similar arrangements.

     In 1998, 1997, and 1996 there was no individual customer who accounted for 10% of consolidated revenues.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
               NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tabulation sets forth unaudited quarterly financial data for 1998 and 1997.

                                          1ST QTR.       2ND QTR.          3RD QTR.        4TH QTR.          TOTAL
                                         ---------      ----------        -----------     -----------      ------------
                                                         (in thousands, except per share amounts)
1998
   Revenues.........................     $ 380,807      $  358,831        $   322,258     $   301,953      $  1,363,849
   Gross Profit.....................       130,675         112,854(1)         100,287          73,282 (1)       417,098
   Selling, General and
     Administrative.................        65,619          60,590             57,218          62,532 (1)       245,959
   Merger Costs and Other Charges...            --         103,197(1)              --          34,450           137,647
   Operating Income (Loss)..........        65,836         (50,148)            43,745         (23,262)           36,171
   Income (Loss) from Continuing
     Operations.....................        35,647         (38,723)            22,239         (20,046)             (883)
   Income (Loss) from Discontinued
     Operations.....................        25,496          23,832             20,515          (4,123)           65,720
   Net Income (Loss)................        61,143         (14,891)(1)         42,754         (24,169)(1)         64,837
   Basic Earnings Per Share:
    Continuing Operations...........     $    0.37      $    (0.40)       $      0.23     $     (0.21)     $      (0.01)
    Discontinued Operations.........          0.26            0.25               0.21           (0.04)             0.68
                                         ---------      ----------        -----------     -----------      ------------
    Net Income(Loss)................     $    0.63      $    (0.15)       $      0.44     $     (0.25)     $       0.67
                                         =========      ==========        ===========     ===========      ============
   Diluted Earnings Per Share:
    Continuing Operations...........     $    0.37      $    (0.40)       $      0.23     $     (0.21)     $      (0.01)
    Discontinued Operations.........          0.26            0.25               0.21           (0.04)             0.68
                                         ---------      ----------        -----------     -----------      ------------
   Net Income(Loss).................     $    0.63      $    (0.15)       $      0.44     $     (0.25)     $       0.67
                                         =========      ==========        ===========     ===========      ============
1997
   Revenues.........................     $ 313,950      $  326,220        $   341,627     $   375,577      $  1,357,374
   Gross Profit.....................        93,586          99,321            108,261         118,613           419,781
   Selling, General and
     Administrative.................        48,168          50,600             51,026          56,487           206,281
   Operating Income.................        45,927          49,264             57,937          62,954           216,082
   Income from Continuing
     Operations.....................        27,106          29,418             35,598          37,623           129,745
   Income from Discontinued
     Operations.....................        10,797          16,323             18,128          21,780            67,028
   Extraordinary Charge.............            --              --                 --          (9,010)           (9,010)
   Net Income.......................        37,903          45,741             53,726          50,393           187,763
   Basic Earnings Per Share:
    Continuing Operations...........     $    0.29      $     0.31        $      0.37     $      0.39      $       1.35
    Discontinued Operations.........          0.11            0.17               0.19            0.22              0.69
    Extraordinary Charge............            --              --                 --           (0.09)            (0.09)
                                         ---------      ----------        -----------     -----------      ------------
    Net Income......................     $    0.40      $     0.48        $      0.56     $      0.52      $       1.95
                                         =========      ==========        ===========     ===========      ============
   Diluted Earnings Per Share:
    Continuing Operations...........     $    0.28      $     0.30        $      0.36     $      0.38      $       1.33
    Discontinued Operations.........          0.11            0.17               0.19            0.22              0.68
    Extraordinary Charge............            --              --                 --           (0.09)            (0.09)
                                         ---------      ----------        -----------     -----------      ------------
   Net Income.......................     $    0.39      $     0.47        $      0.55     $      0.51      $       1.92
                                         =========      ==========        ===========     ===========      ============

(1) The Company incurred $113.0 million and $47.0 million of pre-tax merger and other costs in the second and fourth quarters of 1998, respectively. The effect of these charges, net of tax, in the second and fourth quarters was $73.5 and $30.5 million, respectively. Of these charges, $9.9 million and $12.5 million related to the write-off of inventory and have been classified as cost of products in the accompanying Restated Consolidated Statements of Income.

                                   SCHEDULE II

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES

                VALUATION AND QUALIFYING ACCOUNTS AND ALLOWANCES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                                   ADDITIONS
                                                           ---------------------------
                                              BALANCE AT    CHARGED TO                                BALANCE AT
                                              BEGINNING     COSTS AND                                   END OF
         DESCRIPTION                          OF PERIOD      EXPENSES    COLLECTIONS    DEDUCTIONS      PERIOD
------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)
YEAR ENDED DECEMBER 31, 1998:
   Allowance for uncollectible accounts
     receivable..........................    $   23,077    $     2,189   $       910    $   (6,778)   $   19,398
YEAR ENDED DECEMBER 31, 1997:
   Allowance for uncollectible accounts
     receivable..........................    $   16,635    $    13,088   $       180    $   (6,826)   $   23,077
YEAR ENDED DECEMBER 31, 1996:
   Allowance for uncollectible accounts
     receivable..........................    $   16,232    $     4,391   $       104    $   (4,092)   $   16,635


All other schedules are omitted because they are not required or because the information is included in the financial statements or notes thereto.

PART 2 RESTATED UNAUDITED HISTORICAL FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

This section presents Weatherford's Restated Financial Statements and related Notes previously included in Weatherford's Quarterly Report on Form 10-Q for the three months ended March 31, 1999.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
                 RESTATED CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                               MARCH 31,     DECEMBER 31,
                                                                                 1999           1998
                                                                              -----------    -----------
                                                                              (UNAUDITED)
                          ASSETS

CURRENT ASSETS:
      Cash and Cash Equivalents ...........................................   $    29,941    $    34,131
      Accounts Receivable, Net of Allowance for Uncollectible
         Accounts of $19,507 and $19,398, Respectively ....................       269,933        271,867
      Inventories .........................................................       338,456        298,555
      Other Current Assets ................................................       127,666        127,543
                                                                              -----------    -----------
                                                                                  765,996        732,096
PROPERTY, PLANT AND EQUIPMENT, AT COST,
      NET OF ACCUMULATED DEPRECIATION .....................................       798,903        629,276

GOODWILL, NET .............................................................       675,193        648,570
NET ASSETS OF DISCONTINUED OPERATIONS .....................................       581,778        545,211
OTHER ASSETS ..............................................................       105,250         83,459
                                                                              -----------    -----------
                                                                              $ 2,927,120    $ 2,638,612
                                                                              ===========    ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Short-Term Borrowings ...............................................   $   204,923    $   137,279
      Current Portion of Long-Term Debt ...................................        16,138         14,915
      Accounts Payable ....................................................        77,477         92,274
      Accrued Salaries and Benefits .......................................        47,765         40,127
      Current Tax Liability ...............................................        18,315         21,839
      Other Accrued Liabilities ...........................................        85,565        106,139
                                                                              -----------    -----------
                                                                                  450,183        412,573
                                                                              -----------    -----------

LONG-TERM DEBT ............................................................       221,823        220,398
MINORITY INTERESTS ........................................................       268,840          2,888
DEFERRED INCOME TAXES AND OTHER ...........................................       102,531        106,373
5% CONVERTIBLE SUBORDINATED PREFERRED
      EQUIVALENT DEBENTURES ...............................................       402,500        402,500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
      Common Stock, $1 Par Value, Authorized 250,000 Shares,
         Issued 107,949 Shares and 103,513 Shares, Respectively ...........       107,949        103,513
      Capital in Excess of Par Value ......................................     1,122,694      1,052,899
      Treasury Stock, at Cost .............................................      (268,460)      (193,328)
      Retained Earnings ...................................................       609,723        607,185
      Accumulated Other Comprehensive Loss ................................       (90,663)       (76,389)
                                                                              -----------    -----------
                                                                                1,481,243      1,493,880
                                                                              -----------    -----------
                                                                              $ 2,927,120    $ 2,638,612
                                                                              ===========    ===========

              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
              RESTATED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
REVENUES:
     Products .............................................   $ 116,891    $ 170,743
     Services and Rentals .................................     148,450      210,064
                                                              ---------    ---------
                                                                265,341      380,807
COSTS AND EXPENSES:
     Cost of Products .....................................      81,122      117,026
     Cost of Services and Rentals .........................     102,553      133,106
     Selling, General and Administrative Attributable
       to Segments ........................................      60,918       57,631
     Corporate General and Administrative .................       5,572        7,988
     Equity in Earnings of Unconsolidated Affiliates ......        (454)        (780)
                                                              ---------    ---------
                                                                249,711      314,971
                                                              ---------    ---------
OPERATING INCOME ..........................................      15,630       65,836

OTHER INCOME (EXPENSE):
     Interest Income ......................................       1,505          648
     Interest Expense .....................................     (10,000)      (8,881)
     Other, Net ...........................................        (936)      (1,296)
                                                              ---------    ---------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST ..........       6,199       56,307
PROVISION FOR INCOME TAXES ................................      (1,699)     (20,650)
                                                              ---------    ---------
INCOME BEFORE MINORITY INTEREST ...........................       4,500       35,657
MINORITY INTEREST EXPENSE, NET OF TAXES ...................        (738)         (10)
                                                              ---------    ---------
INCOME FROM CONTINUING OPERATIONS .........................       3,762       35,647
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
     NET OF TAXES .........................................      (1,224)      25,496
                                                              ---------    ---------
NET INCOME ................................................   $   2,538    $  61,143
                                                              =========    =========

BASIC EARNINGS (LOSS) PER SHARE:
     Income from Continuing Operations ....................   $    0.04    $    0.37
     Income (Loss) from Discontinued Operations ...........       (0.01)        0.26
                                                              ---------    ---------
     Net Income Per Share .................................   $    0.03    $    0.63
                                                              =========    =========
     Basic Weighted Average Shares Outstanding ............      97,315       96,761
                                                              =========    =========
DILUTED EARNINGS (LOSS) PER SHARE:
     Income from Continuing Operations ....................   $    0.04    $    0.37
     Income (Loss) from Discontinued Operations ...........       (0.01)        0.26
                                                              ---------    ---------
     Net Income Per Share .................................   $    0.03    $    0.63
                                                              =========    =========
     Diluted Weighted Average Shares Outstanding ..........      98,007       97,625
                                                              =========    =========


              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
            RESTATED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                                 ENDED MARCH 31,
                                                                              ----------------------
                                                                                 1999        1998
                                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Income ..........................................................   $   2,538    $  61,143
      Adjustments to Reconcile Net Income to Net Cash Provided
        (Used) by Operating Activities:
        Depreciation and Amortization .....................................      39,049       34,376
        Net (Income) Loss from Discontinued Operations, Net of Taxes ......       1,224      (25,496)
        Minority Interest Expense, Net of Taxes ...........................         738           10
        Deferred Income Tax Provision .....................................       3,363        2,627
        Gain on Sales of Property, Plant and Equipment ....................      (2,270)      (3,525)
        Change in Operating Assets and Liabilities, Net of Effects
          of Businesses Acquired ..........................................     (27,775)     (49,397)
                                                                              ---------    ---------
          Net Cash Provided by Continuing Operations ......................      16,867       19,738
          Net Cash Used by Discontinued Operations ........................     (33,685)      (3,763)
                                                                              ---------    ---------
          Net Cash Provided (Used) by Operating Activities ................     (16,818)      15,975
                                                                              ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of Short-Term Investment ...................................     (11,924)          --
      Acquisition of Businesses, Net of Cash Acquired .....................     (15,125)     (69,054)
      Capital Expenditures for Property, Plant and
        Equipment .........................................................     (28,666)     (41,882)
      Acquisitions and Capital Expenditures of
        Discontinued Operations ...........................................      (4,106)     (16,523)
      Proceeds from Sales of Property, Plant and Equipment ................       5,810        4,642
      Other, Net ..........................................................          --        3,928
                                                                              ---------    ---------
        Net Cash Used by Investing Activities .............................     (54,011)    (118,889)
                                                                              ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings on Short-Term Debt, Net ..................................      68,218      109,395
      Repayments on Long-Term Debt, Net ...................................        (521)      (7,561)
      Proceeds from Exercise of Stock Options .............................          --        2,208
      Acquisition of Treasury Stock .......................................      (1,170)     (37,686)
      Other, Net ..........................................................         112           --
                                                                              ---------    ---------
        Net Cash Provided by Financing Activities .........................      66,639       66,356
                                                                              ---------    ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS .................................      (4,190)     (36,558)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ..........................      34,131       66,008
                                                                              ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ................................   $  29,941    $  29,450
                                                                              =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION:
      Interest Paid .......................................................   $   6,715    $   6,023
      Income Taxes Paid, Net of Refunds ...................................      10,638       12,920


              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
   RESTATED CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    THREE MONTHS
                                                                   ENDED MARCH 31,
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
Comprehensive Income (Loss):
     Net Income .............................................   $  2,538    $ 61,143
     Cumulative Foreign Currency Translation Adjustment .....    (14,274)     (3,141)
                                                                --------    --------
Total Comprehensive Income (Loss) ...........................   $(11,736)   $ 58,002
                                                                ========    ========

              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.   GENERAL

     The unaudited restated consolidated condensed financial statements included herein have been prepared by Weatherford International, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. These restated financial statements reflect all adjustments which the Company considers necessary for the fair presentation of such financial statements for the interim periods presented. Although the Company believes that the disclosures in these restated financial statements are adequate to make the interim information presented not misleading, certain information relating to the Company's organization and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted. These restated financial statements should be read in conjunction with the restated audited consolidated financial statements and notes thereto included herein for the year ended December 31, 1998. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results expected for the full year.

     In October 1999, the Board of Directors of the Company approved a plan to distribute all of the outstanding shares of common stock of its wholly owned subsidiary, Grant Prideco, Inc. (the "Spinoff") to holders of the Company's common stock, $1.00 par value ("Common Stock"). In connection with the Spinoff, the Company will transfer its drilling products businesses to Grant Prideco, Inc. ("Grant Prideco"). As a result the Company has restated its financial statements reflecting the historical operations of Grant Prideco as discontinued operations (See Note 4).

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 1999 classifications.

2.   INVENTORIES

     Inventories by category are as follows:

                                               MARCH 31,  DECEMBER 31,
                                                 1999         1998
                                               --------   ------------
                                                  (in thousands)

Raw materials, components and supplies .....   $134,565     $ 86,304
Work in process ............................     32,479       25,590
Finished goods .............................    171,412      186,661
                                               --------     --------
                                               $338,456     $298,555
                                               ========     ========

     Work in process and finished goods inventories include the cost of material, labor and plant overhead.

3.   BUSINESS COMBINATIONS

     In February 1999, the Company completed a joint venture with GE Capital Corporation ("GE Capital") in which the Company's compression services operations were combined with GE Capital's Global Compression Services operations. The joint venture is known as Weatherford Global Compression. The Company owns 64% of the joint venture and GE Capital owns 36%. The Company has the right to acquire GE Capital's interest at anytime at a price equal to a third party market-determined value that is not less than book value. GE Capital also has the right to require the Company to purchase its interest at anytime after February 2001 at a market-determined third party valuation as well as request a public offering of its interest after that date, if the Company has not purchased its interest by that time.

     On February 8, 1999, the Company completed the acquisition of Christiana Companies, Inc. ("Christiana") for approximately 4.4 million shares of the Company's Common Stock and $20.6 million cash. In the acquisition, the Company acquired through Christiana (1) 4.4 million shares of the Company's Common Stock, (2) cash, after distribution to the Christiana shareholders, equal to the amount of Christiana's outstanding tax and other liabilities and (3) a one-third interest in Total Logistic Control, a refrigerated warehouse, trucking and logistics company. The 4.4 million shares of Common Stock acquired are classified as treasury stock. Because the number of shares of Common Stock issued in the Christiana acquisition approximated the number of shares of Common Stock held by Christiana prior to the acquisition, the Christiana acquisition had no material effect on the outstanding number of shares of Common Stock or net equity of the Company.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The Company has also effected various other acquisitions related to its continuing operations during the three months ended March 31, 1999 for total consideration of approximately $15.1 million.

     The acquisitions discussed above were accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in the accompanying restated consolidated condensed financial statements since the date of acquisition. Acquisitions accounted for as purchases are not material individually or in the aggregate with same year acquisitions; therefore, pro forma information is not provided.

4.   DISCONTINUED OPERATIONS

     In October 1999, the Board of Directors of the Company approved a plan to Spinoff Grant Prideco. The Spinoff is conditioned upon the receipt of a revenue ruling from the United States Internal Revenue Service to the effect that receipt of shares of Grant Prideco common stock should be tax free for federal income tax purposes to our stockholders and that the Company should not recognize income, gain or loss as a result of the Spinoff.

     The results of operations for Grant Prideco are reflected in the accompanying Restated Consolidated Condensed Statements of Income as "Discontinued Operations, Net of Taxes". Condensed results of Grant Prideco were as follows:

                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                           ---------------------------------
                                             1999                     1998
                                           --------                 --------
                                                   (in thousands)
Revenues ..............................    $ 88,493                 $189,713
                                           --------                 --------
Income before interest allocation and
  income taxes ........................         653                   43,477
Interest allocation ...................      (1,812)                  (1,812)
Provision for income taxes ............         (65)                 (16,169)
                                           --------                 --------
Net income (loss)......................     $(1,224)                $ 25,496
                                           ========                 ========


     In connection with the Spinoff, Grant Prideco will issue an unsecured subordinated note to the Company in the amount of $100.0 million. The $100.0 million obligation will bear interest at an annual rate equal to 10.0%. Interest payments will be due quarterly, and principal and all unpaid interest will be due no later than December 31, 2001. Under the terms of the note, Grant Prideco is required to repay this note with the proceeds of any debt or equity financing, excluding financing under a credit facility or any equity issued in connection with a business combination. The indebtedness of Grant Prideco to the Company will be subordinated to the working capital obligations of Grant Prideco to its banks. Grant Prideco currently intends to repay the obligations within 12 months from the completion of the Spinoff, pursuant to an anticipated public debt financing. Grant Prideco's ability to repay this indebtedness, however, will be dependent upon market conditions.

     The Company purchases drill pipe and other related products from Grant Prideco. These purchases have been eliminated in the accompanying restated consolidated condensed financial statements. The amounts purchased by the Company for the three months ended March 31, 1999 and 1998 were $6.0 million and $2.4 million, respectively. Such purchases represent Grant Prideco's cost.

     The Company charged Grant Prideco a management fee of $0.2 million and $0.2 million for the three months ended March 31, 1999 and 1998, respectively. The fee is based on the time devoted to Grant Prideco for accounting, tax, treasury and risk management services.

     Grant Prideco was charged $1.5 million and $1.4 million of costs related to the Company's information systems function in the three months ended March 31, 1999 and 1998, respectively. Information systems charges were based on direct support provided, equipment usage and number of system users.

     In connection with the Spinoff, Grant Prideco and the Company will enter into a tax allocation agreement (the "Tax Allocation Agreement"). Under the terms of the Tax Allocation Agreement, Grant Prideco, is responsible for all taxes and associated liabilities relating to the historical businesses of Grant Prideco. The Tax Allocation Agreement also provides that any tax liabilities associated with the Spinoff shall be assumed and paid by Grant Prideco subject to certain exceptions relating to changes in control of the Company. The Tax Allocation Agreement further provides that in the event there is a tax liability associated with the historical operations of Grant Prideco that is offset by a tax benefit of the Company, the Company will apply the tax benefit against such tax liability and will be reimbursed for the value of such tax benefit when and as the Company would have been able to otherwise utilize that tax benefit for its own businesses.

     The Company intends to enter into a transition services agreement with Grant Prideco for a period of one year from the Spinoff date. Under the agreement, the Company will provide certain services requested by Grant Prideco. The fee for these services will be based on a cost-plus 10% basis. The transition services to be provided under this agreement may include accounting, tax, and finance services, employee benefit services, information services, management information systems and may include any other similar services.

     The Company intends to enter into a preferred customer agreement with Grant Prideco pursuant to which the Company will agree for at least a three year period to purchase at least 70% of its requirements of drill stem product from Grant Prideco. The price for those products will be at a price not greater than that which Grant Prideco sells to its best similarly situated customers. The Company will be entitled to apply against its purchases a drill stem credit granted to it in the amount of $15 million, subject to a limitation of the application of the credit to no more than 20% of any purchase.

5.   ALLOCATION OF INTEREST EXPENSE TO DISCONTINUED OPERATIONS

     The Company's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating levels, and to centrally manage various cash functions. Consequently, a portion of the Company's historical interest expense has been allocated to discontinued operations. The amount allocated reflects interest expense associated with the Grant Prideco Note (See
Note 4) calculated using the Company's average long-term debt interest rates for the applicable periods. The amount allocated using this methodology results in amounts consistent with the allocation of interest expense based on a ratio of the net assets of discontinued operations to the Company's consolidated net assets plus debt.

6.   SHORT-TERM DEBT

     The Company's unsecured credit agreement provides for borrowings of up to an aggregate of $250.0 million, consisting of a $200.0 million U.S. credit facility and a $50.0 million Canadian credit facility. Amounts outstanding under the facility accrue interest at a variable rate based on either LIBOR or the U.S. prime rate. A commitment fee ranging from 0.09% to 0.20% per annum, depending on the senior unsecured credit ratings assigned by Standard and Poor's and Moody's Investor Service to the Company, is payable quarterly on the unused portion of the facility. The facility contains customary affirmative and negative covenants, including a maximum debt to capitalization ratio, a minimum interest coverage ratio, a limitation on liens, and a limitation on asset dispositions. The Company expects to amend this credit facility prior to our proposed Spinoff to reflect the elimination of Grant Prideco from the facility and to adjust the terms of the facility to reflect the Spinoff.

7.   CUMULATIVE FOREIGN CURRENCY TRANSLATION ADJUSTMENT

     The functional currency for certain of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are included as accumulated other comprehensive loss, a separate component of stockholders' equity. Currency transaction gains and losses are reflected in income for the period.

     The net decline in the cumulative foreign currency translation adjustment from December 31, 1998 to March 31, 1999 was $14.3 million which primarily reflects the financial impact of the devaluation of Latin American currencies as compared to the U.S. dollar.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

8.   1998 SPECIAL CHARGE

     The Company incurred a $47.0 million charge in the fourth quarter of 1998 related to the decline in the Company's markets. Approximately $35.6 million of these charges had been utilized as of March 31, 1999. The remainder of the charges will be expended by the second quarter of 1999 in connection with planned activities and that no adjustments or reversals to the remaining accrued special charges are necessary.

     The following chart summarizes the December 31, 1998 balance of accruals established in the fourth quarter of 1998 and the utilization of these accruals during the first quarter of 1999.

                                         BALANCE AS OF                BALANCE AS OF
                                          DECEMBER 31,                   MARCH 31,
                                             1998          UTILIZED        1999
                                          -----------    -----------    -----------
                                                        (in thousands)
Severance and Related Costs (a) ......    $     7,611    $     3,490    $     4,121
Facility Closures (b) ................         12,829          7,150          5,679
Corporate Related Expenses (c) .......          3,120          1,475          1,645
                                          -----------    -----------    -----------
   Total .............................    $    23,560    $    12,115    $    11,445
                                          ===========    ===========    ===========

(a) The severance and related costs included in the fourth quarter charges were $7.6 million for approximately 940 employees to be terminated in the first half of 1999, in accordance with the announced plan. During the first quarter of 1999, approximately 600 employees were terminated with associated costs of $3.5 million.

(b) The facility and plant closures of $12.8 million were accrued in the fourth quarter of 1998 for the consolidation and closure of approximately 100 service, manufacturing and administrative facilities in response to declining market conditions in the fourth quarter. During the first quarter of 1999, approximately 65 facilities were closed with associated costs of $7.2 million.

(c) The corporate related expenses of $3.1 million recorded in the fourth quarter were primarily for the consolidation of technology centers, the consolidation of corporate offices and the related lease obligations to align the corporate cost structure in light of current conditions. During the first quarter of 1999, $1.5 million was expended related to the consolidation of corporate offices.

9.   EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing income by the weighted average number of shares of common stock outstanding during the year adjusted for the dilutive effect of the incremental shares that would have been outstanding under the Company's stock option and restricted stock plans. The effect of the Company's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures") on diluted earnings per share is anti-dilutive and thus is not included in the calculation.

     The following reconciles basic and diluted weighted average shares outstanding:

                                                                          THREE MONTHS
                                                                         ENDED MARCH 31,
                                                                     ----------------------
                                                                        1999         1998
                                                                     ---------    ---------
                                                                           (in thousands)
Basic weighted average shares outstanding .......................       97,315       96,761
Dilutive effect of stock option and restricted stock plans ......          692          864
                                                                     ---------    ---------
Diluted weighted average shares outstanding .....................       98,007       97,625
                                                                     =========    =========

10.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following summarizes investing activities relating to acquisitions integrated into the Company's continuing operations and the joint venture:

                                                        THREE MONTHS
                                                       ENDED MARCH 31,
                                                   -----------------------
                                                      1999          1998
                                                   ---------     ---------
                                                       (in thousands)
Fair value of assets, net of cash acquired ....    $ 262,622     $  55,396
Goodwill ......................................       30,386        72,317
Total liabilities .............................     (277,883)      (27,764)
Common stock issued ...........................           --       (30,895)
                                                   ---------     ---------
Cash consideration, net of cash acquired ......    $  15,125     $  69,054
                                                   =========     =========

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

11.  SEGMENT INFORMATION

     Business Segments

     The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company operates in virtually every oil and gas exploration and production region in the world. The Company defines its business segments into three separate groups: completion and oilfield services, artificial lift systems, and compression services.

     The Company's completion and oilfield services segment provides fishing and downhole services, well installation services, well completion systems and equipment rental.

     The Company's artificial lift systems segment designs, manufactures, sells and services a complete line of artificial lift equipment, including progressing cavity pumps, reciprocating rod lift equipment, gas lift equipment, electrical submersible pumps and hydraulic lift equipment.

     The Company's compression services segment manufactures, packages, rents and sells parts and services for gas compressor units over a broad horsepower range.

     Restated financial information by industry segment for each of the three months ended March 31, 1999 and 1998, is summarized below.


                                                        THREE MONTHS
                                                        ENDED MARCH 31,
                                                   -----------------------
                                                      1999          1998
                                                   ---------     ---------
                                                     (in thousands)
    Revenues from unaffiliated customers
         Completion and Oilfield Services .....    $ 165,287     $ 230,677
         Artificial Lift Systems ..............       57,471       107,129
         Compression Services .................       42,583        43,001
                                                   ---------     ---------
                                                   $ 265,341     $ 380,807
                                                   =========     =========
    EBITDA (a)
         Completion and Oilfield Services .....    $  43,313     $  79,885
         Artificial Lift Systems ..............        3,991        16,886
         Compression Services .................       12,584        10,765
         Corporate ............................       (5,209)       (7,324)
                                                   ---------     ---------
                                                   $  54,679     $ 100,212
                                                   =========     =========

    Depreciation and amortization
         Completion and Oilfield Services .....    $  26,283     $  22,690
         Artificial Lift Systems ..............        4,835         4,930
         Compression Services .................        7,568         6,092
         Corporate ............................          363           664
                                                   ---------     ---------
                                                   $  39,049     $  34,376
                                                   =========     =========

    Operating income (loss)
         Completion and Oilfield Services .....    $  17,030     $  57,195
         Artificial Lift Systems ..............         (844)       11,956
         Compression Services .................        5,016         4,673
         Corporate ............................       (5,572)       (7,988)
                                                   ---------     ---------
                                                   $  15,630     $  65,836
                                                   =========     =========


(a) The Company evaluates performance and allocates resources based on EBITDA, which is calculated as operating income adding back depreciation and amortization. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

     As of March 31, 1999, total assets, excluding net assets of discontinued operations, were $998.9 million for Completion and Oilfield Services, $585.8 million for Artificial Lift Systems, $665.7 million for Compression Services, and $95.0 million for Corporate.

     As of December 31, 1998 total assets, excluding net assets of discontinued operations, were $1,022.1 million for Completion and Oilfield Services, $592.4 million for Artificial Lift Systems, $388.2 million for Compression Services, and $90.7 million for Corporate.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

12.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999 the FASB issued SFAS No.
137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, amending the effective date of SFAS No. 133 to years beginning after June 15, 2000. We are currently evaluating the impact of SFAS No. 133 on our consolidated financial statements.

13.  SUBSEQUENT EVENTS

     Sale and Leaseback of Equipment

     The Company entered into a sale and leaseback arrangement in December 1998 where it was provided with the right to sell up to $200.0 million of compression units through December 1999 and lease them back over a five year period under an operating lease. As of December 31, 1998, the Company had sold compressors under this arrangement, having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million. The obligations under this arrangement were assumed by the joint venture with GE Capital. As of March 31, 1999, the joint venture had received an additional $10.0 million in cash from this receivable. The receivable is classified in other current assets on the accompanying Restated Consolidated Condensed Balance Sheets as the balance is due on demand.

     In April 1999, the joint venture sold additional compressors under this arrangement having an appraised value of approximately $80.0 million. Upon receipt of the $80.0 million in cash, the joint venture will remitted approximately $56.0 million of the proceeds to GE Capital as part of the terms of the joint venture (See Note 3).

     The Company's Compression Services Division entered into a second sale and leaseback arrangement in July 1999 where it was provided with the right to sell up to $150.0 million of compression units during the next eighteen months and lease them back over a five year period under an operating lease.

     Acquisitions

     In July 1999, the Company acquired a 50.01% interest in Voest-Alpine Stahlrohr Kindberg GmbH & Co KG ("VA") for approximately $30.0 million, of which approximately $7.5 million was paid in cash and the remainder is to be paid over a period of 7 years. VA will be integrated into Grant Prideco.

     On August 31, 1999, the Company completed its acquisition of Dailey International Inc. ("Dailey") pursuant to a pre-negotiated plan of reorganization in bankruptcy. Under the terms of the acquisition, Weatherford issued a total of approximately 4,267,640 shares of Common Stock to the Dailey noteholders and stockholders. Of the total number shares issued, the Company issued approximately 3,985,900 shares to the Dailey noteholders and approximately 281,740 shares to the Dailey common stockholders. In addition, the Company, which held approximately 24 percent of the outstanding Dailey notes, received approximately 1,226,285 shares of its Common Stock to be retained as treasury shares.

     Dailey is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide.

     In September 1999, the Company acquired Petroline WellSystems Limited ("Petroline") for a total consideration of approximately $165.0 million, consisting of $32.2 million in cash and 3.8 million shares of Common Stock. The Company also agreed to pay to the sellers additional funds in the event they resell their shares of Common Stock received by them in certain market transactions at a price less than $35.175 per share. This obligation continues until October 2000. Petroline, based in Aberdeen, Scotland, is a provider of premium completion products and services to the international oil and gas industry. It is the leading provider of flow control equipment in the North Sea and it was the first company to successfully introduce completion products using new expandable tube technology.

     On September 15, 1999, the Company acquired Williams Tool Co. ("Williams") for 1.8 million shares of Common Stock. Williams, based in Fort Smith, Arkansas offers a full range of rotating control heads for horizontal, underbalanced and low hydrostatic head drilling operations. Its principal purpose is to control flow from the wellbore to reduce the risk of blowouts when oil, gas, geothermal and coal gas methane wells are being drilled with light fluids.

     Compression Services Contract

     The Company's Compression Services Division was awarded a seven year contract by YPF S.A. in Argentina. The division will provide total compression services to YPF, including ownership of the compression equipment, maintenance and daily service operations, with estimated revenues over the seven years of $95.0 million. This project became fully operational in the third quarter of 1999.

PART 3. Restated Unaudited Condensed Financial Statements for the Three and Six Months Ended June 30, 1999 and 1998.

         This section presents Weatherford's Restated Financial Statements and Notes previously included in Weatherford's Quarterly Report on Form 10-Q for the three months and six months ended June 30, 1999.


                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
                 RESTATED CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                            JUNE 30,        DECEMBER 31,
                                                                              1999             1998
                                                                           -----------      -----------
                                                                           (UNAUDITED)
                          ASSETS

CURRENT ASSETS:
      Cash and Cash Equivalents ......................................     $    28,751      $    34,131
      Accounts Receivable, Net of Allowance for Uncollectible
         Accounts of $18,749 and $19,398, Respectively ...............         289,018          271,867
      Inventories ....................................................         330,488          298,555
      Other Current Assets ...........................................         130,163          127,543
                                                                           -----------      -----------
                                                                               778,420          732,096
                                                                           -----------      -----------
PROPERTY, PLANT AND EQUIPMENT, AT COST,
      NET OF ACCUMULATED DEPRECIATION ................................         809,800          629,276

GOODWILL, NET ........................................................         701,359          648,570
NET ASSETS OF DISCONTINUED OPERATIONS.................................         558,766          545,211
OTHER ASSETS .........................................................          88,334           83,459
                                                                           -----------      -----------
                                                                           $ 2,936,679      $ 2,638,612
                                                                           ===========      ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Short-Term Borrowings ..........................................     $   236,348      $   137,279
      Current Portion of Long-Term Debt ..............................          15,331           14,915
      Accounts Payable ...............................................          84,065           92,274
      Accrued Salaries and Benefits ..................................          40,283           40,127
      Current Tax Liabilities ........................................          17,093           21,839
      Other Accrued Liabilities ......................................          95,758          106,139
                                                                           -----------      -----------
                                                                               488,878          412,573
                                                                           -----------      -----------

LONG-TERM DEBT .......................................................         221,393          220,398
MINORITY INTERESTS ...................................................         194,042            2,888
DEFERRED INCOME TAXES AND OTHER ......................................         127,303          106,373
5% CONVERTIBLE SUBORDINATED PREFERRED
      EQUIVALENT DEBENTURES ..........................................         402,500          402,500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
      Common Stock, $1 Par Value, Authorized 250,000 Shares,
         Issued 108,484 and 103,513, Respectively ....................         108,484          103,513
      Capital in Excess of Par Value .................................       1,137,333        1,052,899
      Treasury Stock, at Cost ........................................        (269,257)        (193,328)
      Retained Earnings ..............................................         607,703          607,185
      Accumulated Other Comprehensive Loss ...........................         (81,700)         (76,389)
                                                                           -----------      -----------
                                                                             1,502,563        1,493,880
                                                                           -----------      -----------
                                                                           $ 2,936,679      $ 2,638,612
                                                                           ===========      ===========


              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
              RESTATED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS                   SIX MONTHS
                                                                           ENDED JUNE 30,                ENDED JUNE 30,
                                                                      ------------------------      ------------------------
                                                                         1999          1998           1999            1998
                                                                      ---------      ---------      ---------      ---------
REVENUES:
     Products ...................................................     $ 107,991      $ 142,459      $ 224,882      $ 313,202
     Services and Rentals .......................................       170,597        216,372        319,047        426,436
                                                                      ---------      ---------      ---------      ---------
                                                                        278,588        358,831        543,929        739,638

COSTS AND EXPENSES:
     Cost of Products ...........................................        70,720         98,469        151,842        215,495
     Cost of Services and Rentals ...............................       132,428        147,508        234,981        280,614
     Selling, General and Administrative Attributable
       to Segments ..............................................        58,797         53,673        119,715        111,304
     Corporate General and Administrative .......................         6,993          6,917         12,565         14,905
     Merger Costs and Other Charges .............................            --        103,197             --        103,197
     Equity in Earnings of Unconsolidated Affiliates ............          (436)          (785)          (890)        (1,565)
                                                                      ---------      ---------      ---------      ---------

OPERATING INCOME (LOSS) .........................................        10,086        (50,148)        25,716         15,688
                                                                      ---------      ---------      ---------      ---------

OTHER INCOME (EXPENSE):
     Interest Income ............................................           596            441          2,101          1,089
     Interest Expense ...........................................       (10,898)       (10,728)       (20,898)       (19,609)
     Other, Net .................................................         3,093         (1,232)         2,157         (2,528)
                                                                      ---------      ---------      ---------      ---------
INCOME (LOSS) BEFORE INCOME TAXES
      AND MINORITY INTEREST .....................................         2,877        (61,667)         9,076         (5,360)
(PROVISION) BENEFIT FOR INCOME TAXES ............................          (356)        23,043         (2,055)         2,393
                                                                      ---------      ---------      ---------      ---------
INCOME (LOSS) BEFORE MINORITY INTEREST ..........................         2,521        (38,624)         7,021         (2,967)
MINORITY INTEREST EXPENSE, NET OF TAX ...........................          (588)           (99)        (1,326)          (109)
                                                                      ---------      ---------      ---------      ---------
INCOME (LOSS) FROM CONTINUING
      OPERATIONS ................................................         1,933        (38,723)         5,695         (3,076)
INCOME (LOSS) FROM DISCONTINUED
      OPERATIONS, NET OF TAXES ..................................        (3,953)        23,832         (5,177)        49,328
                                                                      ---------      ---------      ---------      ---------
NET INCOME (LOSS) ...............................................     $  (2,020)     $ (14,891)     $     518      $  46,252
                                                                      =========      =========      =========      =========

BASIC EARNINGS (LOSS) PER SHARE:
       Income (Loss) from Continuing Operations .................     $    0.02      $   (0.40)     $    0.06      $   (0.03)
       Income (Loss) from Discontinued Operations ...............         (0.04)          0.25          (0.05)          0.51
                                                                      ---------      ---------      ---------      ---------
       Net Income Per Share......................................     $   (0.02)     $   (0.15)     $    0.01      $    0.48
                                                                      =========      =========      =========      =========
       Basic Weighted Average Shares Outstanding ................        97,586         96,771         97,451         96,766
                                                                      =========      =========      =========      =========
DILUTED EARNINGS (LOSS) PER SHARE:
       Income (Loss) from Continuing Operations .................     $    0.02      $   (0.40)     $    0.06      $   (0.03)
       Income (Loss) from Discontinued Operations ...............         (0.04)          0.25          (0.05)          0.51
                                                                      ---------      ---------      ---------      ---------
       Net Income Per Share......................................     $   (0.02)     $   (0.15)     $    0.01      $    0.48
                                                                      =========      =========      =========      =========
       Diluted Weighted Average Shares Outstanding ..............        99,430         96,771         98,718         96,766
                                                                      =========      =========      =========      =========






              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
            RESTATED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                      SIX MONTHS
                                                                                     ENDED JUNE 30,
                                                                                ------------------------
                                                                                  1999           1998
                                                                                ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Income ..........................................................     $     518      $  46,252
      Adjustments to Reconcile Net Income to Net Cash
        Provided by Operating Activities:
        Depreciation and Amortization .....................................        79,351         68,323
        Net (Income) Loss of Discontinued Operations ......................         5,177        (49,328)
        Non-Cash Portion of Merger Costs and Other Charges ................            --         48,039
        Minority Interest Expense, Net of Tax .............................         1,326            109
        Deferred Income Tax Provision .....................................           685         11,696
        Gain on Sales of Property, Plant and Equipment ....................        (5,364)       (10,244)
        Change in Operating Assets and Liabilities, Net of Effects
          of Businesses Acquired ..........................................       (67,813)       (87,113)
                                                                                ---------      ---------
          Net Cash Provided by Continuing Operations ......................        13,880         27,734
          Net Cash Used by Discontinued Operations ........................        (3,150)       (22,819)
                                                                                ---------      ---------
          Net Cash Provided by Operating Activities .......................        10,730          4,915
                                                                                ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of Short-Term Investment ...................................       (14,591)            --
      Acquisition of Businesses, Net of Cash Acquired .....................       (40,262)       (71,596)
      Capital Expenditures for Property, Plant and Equipment ..............       (77,065)       (79,493)
      Acquisitions and Capital Expenditures of
          Discontinued Operations .........................................       (13,865)       (25,408)
      Proceeds from Sales of Property, Plant and Equipment ................        13,727         31,400
      Proceeds from Sale and Leaseback of Equipment .......................        83,503             --
                                                                                ---------      ---------
        Net Cash Used by Investing Activities .............................       (48,553)      (145,097)
                                                                                ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings on Short-Term Debt, Net ..................................        99,069        176,274
      Repayments of Long-Term Debt, Net ...................................        (1,042)        (9,414)
      Distribution to Minority Interest Holder ............................       (65,350)            --
      Proceeds from Exercise of Stock Options .............................         1,329          3,681
      Acquisition of Treasury Stock .......................................        (1,971)       (39,536)
      Other, Net ..........................................................           408          1,233
                                                                                ---------      ---------
        Net Cash Provided by Financing Activities .........................        32,443        132,238
                                                                                ---------      ---------


NET DECREASE IN CASH AND CASH EQUIVALENTS .................................        (5,380)        (7,944)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ..........................        34,131         66,008
                                                                                ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ................................     $  28,751      $  58,064
                                                                                =========      =========

SUPPLEMENTAL CASH FLOW INFORMATION:
      Interest Paid .......................................................     $  22,839      $  21,735
      Income Taxes Paid, Net of Refunds ...................................         7,907         46,837







              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
         RESTATED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                      THREE MONTHS                 SIX MONTHS
                                                                     ENDED JUNE 30,               ENDED JUNE 30,
                                                                 ----------------------      ----------------------
                                                                   1999          1998          1999          1998
                                                                 --------      --------      --------      --------
Net Income (Loss) ..........................................     $ (2,020)     $(14,891)     $    518      $ 46,252
Other Comprehensive Income (Loss):
     Foreign Currency Translation Adjustment ...............        8,963       (11,181)       (5,311)      (14,322)
                                                                 --------      --------      --------      --------
Comprehensive Income (Loss) ................................     $  6,943      $(26,072)     $ (4,793)     $ 31,930
                                                                 ========      ========      ========      ========







              The accompanying notes are an integral part of these
             restated consolidated condensed financial statements.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
          NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.   GENERAL

     The unaudited restated consolidated condensed financial statements included herein have been prepared by Weatherford International, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. These restated financial statements reflect all adjustments which the Company considers necessary for the fair presentation of such financial statements for the interim periods presented. Although the Company believes that the disclosures in these restated financial statements are adequate to make the interim information presented not misleading, certain information relating to the Company's organization and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted. These restated financial statements should be read in conjunction with the restated audited consolidated financial statements and notes thereto included herein for the year ended December 31, 1998. The results of operations for the six month period ended June 30, 1999 are not necessarily indicative of the results expected for the full year.

     In October 1999, the Board of Directors of the Company approved a plan to distribute all of the outstanding shares of common stock of its wholly owned subsidiary, Grant Prideco, Inc. (the "Spinoff") to holders of the Company's common stock, $1.00 par value ("Common Stock"). In connection with the Spinoff, the Company will transfer its drilling products businesses to Grant Prideco, Inc. ("Grant Prideco"). As a result the Company has restated its financial statements reflecting the historical operations of Grant Prideco as discontinued operations (See Note 5).

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 1999 classifications.

2.   INVENTORIES

     Inventories by category are as follows:

                                                                 JUNE 30,         DECEMBER 31,
                                                                  1999                1998
                                                               ------------       -----------
                                                                       (in thousands)
     Raw materials, components and supplies............        $    135,615      $     86,304
     Work in process...................................              40,595            25,590
     Finished goods....................................             154,278           186,661
                                                               ------------       -----------
                                                               $    330,488       $   298,555
                                                               ============       ===========

     Work in process and finished goods inventories include the cost of material, labor and plant overhead.

3.   BUSINESS COMBINATIONS

     In February 1999, the Company completed a joint venture with GE Capital Corporation ("GE Capital") in which the Company's compression services operations were combined with GE Capital's Global Compression Services operations. The joint venture is known as Weatherford Global Compression Services. The Company owns 64% of the joint venture and GE Capital owns 36%. The Company has the right to acquire GE Capital's interest at anytime at a price equal to a third party market-determined value that is not less than book value. GE Capital also has the right to require the Company to purchase its interest at anytime after February 2001 at a market-determined third party

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
          NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

valuation as well as request a public offering of its interest after that date, if the Company has not purchased its interest by that time.

     On February 8, 1999, the Company completed the acquisition of Christiana Companies, Inc. ("Christiana") for approximately 4.4 million shares of Common Stock and $20.6 million cash. In the acquisition, the Company acquired through Christiana (1) 4.4 million shares of the Company's Common Stock, (2) cash, after distribution to the Christiana shareholders, equal to the amount of Christiana's outstanding tax and other liabilities and (3) a one-third interest in Total Logistic Control, a refrigerated warehouse, trucking and logistics company. The
4.4 million shares of Common Stock acquired are classified as Treasury Stock, at cost on the accompanying Consolidated Condensed Balance Sheet. Because the number of shares of Common Stock issued in the Christiana acquisition approximated the number of shares of Common Stock held by Christiana prior to the acquisition, the Christiana acquisition had no material effect on the outstanding number of shares of Common Stock or net equity of the Company.

     The Company has also effected various other acquisitions during the six months ended June 30, 1999 for total consideration of approximately $54.6 million, of which $42.2 million was paid in cash and $12.4 million was paid in the form of shares of Common Stock.

     The acquisitions discussed above, were accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in the accompanying restated consolidated condensed financial statements since the date of acquisition. Completed acquisitions are not material individually or in the aggregate with same year acquisitions. Therefore, pro forma information is not provided.

4.   1998 SPECIAL CHARGES

     In the second quarter of 1998, the Company incurred $113.0 million in merger and other charges relating to the merger between EVI, Inc. and Weatherford Enterra, Inc. and a reorganization and rationalization of the Company's businesses in light of the initial downturn in the industry. These charges had been fully realized as of December 31, 1998.

     The Company incurred a $47.0 million charge in the fourth quarter of 1998 related to the decline in our markets. As of December 31, 1998, $23.4 million of these charges had been utilized. The remaining $23.6 million of these charges were fully utilized in the first half of 1999 as follows:

     o The severance and related costs included in the fourth quarter charges were $7.6 million for approximately 940 employees to be terminated in the first half of 1999, in accordance with the announced plan. These employees had all been terminated by June 30, 1999.

     o The facility and plant closures of $12.8 million were accrued in the fourth quarter of 1998 for the consolidation and closure of approximately 100 service, manufacturing and administrative facilities in response to declining market conditions in the fourth quarter. These facilities had all been closed as of June 30, 1999.

     o The corporate related expenses of $3.1 million recorded in the fourth quarter were primarily for the consolidation of technology centers, the relocation of corporate offices and the related lease obligations to align the corporate cost structure in light of current conditions.

     o In the second quarter of 1999, $3.1 million, $6.6 million and $1.7 million were utilized by the Completion and Oilfield Services Division, the Artificial Lift Systems Division, and Corporate, respectively.

     o In the first half of 1999, $7.7 million of the 1998 fourth quarter charge was utilized by the Completion and Oilfield Services Division, $12.1 million by the Artificial Lift Systems Division and $3.7 million by Corporate.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
          NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

5.   DISCONTINUED OPERATIONS

     In October 1999, the Board of Directors of the Company approved a plan to spinoff Grant Prideco. The Spinoff is conditioned upon the receipt of a revenue ruling from the United States Internal Revenue Service (the "IRS") to the effect that receipt of shares of Grant Prideco common stock should be tax free for federal income tax purposes to our stockholders and that the Company should not recognize income, gain or loss as a result of the Spinoff.

     The results of operations for Grant Prideco are reflected in the accompanying Consolidated Condensed Statements of Income as "Discontinued Operations, Net of Taxes". Condensed results of Grant Prideco were as follows:


                                                         THREE MONTHS                                   SIX MONTHS
                                                         ENDED JUNE 30,                                ENDED JUNE 30,
                                                    1999                1998                      1999                 1998
                                             ------------------   ------------------       ----------------      ----------------
                                                                               (in thousands)

   Revenues................................     $     64,507         $     172,002           $     153,000         $     361,715
                                                ------------         -------------           -------------         -------------
   Income (loss) before interest
      allocation and income taxes..........           (3,464)               40,669                  (2,811)               84,146
   Interest allocation.....................           (1,813)               (1,813)                 (3,625)               (3,625)
   (Provision) benefit for income taxes....            1,324               (15,024)                  1,259               (31,193)
                                                ------------         -------------           -------------         -------------
   Net income (loss).......................     $     (3,953)        $      23,832           $      (5,177)              $49,328
                                                ============         =============           =============         =============

     In connection with the Spinoff, Grant Prideco will issue an unsecured subordinated note to the Company in the amount of $100.0 million. The $100.0 million obligation will bear interest at an annual rate equal to 10.0%. Interest payments will be due quarterly, and principal and all unpaid interest will be due no later than December 31, 2001. Under the terms of the note, Grant Prideco is required to repay this note with the proceeds of any debt or equity financing, excluding financing under a credit facility or any equity issued in connection with a business combination. The indebtedness of Grant Prideco to the Company will be subordinated to the working capital obligations of Grant Prideco to its banks. Grant Prideco currently intends to repay the obligations within 12 months from the completion of the Spinoff, pursuant to an anticipated public debt financing. Grant Prideco's ability to repay this indebtedness, however, will be dependent upon market conditions.

     The Company purchases drill pipe and other related products from Grant Prideco. These purchases have been eliminated in the accompanying restated consolidated condensed financial statements. The amounts purchased by the Company for the three and six months ended June 30, 1999 were $1.5 million and $7.5 million, respectively, and for the three and six months ended June 30, 1998 were $2.1 million and $4.5 million, respectively. Such purchases represent Grant Prideco's cost.

     The Company charged Grant Prideco a management fee of $0.2 million and $0.5 million for the three and six months ended June 30, 1999, respectively and $0.2 million and $0.5 million for the three and six months ended June 30, 1988, respectively. The fee is based on the time devoted to Grant Prideco for legal, accounting and tax, treasury and risk management services.

     Grant Prideco was charged $1.5 million and $2.9 million of costs related to the Company's information systems function in the three and six months ended June 30, 1999, respectively and $1.4 million and $2.8 million in the three and six months ended June 30, 1998, respectively. Information systems charges were based on direct support provided, equipment usage and number of system users.

     In connection with the Spinoff, Grant Prideco and the Company will enter into a tax allocation agreement (the "Tax Allocation Agreement"). Under the terms of the Tax Allocation Agreement, Grant Prideco, is responsible for all taxes and associated liabilities relating to the historical businesses of Grant Prideco. The Tax Allocation Agreement also provides that any tax liabilities associated with the Spinoff shall be assumed and paid by Grant Prideco subject to certain exceptions relating to changes in control of the Company. The Tax Allocation Agreement further provides that in the event there is a tax liability associated with the historical operations of Grant Prideco that is offset by a tax benefit of the Company, the Company will apply the tax benefit against such tax liability and will be reimbursed for the value of such tax benefit when and as the Company would have been able to otherwise utilize that tax benefit for its own businesses.

     The Company intends to enter into a transition services agreement with Grant Prideco for a period of one year from the Spinoff date. Under the agreement, the Company will provide certain services requested by Grant Prideco. The fee for these services will be based on a cost-plus 10% basis. The transition services to be provided under this agreement may include accounting, tax, finance services, employee benefit services, information services, management information systems and may include any other similar services.

     The Company intends to enter into a preferred customer agreement with Grant Prideco pursuant to which the Company will agree for at least a three year period to purchase at least 70% of its requirements of drill stem product from Grant Prideco. The price for those products will be at a price not greater than that which Grant Prideco sells to its best similarly situated customers. The Company will be entitled to apply against its purchases a drill stem credit granted to it in the amount of $15 million, subject to a limitation of the application of the credit to no more than 20% of any purchase.

6.   ALLOCATION OF INTEREST EXPENSE TO DISCONTINUED OPERATIONS

     The Company's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating levels, and to centrally manage various cash functions. Consequently, a portion of the Company's historical interest expense has been allocated to discontinued operations. The amount allocated reflects interest expense associated with the Grant Prideco Note (see
Note 5) calculated using the Company's average long-term debt interest rates for the applicable periods. The amount allocated using this methodology results in amounts consistent with the allocation of interest expense based on a ratio of the net assets of discontinued operations to the Company's consolidated net assets plus debt.

7.   SHORT-TERM DEBT

     The Company's unsecured credit agreement provides for borrowings of up to an aggregate of $250.0 million, consisting of a $200.0 million U.S. credit facility and a $50.0 million Canadian credit facility. Amounts outstanding under the facility accrue interest at the U.S. prime rate or a variable rate based on LIBOR. A commitment fee

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
          NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

ranging from 0.09% to 0.20% per annum, depending on the senior unsecured credit ratings assigned by Standard and Poor's and Moody's Investor Service to the Company, is payable quarterly on the unused portion of the facility. The facility contains customary affirmative and negative covenants, including a maximum debt to capitalization ratio, a minimum interest coverage ratio, a limitation on liens, and a limitation on asset dispositions. In addition, as of June 30, 1999 the Company had $130.0 million drawn on other uncommitted lines which are due on demand. The Company expects to amend this credit facility prior to the proposed Spinoff to reflect the elimination of Grant Prideco from the facility and to adjust the terms of the facility to reflect the Spinoff.

8.   SALE AND LEASEBACK OF EQUIPMENT

     The Company's Compression Services Division entered into a sale and leaseback arrangement in December 1998 where it was provided with the right to sell up to $200.0 million of compression units and lease the assets back over a five year period under an operating lease. As of December 31, 1998, the Company's Compression Services Division had sold compressors under this arrangement, having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million. The obligations under this arrangement were assumed by the joint venture with GE Capital. As of June 30, 1999, the joint venture had a receivable of $4.6 million under this arrangement.

     In the second quarter of 1999, the Compression Services Division sold additional compressors under this arrangement having an appraised value of approximately $68.5 million. Subsequent to the sale, the joint venture received approximately $68.5 million in cash, of which $65.4 million was distributed to GE Capital under terms of the joint venture agreement. The sale resulted in an additional pre-tax deferred gain of approximately $22.3 million, classified as Deferred Income Taxes and Other on the accompanying Restated Consolidated Condensed Balance Sheets, which may be deferred until the end of the lease.

     The following table provides future minimum lease payments (in thousands) under the aforementioned lease as of June 30, 1999:

      Remainder of 1999..........................   $       5,681
      2000 ......................................          11,361
      2001 ......................................          11,361
      2002 ......................................          11,361
      2003 ......................................          10,737
      2004 ......................................           1,516
                                                    -------------
                                                    $      52,017
                                                    =============

9.   CUMULATIVE FOREIGN CURRENCY TRANSLATION ADJUSTMENT

     The functional currency for certain of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are included as accumulated other comprehensive loss, a separate component of stockholders' equity. Currency transaction gains and losses are reflected in income for the period.

     The net decline in the cumulative foreign currency translation adjustment from December 31, 1998 to June 30, 1999 was $5.3 million. This decline primarily reflects the financial impact of the devaluation of Latin American currencies, partially offset by the strengthening Canadian dollar, as compared to the U.S. dollar.

10.  EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing income by the weighted average number of shares of common stock outstanding during the year adjusted for the dilutive effect of the incremental shares that would have been outstanding under the Company's stock option and restricted stock plans. The effect of stock options and restricted stock are not included in the diluted computation for periods in which a loss from continuing operations occurs because to do so would have been anti-dilutive. The effect of the Company's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures") on diluted earnings per share is anti-dilutive and thus is not included in the calculation.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
          NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


     The following reconciles basic and diluted weighted average shares outstanding:

                                                                             THREE MONTHS           SIX MONTHS
                                                                            ENDED JUNE 30,         ENDED JUNE 30,
                                                                           -----------------     -----------------
                                                                            1999      1998        1999       1998
                                                                           ------     ------     ------     ------
                                                                                       (in thousands)
     Basic weighted average shares outstanding .......................     97,586     96,771     97,451     96,766
     Dilutive effect of stock option and restricted stock plans ......      1,844         --      1,267         --
                                                                           ------     ------     ------     ------
     Diluted weighted average shares outstanding .....................     99,430     96,771     98,718     96,766
                                                                           ======     ======     ======     ======

11.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following summarizes investing activities relating to acquisitions integrated into the Company's continuing operations and the GE joint venture for the periods shown:

                                                                                           SIX MONTHS
                                                                                         ENDED JUNE 30,
                                                                                 ------------------------------
                                                                                     1999             1998
                                                                                 -------------    -------------
                                                                                         (in thousands)

      Fair value of assets, net of cash acquired...........................      $     275,340    $      61,290
      Goodwill.............................................................             59,348           76,864
      Total liabilities....................................................           (280,334)         (35,663)
      Common stock issued..................................................            (14,092)         (30,895)
                                                                                 -------------    -------------
      Cash consideration, net of cash acquired.............................      $      40,262    $      71,596
                                                                                 =============    =============

12.  SEGMENT INFORMATION

     Business Segments

     The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company operates in virtually every oil and gas exploration and production region in the world. The Company currently divides its business segments into three separate groups: completion and oilfield services, artificial lift systems, and compression services.

     The Company's completion and oilfield services segment provides downhole services, well installation services, well completion systems, equipment rental and underbalanced drilling products and services.

     The Company's artificial lift systems segment designs, manufactures, sells and services a complete line of artificial lift equipment, including progressing cavity pumps, reciprocating rod lift equipment, gas lift equipment and hydraulic lift equipment. The Company has a long-term alliance with Electrical Submersible Pumps, Inc. to supply a line of electrical submersible pumps and to distribute the line in selected markets.

     The Company's compression services segment manufactures, packages, rents and sells parts and services for gas compressor units over a broad horsepower range.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
          NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     Financial information by industry segment for each of the three and six months ended June 30, 1999 and 1998, is summarized below.

                                                                   THREE MONTHS                  SIX MONTHS
                                                                  ENDED JUNE 30,               ENDED JUNE 30,
                                                            ------------------------     --------------------------
                                                               1999          1998           1999            1998
                                                            -----------   ----------     -----------    -----------
                                                                                (IN THOUSANDS)
    Revenues from unaffiliated customers
         Completion and Oilfield Services...............    $   160,411   $  221,240     $   325,698    $   451,917
         Artificial Lift Systems........................         62,227       90,427         119,698        197,556
         Compression Services...........................         55,950       47,164          98,533         90,165
                                                            -----------   ----------     -----------    -----------
                                                            $   278,588   $  358,831     $   543,929    $   739,638
                                                            ===========   ==========     ===========    ===========

    EBITDA, before merger costs and other charges (a)
         Completion and Oilfield Services...............    $    35,544   $   78,201     $    78,857    $   158,086
         Artificial Lift Systems........................          7,506       14,264          11,497         31,150
         Compression Services...........................         13,822       10,638          26,406         21,403
         Corporate......................................         (6,484)      (6,254)        (11,693)       (13,578)
                                                            -----------   ----------     -----------    -----------
                                                            $    50,388   $   96,849     $   105,067    $   197,061
                                                            ===========   ==========     ===========    ===========

    Merger costs and other charges (b)
         Completion and Oilfield Services...............    $        --   $   26,805     $        --    $    26,805
         Artificial Lift Systems........................             --       18,570              --         18,570
         Corporate......................................             --       67,675              --         67,675
                                                            -----------   ----------     -----------    -----------
                                                            $        --   $  113,050     $        --    $   113,050
                                                            ===========   ==========     ===========    ===========

    Depreciation and amortization
         Completion and Oilfield Services...............    $    25,792   $   22,643     $    52,075    $    45,333
         Artificial Lift Systems........................          4,835        4,758           9,670          9,688
         Compression Services...........................          9,166        5,883          16,734         11,975
         Corporate......................................            509          663             872          1,327
                                                            -----------   ----------     -----------    -----------
                                                            $    40,302   $   33,947     $    79,351    $    68,323
                                                            ===========   ==========     ===========    ===========

    Operating income (loss)
         Completion and Oilfield Services...............    $     9,752   $   28,753     $    26,782    $    85,948
         Artificial Lift Systems........................          2,671       (9,064)          1,827          2,892
         Compression Services...........................          4,656        4,755           9,672          9,428
         Corporate......................................         (6,993)     (74,592)        (12,565)       (82,580)
                                                            -----------   ----------     -----------    -----------
                                                            $    10,086   $  (50,148)    $    25,716    $    15,688
                                                            ===========   ==========     ===========    ===========

     (a) The Company evaluates performance and allocates resources based on EBITDA, which is calculated as operating income adding back depreciation and amortization, excluding the impact of merger costs and other charges. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

     (b) Includes inventory write-downs of $9.9 million which have been classified as Cost of Products on the accompanying Restated Consolidated Condensed Statements of Income.

     As of June 30, 1999, total assets, excluding net assets from discontinued operations, were $1,021.8 million for Completion and Oilfield Services, $584.4 million for Artificial Lift Systems, $647.0 million for Compression Services, and $124.7 million for Corporate.

                WEATHERFORD INTERNATIONAL, INC. AND SUBSIDIARIES
          NOTES TO RESTATED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     As of December 31, 1998, total assets, excluding net assets from discontinued operations, were $1,022.1 million for Completion and Oilfield Services, $592.4 million for Artificial Lift Systems, $388.2 million for Compression Services, and $90.7 million for Corporate.

13.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999 the FASB issued SFAS No.
137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, amending the effective date of SFAS No. 133 to years beginning after June 15, 2000. We are currently evaluating the impact of SFAS No. 133 on our consolidated financial statements.

14.  SUBSEQUENT EVENTS

     SALE AND LEASEBACK OF EQUIPMENT

     The Company's Compression Services Division entered into a second sale and leaseback arrangement in July 1999 where it was provided with the right to sell up to $150.0 million of compression units during the next eighteen months and lease them back over a five year period under an operating lease.

     ACQUISITIONS

     In July 1999, the Company acquired a 50.01% interest in Voest-Alpine Stahlrohr Kindberg GmbH & Co KG ("VA") for approximately $30.0 million, of which approximately $7.5 million was paid in cash and the remainder is to be paid over a period of 7 years. VA will be integrated into Grant Prideco.

     On August 31, 1999, the Company completed its acquisition of Dailey International Inc. ("Dailey") pursuant to a pre-negotiated plan of reorganization in bankruptcy . Under the terms of the acquisition, Weatherford issued a total of approximately 4,267,640 shares of Common Stock to the Dailey noteholders and stockholders. Of the total number shares issued, the Company issued approximately 3,985,900 shares to the Dailey noteholders and approximately 281,740 shares to the Dailey common stockholders. In addition, the Company, which held approximately 24 percent of the outstanding Dailey notes, received approximately 1,226,285 shares of its Common Stock to be retained as treasury shares.

     Dailey is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide.

     In September 1999, the Company acquired Petroline WellSystems Limited ("Petroline") for a total consideration of approximately $165.0 million, consisting of $32.2 million in cash and 3.8 million shares of Common Stock. The Company also agreed to pay to the sellers additional funds in the event they resell their shares of Common Stock received by them in certain market transactions at a price less than $35.175 per share. This obligation continues until October 2000. Petroline, based in Aberdeen, Scotland, is a provider of premium completion products and services to the international oil and gas industry. It is the leading provider of flow control equipment in the North Sea and it was the first company to successfully introduce completion products using new expandable tube technology.

     On September 15, 1999, the Company acquired Williams Tool Co. ("Williams") for 1.8 million shares of Common Stock. Williams, based in Fort Smith, Arkansas offers a full range of rotating control heads horizontal, underbalanced and low hydrostatic head drilling operations. Its principal purpose is to control flow from the wellbore to reduce the risk of blowouts when oil, gas, geothermal and coal gas methane wells are being drilled with light fluids.

     COMPRESSION SERVICES CONTRACT

     The Company's Compression Services Division was awarded a seven year contract by YPF S.A. in Argentina. The division will provide total compression services to YPF, including ownership of the compression equipment, maintenance and daily service operations, with estimated revenues over the seven years of $95.0 million. This project became fully operational in the third quarter of 1999.

SECTION E  RESTATED UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following summary restated unaudited pro forma condensed consolidated financial data gives effect to the acquisition of Dailey International Inc. ("Dailey") by Weatherford International, Inc. ("Weatherford"). The financial data is based on the restated historical financial data of Weatherford and the historical financial data of Dailey. The Restated Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999, gives effect to Weatherford's acquisition of Dailey as if the transaction had occurred on January 1, 1998. The Restated Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition as if this transaction had occurred on June 30, 1999.

     The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transaction been consummated as of the aforementioned dates, or that may be achieved in the future. In particular, the pro forma financial statements do not give effect to any cost savings or additional synergies that may be realized by us as a result of the acquisition. We currently expect to realize around $20 million in annual cost savings and $8 million in additional annual margins from the acquisition. These benefits are not reflected in the pro forma adjustments and are subject to various uncertainties described below under "Forward Looking Statements". As a result, while we currently expect to realize these benefits from the acquisition, there can be no assurance that these benefits will be fully realized.

     All other acquisitions by Weatherford are not material individually or in the aggregate; therefore, pro forma information is not reflected. Because this pro forma information is a summary, it does not contain all information that may be important to you. You should also read the following:

     o Weatherford's Restated Management's Discussion and Analysis of Financial Condition and Results of Operations and its restated financial statements and related notes thereto for 1) the years ended 1998, 1997, and 1996, 2) the three months ended March 31, 1999 and 1998 and 3) the three and six months ended June 30, 1999 and 1998 contained in Sections A and D of this filing.

     o Weatherford's Current Reports on Form 8-K dated May 21, 1999, August 16, 1999 and August 31, 1999.

     o Dailey's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 1998.

     o    Dailey's Quarterly Report on Form 10-Q for the period ended March 31,
          1999.

     o    Dailey's Quarterly Report on Form 10-Q for the period ended June 30,
          1999.

                         WEATHERFORD INTERNATIONAL, INC.
       RESTATED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1999
                                 (IN THOUSANDS)



                                                        WEATHERFORD
                                                          RESTATED         DAILEY        PRO FORMA            WEATHERFORD
                                                         HISTORICAL      HISTORICAL     ADJUSTMENTS            PRO FORMA
                                                        -----------     -----------     -----------           -----------
ASSETS
Current assets:
  Cash and cash equivalents ........................    $    28,751     $    12,599     $   (11,042)(a)       $    30,308
  Accounts receivable, net .........................        289,018          27,718            --                 316,736
  Inventories , net ................................        330,488            --              --                 330,488
  Other current assets .............................        130,163           7,369         (37,652)(b)            99,880
                                                        -----------     -----------     -----------           -----------
          Total current assets .....................        778,420          47,686         (48,694)              777,412
                                                        -----------     -----------     -----------           -----------
Property, plant and equipment, net .................        809,800         144,719         (11,376)(c)           943,143
Goodwill, net ......................................        701,359          21,693          11,174 (d)           734,226
Net assets of discontinued operations ..............        558,766            --              --                 558,766
Other assets .......................................         88,334          23,481          (7,425)(e)           104,390
                                                        -----------     -----------     -----------           -----------
                                                        $ 2,936,679     $   237,579     $   (56,321)          $ 3,117,937
                                                        ===========     ===========     ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current
     portion of long-term debt .....................    $   251,679     $       443     $      --             $   252,122
  Accounts payable .................................         84,065          10,442            --                  94,507
  Other accrued liabilities ........................        153,134           4,081           7,893 (f)(g)        165,108
                                                        -----------     -----------     -----------           -----------
          Total current liabilities ................        488,878          14,966           7,893               511,737
                                                        -----------     -----------     -----------           -----------
Long-term debt .....................................        221,393         275,068        (275,000)(e)           221,461
Minority interests .................................        194,042            --              --                 194,042
Deferred income taxes and other ....................        127,303          14,265          (7,409)(f)           134,159
5% Convertible Subordinated
     Preferred Equivalent Debentures ...............        402,500            --              --                 402,500
Shareholders' equity:
  Common stock .....................................        108,484             106           5,388 (h)(i)        113,978
  Capital in excess of par .........................      1,137,333          53,117         126,558 (h)(i)      1,317,008
  Treasury stock, at cost ..........................       (269,257)         (4,061)        (29,633)(h)(i)       (302,951)
  Retained earnings  (deficit) .....................        607,703        (114,000)        114,000 (i)           607,703
  Accumulated other comprehensive
     loss ..........................................        (81,700)         (1,882)          1,882 (i)           (81,700)
                                                        -----------     -----------     -----------           -----------
          Total stockholders' equity ...............      1,502,563         (66,720)        218,195             1,654,038
                                                        -----------     -----------     -----------           -----------
                                                        $ 2,936,679     $   237,579     $   (56,321)          $ 3,117,937
                                                        ===========     ===========     ===========           ===========

                         WEATHERFORD INTERNATIONAL, INC.
  RESTATED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                       WEATHERFORD
                                                         RESTATED         DAILEY         PRO FORMA            WEATHERFORD
                                                        HISTORICAL       HISTORICAL     ADJUSTMENTS            PRO FORMA
                                                       ------------     ------------    -----------           -----------
Revenues..............................................  $ 1,363,849     $   132,317     $    (1,046)(j)       $ 1,495,120
                                                        -----------     -----------     -----------           -----------
Costs and expenses:
     Cost of sales....................................      946,751         108,896          (2,432)(j)(k)      1,053,215
     Selling, general and administrative..............      245,959          39,058             558 (l)           285,575
     Merger costs and other charges...................      137,647          56,450            --                 194,097
     Equity in earnings of unconsolidated affiliates..       (2,679)           --              --                  (2,679)
                                                        -----------     -----------     -----------           -----------
                                                          1,327,678         204,404          (1,874)            1,530,208
                                                        -----------     -----------     -----------           -----------
Operating income (loss)...............................       36,171         (72,087)            828               (35,088)
                                                        -----------     -----------     -----------           -----------
Other income (expense):
     Interest expense.................................      (42,489)        (24,429)         23,750 (m)           (43,168)
     Interest income..................................        3,093           3,425            (521)(n)             5,997
     Other, net.......................................       (2,955)            (42)           --                  (2,997)
                                                        -----------     -----------     -----------           -----------
                                                            (42,351)        (21,046)         23,229               (40,168)
                                                        -----------     -----------     -----------           -----------
Income (loss) before income taxes.....................       (6,180)        (93,133)         24,057               (75,256)
Provision (benefit) for income taxes..................       (5,297)          2,115           8,420 (o)             5,238
                                                        -----------     -----------     -----------           -----------
Income (loss) from continuing operations..............  $      (883)    $   (95,248)    $    15,637           $   (80,494)
                                                        ===========     ===========     ===========           ===========
Loss from continuing operations per share:
     Basic............................................  $     (0.01)                                          $     (0.79)
                                                        ===========                                           ===========
     Diluted..........................................  $     (0.01)                                          $     (0.79)
                                                        ===========                                           ===========
Weighted average shares outstanding:
     Basic............................................       97,065                                               101,664 (p)
                                                        ===========                                           ===========
     Diluted..........................................       97,065                                               101,664
                                                        ===========                                           ===========

                         WEATHERFORD INTERNATIONAL, INC.
  RESTATED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       WEATHERFORD
                                                        RESTATED       DAILEY       PRO FORMA         WEATHERFORD
                                                       HISTORICAL    HISTORICAL    ADJUSTMENTS         PRO FORMA
                                                       ---------     ----------   ------------         ---------

Revenues.............................................  $ 543,929     $  51,380     $    (704)(j)       $ 594,605
                                                       ---------     ---------     ---------           ---------

Costs and expenses:
    Cost of sales....................................    386,823        47,189        (1,314)(j)(k)      432,698
    Selling, general and administrative..............    132,280        16,726           279 (l)         149,285
    Reorganization costs.............................       --           2,891          --                 2,891
    Equity in earnings of unconsolidated affiliates..       (890)         (634)         --                (1,524)
                                                       ---------     ---------     ---------           ---------
                                                         518,213        66,172        (1,035)            583,350
                                                       ---------     ---------     ---------           ---------
Operating income.....................................     25,716       (14,792)          331              11,255
                                                       ---------     ---------     ---------           ---------
Other income (expense):
    Interest expense.................................    (20,898)      (11,388)       11,105 (m)         (21,181)
    Interest income..................................      2,101           902        (1,122)(n)           1,881
    Other, net.......................................      2,157          (195)         --                 1,962
                                                       ---------     ---------     ---------           ---------
                                                         (16,640)      (10,681)        9,983             (17,338)
                                                       ---------     ---------     ---------           ---------

Income (loss) before income taxes....................      9,076       (25,473)       10,314              (6,083)
Provision for income taxes...........................      2,055           873         3,610 (o)           6,538
                                                       ---------     ---------     ---------           ---------
Income (loss) before minority interests..............      7,021       (26,346)        6,704             (12,621)
Minority interest expense, net of taxes..............      1,326          --            --                 1,326
                                                       ---------     ---------     ---------           ---------
Income (loss) from continuing operations.............  $   5,695     $ (26,346)    $   6,704           $ (13,947)
                                                       =========     =========     =========           =========


Income (loss) from continuing operations per share:
    Basic............................................  $    0.06                                       $  (0.14)
                                                       =========                                      =========
    Diluted..........................................  $    0.06                                       $  (0.14)
                                                       =========                                      =========

Weighted average shares outstanding:
    Basic............................................     97,451                                         101,802 (p)
                                                       =========                                       =========
    Diluted..........................................     98,718                                         101,802
                                                       =========                                       =========


         NOTES TO RESTATED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GENERAL

     The following notes set forth the assumptions used in preparing the restated unaudited pro forma financial statements. The pro forma adjustments are based on estimates made by Weatherford's management using information currently available.

PRO FORMA ADJUSTMENTS

     The adjustments to the accompanying Restated Unaudited Pro Forma Condensed Consolidated Balance Sheet are described below:

     (a) To record the cash payment of $11.0 million for transaction and severance costs.

     (b) To reverse Weatherford's $33.7 million net investment (face value $64.7 million) in Dailey's 9 1/2% Senior Notes due 2008 (the "Senior Notes") and to write-off approximately $4.0 million of Dailey's prepaid transaction costs.

     (c) To reflect the initial estimate of the write-down of Dailey's property, plant, and equipment to fair market value.

     (d) To record the excess purchase price over the fair value of the net assets acquired.

     (e) To reflect the retirement of the Senior Notes and the write-off of related debt issuance costs.

     (f) To reverse $7.4 million in accrued interest and the $2.6 million income tax receivable related to the Senior Notes.

     (g) To accrue $5.3 million for litigation and other contingencies relating to Dailey.

     (h) To reflect the issuance of approximately 5.5 million shares of Weatherford common stock, $1.00 par value ("Common Stock") to the Dailey noteholders and stockholders. Of the total number of shares issued, approximately 4.0 million were issued to the Dailey noteholders, excluding Weatherford, and approximately 0.3 million were issued to the Dailey stockholders. As of June 30, 1999 Weatherford held approximately 24% of the Senior Notes. In the reorganization, Weatherford contributed the Senior Notes held by Weatherford to Dailey and received approximately 1.2 million shares of its own Common Stock, which are reflected as treasury stock at cost. Because Weatherford held Senior Notes which were acquired prior to the bankruptcy at a discount, the total purchase price for Dailey, excluding assumed liabilities of Dailey that were not impaired in the bankruptcy, was approximately $185.0 million.

     (i) To eliminate Dailey's equity, which consists of $0.1 million common stock, $53.1 million capital in excess of par, $4.1 million of treasury stock, $114.0 million of retained deficit, and $1.9 million of accumulated other comprehensive loss.

     The adjustments to the accompanying Restated Unaudited Pro Forma Condensed Consolidated Statements of Operations are described below:

     (j) To eliminate revenues of $1.0 million and $0.7 million and related costs of $0.2 million and $0.2 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, associated with transactions between Dailey and Weatherford.

     (k) To reverse depreciation expense of $2.2 million and $1.1 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, to reflect the write-down of property, plant, and equipment to fair market value. Such property, plant and equipment is being depreciated over five years.

     (l) To record amortization of $0.6 million and $0.3 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, for goodwill related to acquisition of Dailey. Such goodwill is being amortized over 20 years.

     (m) To eliminate interest expense to reflect the retirement of the Senior Notes.

     (n) To eliminate Weatherford's interest income related to its investment in the Senior Notes.

     (o) To record the income tax provision related to the effect of the pro forma adjustments at the statutory rate.

     (p) Weatherford's historical shares outstanding and basic weighted average pro forma shares outstanding as of December 31, 1998, were 97,328,462 and 101,663,578 respectively. Weatherford's historical shares outstanding and basic weighted average pro forma shares outstanding as of June 30, 1999, were 97,796,122 and 101,801,882, respectively.

         The financial statements of Dailey referred to in the above pro formas have been previously filed by us as follows:

         o Consolidated financial statements of Dailey as of December 31, 1998 and 1997 and for the year December 31, 1998, the eight month period ended December 31, 1997 and for each of the two years in the period ended April 30, 1997 were filed as Exhibit 99.2 to our Current Report on Form 8-K dated May 21, 1999.

         o Consolidated financial statements of Dailey for the quarterly period ended March 31, 1999 were filed as Exhibit 99.3 to our Current Report on Form 8-K dated May 21, 1999.

         o Consolidated financial statements of Dailey for the quarterly period ended June 30, 1999 were filed as Exhibit 99.1 to our Current Report on Form 8-K dated August 16, 1999.

FORWARD-LOOKING STATEMENTS

     This Section E contains forward-looking statements relating to our acquisition of Dailey. We believe these statements constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this report. In addition to the general market risks described in Section A, Part 6 and Part 7 included above, which we encourage you to read, there exist risks and uncertainties relating to the Dailey acquisition, including, but not limited to, the following:

     o COST SAVINGS. We currently expect that our acquisition of Dailey will allow us to realize around $20 million in annual cost savings through the elimination and reduction of overlapping costs. Our ability to achieve these savings will be dependent on our ability to integrate the operations of the acquired business, including personnel, systems and facilities.

     o SYNERGIES. We currently expect to realize around $8 million annually in additional margins from the manufacture of our own drilling and fishing jars. These savings will be dependent on the ultimate amount of jar business conducted by us, which in turn will be dependent on market conditions. Our ability to realize these benefits will also be dependent on the timing of the conversion of our current jar lines to the Dailey jar line.

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)  Financial Statements of Business Acquired.

              Not applicable.

         (b)  Pro Forma Financial Information.

              The pro forma financial information required by Article II of Regulation S-X for our Dailey acquisition is incorporated herein from "Section E - Restated Unaudited Pro Forma Financial Statements" included under Item 5 above.

         (c)  Exhibits

       12.1   Ratio of Earnings to Fixed Charges.

       23.1 Consent of Arthur Andersen LLP with respect to the restated financial statements of Weatherford International, Inc.

       27.1   Financial Data Schedule.

       27.2   Financial Data Schedule.

       27.3   Financial Data Schedule.

       99.1 Press release dated October 25, 1999, announcing Weatherford's results for the quarter ended September 30, 1999.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               WEATHERFORD INTERNATIONAL, INC.


Dated: October 25, 1999                        By:  /s/ Bruce F. Longaker, Jr.
                                                  ------------------------------
                                                        Bruce F. Longaker, Jr.
                                                        Senior Vice President
                                                     and Chief Financial Officer

\                                INDEX TO EXHIBITS


Number        Exhibit
------        -------
 12.1         Ratio of Earnings to Fixed Charges.

 23.1 Consent of Arthur Andersen LLP with respect to the restated financial statements of Weatherford International, Inc.

 27.1         Financial Data Schedule.

 27.2         Financial Data Schedule.

 27.3         Financial Data Schedule.

 99.1 Press release dated October 25, 1999, announcing Weatherford's results for the quarter ended September 30, 1999.